As filed with the Securities and Exchange Commission on July 15, 2021
Registration No. 333-250045

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Lordstown Motors Corp.
(Exact Name of Registrant as Specified in its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	6770 (Primary Standard Industrial Classification Code No.)	83-2533239 (I.R.S. Employer Identification No.)
2300 Hallock Young Road
Lordstown, Ohio 44481
(234) 285-4001
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Thomas V. Canepa
Lordstown Motors Corp.
2300 Hallock Young Road
Lordstown, Ohio 44481
(234) 285-4001
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Janet A. Spreen, Esq.
John J. Harrington, Esq.
Baker & Hostetler LLP
127 Public Square, Suite 2000
Cleveland, Ohio 44114
Tel: (216) 621-0200
Fax: (216) 696-0740

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Lordstown Motors Corp., a Delaware corporation, filed a Registration Statement on Form S-1 on November 12, 2020, which was declared effective on December 4, 2020, and which was amended by Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, filed on June 10, 2021 (as amended and supplemented, the “registration statement”). This Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (the “Post-Effective Amendment”) is being filed in order to update disclosures in the registration statement reflecting the filing by Lordstown Motors Corp. of a Current Report on Form 8-K prior to the filing of this Post-Effective Amendment on each of June 14, 2021, June 17, 2021 and June 24, 2021 and to make certain other updates.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-250045
Subject to Completion, Dated July 15, 2021
PRELIMINARY PROSPECTUS
Lordstown Motors Corp.
Up to 121,521,293 Shares of Class A Common Stock
Up to 2,306,418 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 2,306,418 Warrants

This prospectus relates to the issuance by us of up to an aggregate of up to 2,306,418 shares of our Class A common stock, $0.0001 par value per share (“Class A common stock”), that are issuable upon the exercise of 2,306,418 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of DiamondPeak Holdings Corp. (“DiamondPeak”). We will receive the proceeds from any exercise of any Private Placement Warrants for cash.
This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (i) up to 121,521,293 shares of Class A common stock (including up to 1,220,230 shares of Class A common stock that have been issued and up to 2,306,418 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants and up to 1,649,489 shares of Class A common stock that may be issued upon exercise of BGL Warrants (as defined below)) and (ii) up to 2,306,418 Private Placement Warrants. We will not receive any proceeds from the sale of any shares of Class A common stock or Private Placement Warrants by the Selling Securityholders pursuant to this prospectus.
We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the securities. The Selling Securityholders may sell the shares of Class A common stock and Private Placement Warrants covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the securities in the section entitled “Plan of Distribution.”
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “RIDE”. On July 14, 2021, the closing price of our Class A common stock was $8.08 per share.
We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

See the section entitled “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is            , 2021.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants. We will receive proceeds from any exercise of the Private Placement Warrants or the BGL Warrants (as defined below) for cash.
You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”
On October 23, 2020 (the “Closing Date”), DiamondPeak Holdings Corp., our predecessor company (“DiamondPeak”), consummated the previously announced merger pursuant to the Agreement and Plan of Merger, dated as of August 1, 2020 (the “Business Combination Agreement”), by and among DiamondPeak, DPL Merger Sub Corp. (“Merger Sub”) and Lordstown Motors Corp. (“Legacy Lordstown” and now known as Lordstown EV Corporation), pursuant to which Merger Sub merged with and into Legacy Lordstown, with Legacy Lordstown surviving the merger as a wholly-owned subsidiary of DiamondPeak (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), DiamondPeak changed its name to Lordstown Motors Corp.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “Lordstown,” “we,” “us,” “our” and similar terms refer to Lordstown Motors Corp. (f/k/a DiamondPeak Holdings Corp.) and its consolidated subsidiaries (including Legacy Lordstown). References to “DiamondPeak” refer to our predecessor company prior to the consummation of the Business Combination.
This prospectus contains our registered and unregistered trademarks and service marks, as well as trademarks and service marks of third parties. Solely for convenience, these trademarks and service marks are referenced without the ®, ™ or similar symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks. All brand names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, capital structure, dividends, indebtedness, business strategy and plans and objectives of management for future operations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “target,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Factors that may cause such differences include, but are not limited to:
•
our ability to continue as a going concern, which requires us to manage costs and obtain additional funding to ramp up the production phase of our operations, including to begin commercial scale production, launch the sale of our vehicles and invest in research and development of additional products;

•
our future capital requirements and sources and uses of cash;

•
our ability to execute our business model, including market acceptance of our planned products;

•
risks related to our limited operating history, the rollout of our business and the timing of expected business milestones, including our ability to complete the engineering of the Endurance, our all electric full-size pick-up truck, and retooling of our facility, to establish appropriate supplier relationships, to successfully complete testing and to start production of the Endurance, in accordance with our projected timeline and budget;

•
our ability to obtain binding purchase orders and build customer relationships, including uncertainties as to whether and to what degree we are able to convert previously-reported nonbinding pre-orders and other indications of interest in our vehicle into binding orders and ultimately sales;

•
our ability to deliver on the expectations of customers with respect to the quality, reliability, safety and efficiency of the Endurance and to provide the levels of service and support that they will require;

•
our ability to source suppliers for our critical components and the terms of such arrangements, and our ability to complete building out our supply chain;

•
the availability and cost of raw materials and components;

•
our ability to attract and retain key personnel;

•
our business, expansion plans and opportunities;

•
the effects on our future business of competition;

•
the pace and depth of electric vehicle adoption generally;

•
our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•
changes in laws, regulatory requirements, governmental incentives and fuel and energy prices;

•
the impact of health epidemics, including the COVID-19 pandemic, on our business, the other risks we face and the actions we may take in response thereto;

•
litigation, regulatory proceedings, investigations, complaints, product liability claims and/or adverse publicity;

•
the possibility that we may be adversely affected by other economic, business and/or competitive factors;

•
failure to timely implement and maintain adequate financial, information technology and management processes and controls and procedures; and

•
other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors,” and that may be set forth in any subsequent filing, including under any similar caption.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us, as well as assumptions made by and information currently available to our management, and speak only as of the date of this prospectus. There can be no assurance that future developments affecting us will be those that we have anticipated. Except as required under the federal securities laws and rules and regulations of the SEC, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, or to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

SUMMARY
This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and in our financial statements, together with any accompanying prospectus supplement.
Lordstown Motors Corp.
Our mission is to be a catalyst in the world’s transition to sustainable energy. We design, develop, and intend to manufacture the Endurance, the first electric full-size pickup truck targeted for sale to fleet customers. In addition, we intend to leverage our technologies by investing in the development of additional all-electric vehicles geared for the commercial market. Located in Lordstown, Ohio, our factory (the “Lordstown Complex”) spans 6.2 million square feet and is in a near-production-ready state. We also intend to build company-owned service centers where we offer maintenance, repair, parts, and other services related to our products.
Since inception, we have been developing our flagship vehicle, the Endurance™, an electric full-size pickup truck. We introduced the Endurance™ in June 2020 and are building beta vehicles during the first half of 2021. We are targeting commencement of limited production of the Endurance in late September 2021.
Background
Our company was originally known as DiamondPeak Holdings Corp. On October 23, 2020, DiamondPeak consummated the Business Combination with Legacy Lordstown pursuant to the Business Combination Agreement, dated as of August 1, 2020, among DiamondPeak, Merger Sub and Legacy Lordstown. In connection with the Closing of the Business Combination, DiamondPeak changed its name to Lordstown Motors Corp. The Business Combination has been accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, DiamondPeak was treated as the “acquired” company for financial reporting purposes. Operations prior to the Business Combination are those of Legacy Lordstown and the historical financial statements of Legacy Lordstown became the historical financial statements of the combined company, upon the consummation of the Business Combination.
Pursuant to the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.0001 per share, of Legacy Lordstown (“Legacy Lordstown common stock”) issued and outstanding at the Effective Time converted into 55.8817 shares of our Class A common stock (the “Exchange Ratio”). The per share stock consideration that a stockholder of Legacy Lordstown received pursuant to the Business Combination Agreement is referred to as the “Merger Consideration.”
Also at the Effective Time, (i) each outstanding share of Class B common stock, $0.0001 par value, of DiamondPeak (the “Class B common stock” or “founder shares”) converted into one share of Class A common stock, resulting in an issuance of 7,000,000 shares of Class A common stock in the aggregate and (ii) each convertible promissory note issued by Legacy Lordstown evidencing indebtedness of an aggregate of $40.0 million plus accrued interest (the “Convertible Promissory Notes”) automatically converted, in accordance with the terms thereof, into shares of Class A common stock at a price of $10.00 per share, resulting in an issuance of 4,031,830 shares of Class A common stock in the aggregate.
Each stock option to purchase Legacy Lordstown common stock (each, a “Legacy Lordstown Option”) that was outstanding immediately prior to the Effective Time, whether vested or unvested, automatically converted into an option (each, an “Exchanged Option”) to purchase a number of shares of Class A common stock equal to the product of (x) the number of shares of Legacy Lordstown common stock subject to such Legacy Lordstown Option and (y) the Exchange Ratio, at an exercise price per share equal to (A) the exercise price per share of Legacy Lordstown common stock of such Legacy Lordstown Option immediately prior to the Effective Time divided by (B) the Exchange Ratio. Following the Effective Time, each Exchanged Option continues to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding Legacy Lordstown Option immediately prior to the Effective Time.
In connection with the entry into the Business Combination Agreement, we entered into separate Subscription Agreements, each dated as of August 1, 2020 (the “Subscription Agreements”), with certain qualified institutional buyers and accredited investors (the “PIPE Investors”), including GM EV Holdings LLC (together with General Motors LLC and their respective affiliates, as applicable, “GM”). Pursuant to the Subscription Agreements, among other things, we sold an aggregate of 50,000,000 shares of Class A common stock to the PIPE Investors in a private placement for a purchase price of $10.00 per share, and aggregate consideration of $500 million (the “PIPE Investment” and, together with the Business Combination, the “Transactions”). The proceeds from the PIPE Investment provided us with additional capital.See ‘‘Certain Relationships and Related Party Transactions — PIPE Investment’’ for further discussion.
Concurrently with the Closing, we issued to Brown Gibbons Lang & Company (“BGL”) the warrants entitling BGL to purchase, in the aggregate, 1,649,489 shares of Class A common stock (the “BGL Warrants”).
On January 27, 2021, we redeemed all of the public warrants (the “Public Warrants”) originally issued in the Initial Public Offering that remained outstanding. The BGL Warrants and the private placement warrants issued to DiamondPeak’s sponsor, DiamondPeak Sponsor LLC (the “Sponsor”), and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (collectively, the “anchor investor”) (including any such warrants transferred to the Sponsor’s or anchor investor’s affiliates, the “Private Placement Warrants”) were not subject to redemption and as of March 31, 2021, 2,306,418 Private Placement Warrants and 1,649,489 BGL Warrants were outstanding. Prior to the redemption, the term “Warrants” collectively refers to the Public Warrants, the Private Placement Warrants and the BGL Warrants and, after the redemption, collectively refers to the Private Placement Warrants and the BGL Warrants.
The rights of holders of our Class A common stock and Warrants are governed by our second amended and restated certificate of incorporation (the “Charter”), our amended and restated bylaws (the “Bylaws”), the Delaware General Corporation Law (the “DGCL”) and a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and us (the “Warrant Agreement”). See the section entitled “Description of Securities.”
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “RIDE”.
Corporate Information
The mailing address of our principal executive office is 2300 Hallock Young Road, Lordstown, Ohio 44481. Our telephone number is (234) 285-4001. Our website address is www.lordstownmotors.com. Our Class A common stock is listed on the NASDAQ Global Stock Market under the symbol “RIDE”. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus.
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) exemptions from or delays in being required to comply with new or revised financial accounting standards and being able to take advantage of the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. See “Risk Factors — The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.” We will remain an emerging growth company until the end of the 2021 fiscal year.

THE OFFERING
Issuer
Lordstown Motors Corp. (f/k/a DiamondPeak Holdings Corp.).
Issuance of Class A Common Stock
Shares of Class A Common Stock Offered by Us
2,306,418 shares of Class A common stock, issuable upon the exercise of Private Placement Warrants.
Shares of Class A Common Stock Outstanding Prior to Exercise of All Warrants
176,579,376 shares (as of March 31, 2021).
Shares of Class A Common Stock Outstanding Assuming Exercise of All Warrants
180,535,283 shares (based on total shares outstanding as of March 31, 2021).
Exercise Price of Warrants
$11.50 per share for the Private Placement Warrants and $10.00 per share for the BGL Warrants, each subject to adjustment as described herein. See “Description of Securities — Warrants” for further discussion.
Use of Proceeds
We will receive up to an aggregate of approximately $43.0 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds” for further discussion.
Resale of Class A Common Stock and Private Placement Warrants
Shares of Class A Common Stock Offered by the Selling Securityholders
121,521,293 shares of Class A common stock (including up to 3,955,907 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants and BGL Warrants).
Warrants Offered by the Selling Securityholders
2,306,418 Private Placement Warrants.
Redemption
The Private Placement Warrants are redeemable in certain circumstances. See “Description of Securities — Warrants” for further discussion.
Use of Proceeds
We will not receive any proceeds from the sale of shares of Class A common stock or Private Placement Warrants by the Selling Securityholders.
Lock-Up Restrictions
Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Certain Relationships and Related Party Transactions” for further discussion.

Market for Class A Common Stock and Warrants
Our Class A common stock is currently traded on the Nasdaq Global Select Market under the symbol “RIDE”. We currently do not intend to list the Private Placement Warrants offered hereby or the BGL Warrants on any stock exchange or stock market.
Risk Factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS
Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein or in any accompanying prospectus supplement. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become known or material and adversely affect our business.
Summary Risk Factor
Investing in our Class A common stock involves a high degree of risk because our business is subject to numerous risks and uncertainties, as fully described below. The principal factors and uncertainties that make investing in our Class A common stock risky include, among others:
•
our ability to continue as a going concern, which requires us to manage costs and obtain additional funding to ramp up the production phase of our operations, including to begin commercial scale production, launch the sale of our vehicles y and invest in research and development of additional products;

•
our future capital requirements and sources and uses of cash;

•
our ability to execute our business model, including market acceptance of our planned products;

•
risks related to our limited operating history, the rollout of our business and the timing of expected business milestones, including our ability to complete the engineering of the Endurance our all electric full-size pick-up truck and retooling of our facility, to establish appropriate supplier relationships, to successfully complete testing and to start production of the Endurance, in accordance with our projected timeline and budget;

•
our ability to obtain binding purchase orders and build customer relationships, including uncertainties as to whether and to what degree we are able to convert previously-reported nonbinding pre-orders and other indications of interest in our vehicle into binding orders and ultimately sales;

•
our ability to deliver on the expectations of customers with respect to the quality, reliability, safety and efficiency of the Endurance and to provide the levels of service and support that they will require;

•
our ability to source suppliers for our critical components and the terms of such arrangements, and our ability to complete building out our supply chain;

•
the availability and cost of raw materials and components;

•
our ability to attract and retain key personnel;

•
our business, expansion plans and opportunities;

•
the effects on our future business of competition;

•
the pace and depth of electric vehicle adoption generally;

•
our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•
changes in laws, regulatory requirements, governmental incentives and fuel and energy prices;

•
the impact of health epidemics, including the COVID-19 pandemic, on our business, the other risks we face and the actions we may take in response thereto;

•
litigation, regulatory proceedings, investigations, complaints, product liability claims and/or adverse publicity;

•
failure to timely implement and maintain adequate financial, information technology and management processes and controls and procedures; and

•
the possibility that we may be adversely affected by other economic, business and/or competitive factors.

Risks Related to Our Business Operations and Industry
We require additional capital to implement our business plan, and it may not be available on acceptable terms, if at all, creating substantial doubt as to our ability to continue as a going concern.
The design, manufacture and sale of vehicles is a capital-intensive business. Our business plan to design, produce, sell and service the Endurance and any additional vehicles requires additional capital to complete research and development and build out of infrastructure and commence full commercial production. Our current budget only provides for limited commencement of production in 2021. Additional funding is needed for production in 2022 and beyond and to continue our ramp up to full commercial production. The amounts required may be significant.
The report of our independent registered public accountants on our audited financial statements as of and for the year ended December 31, 2020 contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to complete the development of our electric vehicles, obtain regulatory approval, begin commercial scale production and launch the sale of such vehicles. The Company believes that our current level of cash and cash equivalents are not sufficient to fund commercial scale production and the launch of sale of such vehicles. These conditions raise substantial doubt regarding our ability to continue as a going concern for a period of at least one year from the date of issuance of the consolidated financial statements included in this prospectus. If we are not able to continue as a going concern, or if there is continued doubt about our ability to do so, the value of your investment would be materially and adversely affected.
To alleviate these conditions, management is delaying certain expenditures in order to fund operations at reduced levels and currently evaluating various funding alternatives and may seek to raise additional funds through the issuance of equity, mezzanine or debt securities, through arrangements with strategic partners or through obtaining credit from government or financial institutions. As we seek additional sources of financing, there can be no assurance that such financing would be available to us on favorable terms or at all. Our ability to obtain additional financing in the debt and equity capital markets is subject to several factors, including market and economic conditions, our performance and investor sentiment with respect to us and our industry.
These factors may make the timing, amount, terms or conditions of additional financings unattractive to us. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing stockholders may experience dilution, which may be substantial. If we are unable to raise additional capital in the near term, our operations and production plans will be scaled back or curtailed and, if any funds raised are insufficient to provide a bridge to full commercial production and generation of sufficient funds from operations, our successful operation and growth would be impeded.
We have accepted an invitation from the U.S. Department of Energy and have started the due diligence process toward securing an ATVM loan. Established in 2007, ATVM supports the development of fuel-efficient, advanced technology vehicles in the United States. The program provides loans to automotive or component manufacturers for establishing manufacturing facilities in the United States that produce fuel-efficient vehicles. There can be no assurance that this loan will be available to us and, if made available, what the amount, terms, collateral requirements and timing for any funding would be.
Even if we secure necessary financing in the short term, we expect our future growth to continue to be capital-intensive and the timing for and ability to generate sufficient funds from operations is uncertain. We also intend to leverage our technologies to develop additional all-electric vehicles geared for the commercial market, which will require additional capital investment with returns and timelines that will be difficult to predict. Unlike established OEMs that have greater financial resources than we do, there can be no assurance that we will have access to the capital we need on favorable terms when required or at all. If we cannot raise additional funds when we need them, our financial condition and business could be materially adversely affected.
Our limited operating history makes it difficult for us to evaluate our future business prospects.
We are a company with a limited operating history, and have generated no revenue to date. As we attempt to transition from research and development activities to commercial production and sales, it has been and will continue to be difficult, if not impossible, to forecast our future results, and we have limited insight into trends that may emerge and affect our business. The estimated costs and timelines that we have developed and continue to revise to reach full scale commercial production are subject to inherent risks and uncertainties involved in the transition from a start-up company focused on research and development activities to the large-scale manufacture and sale of vehicles. We have already incurred increased costs and there can be no assurance that our further estimates related to the costs and timing necessary to complete the design and engineering of the Endurance and to retool the Lordstown Complex will prove accurate. These are complex processes that may be subject to delays, cost overruns and other unforeseen issues. In addition, we have engaged in limited marketing activities to date, so even if we are able to bring the Endurance to market on time and on budget, there can be no assurance that fleet customers will embrace our product in significant numbers. Market conditions, many of which are outside of our control and subject to change, including the availability and terms of financing, general economic conditions, the impacts and ongoing uncertainties created by the COVID-19 pandemic, fuel and energy prices, regulatory requirements and incentives, competition and the pace and extent of vehicle electrification generally, will impact demand for the Endurance and ultimately our success.
Since our inception, we have experienced losses and expect to incur additional losses in the future.
Since inception, we have incurred, and we expect in the future that we will continue to incur, losses and negative cash flow, either or both of which may be significant. The working capital funding necessary to start a new electric vehicle manufacturing company is significant, and other companies have tried and failed over the last several years with billions of dollars of investment capital. While we expect to benefit from our management’s experience, the technology we have licensed and developed to date and the advantages offered by the Lordstown Complex, we do not expect to be profitable in the near term as we invest in our business, build capacity and ramp up operations, and we cannot assure you that we will ever achieve or be able to maintain profitability in the future. Failure to become profitable may materially and adversely affect the value of your investment. If we are ever to achieve profitability, it will be dependent upon additional capital, the successful development and commercial introduction and acceptance of electric pickup trucks such as the Endurance, which may not occur.
As discussed above, additional funding is required in the future for a variety of reasons. There can be no assurance that financing will be available to us on favorable terms and timing or at all. We and our auditors have identified conditions and events that raise doubt about our ability to continue as a going concern. If we are not able to continue as a going concern, or if there is continued doubt about our ability to do so, the value of your investment would be materially and adversely affected.
We are subject to risks related to health epidemics and pandemics, including the ongoing COVID-19 pandemic, which have adversely affected and may continue to adversely affect our business and operating results.
We face various risks related to public health issues, including epidemics, pandemics and other outbreaks, including the ongoing COVID-19 pandemic. The effects and potential effects of COVID-19, including, but not limited to, its impact on general economic conditions, trade and financing markets, changes in customer behavior and continuity in business operations, create significant uncertainty.
The spread of COVID-19 has also disrupted the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, and has led to a global decrease in vehicle sales in markets around the world. In particular, the COVID-19 crisis may cause a decrease in demand for our vehicles if fleet operators delay purchases of vehicles or if fuel prices for internal combustion engine vehicles remain low. In addition, the COVID-19 crisis has caused and may continue to cause (i) disruptions to our supply chain, including our access to critical raw materials and components, many of which require substantial lead time, or cause a substantial increase in the price of those items, (ii) an increase in other costs as a result of our efforts to mitigate the effects of COVID-19, and (iii) delays in our schedule to full commercial production of the Endurance, among other negative effects.
The pandemic has resulted in government authorities implementing many measures to contain the spread of COVID-19, including travel bans and restrictions, quarantines, shelter-in-place and stay-at- home orders and business shutdowns. These measures may be in place for a significant period of time and may be reinstituted if conditions deteriorate, which could adversely affect our start-up and manufacturing plans. Measures that have been relaxed may be reimplemented if COVID-19 or variants of COVID-19 continue to spread or if vaccination programs are slower or less effective than anticipated. If, as a result of these measures, we have to limit the number of employees and contractors at the Lordstown Complex at a given time, it could cause a delay in retooling efforts or in the production schedule of the Endurance. Further, our sales and marketing activities may be adversely affected due to the cancellation or reduction of in-person sales activities, meetings, events and conferences. If our workforce is unable to work effectively, including due to illness, quarantines, government actions or other restrictions in connection with COVID-19 or variants of COVID-19, our operations will be adversely affected. Our planned operations at a single facility, the Lordstown Complex, concentrate these risks.
The extent to which the COVID-19 pandemic may continue to affect our business will depend on continued developments, which are uncertain and cannot be predicted, and the pandemic has and may continue to exacerbate the other risks described in this prospectus. Even after the COVID-19 pandemic has subsided, we may continue to suffer an adverse effect on our business due to the global economic effect of COVID-19, including continued supply chain disruption and any economic recession. If the immediate or prolonged effects of the COVID-19 pandemic have a significant adverse impact on government finances, it would create uncertainty as to the continuing availability of incentives related to electric vehicle purchases and other governmental support programs.
Failure to successfully retool the Lordstown Complex to support commercial production of electric vehicles could adversely affect our business and results of operations.
While we believe the Lordstown Complex provides significant competitive advantages, retooling and modifying the Lordstown Complex for production of electric vehicles is complicated and presents significant challenges, including the cost overruns we have already experienced. The size of the Lordstown Complex is massive, spanning over 6.2 million square feet, and many areas need to be retooled and modified. The stamping, body shop, paint and final assembly areas are being converted from manufacturing traditional internal combustion engine vehicles to manufacturing electric vehicles. We also have started construction of our production facilities to create lines to assemble battery packs. As with any large-scale capital project, it could be subject to further delays, cost overruns or other complications. These risks could be exacerbated because we are attempting to modify a complex, originally designed to build traditional internal combustion engine vehicles, to support the emerging technologies behind electric vehicles. In order to commence commercial production at the Lordstown Complex, we will also need to hire and train a significant number of employees and integrate a yet-to-be-fully-developed supply chain. A failure to commence commercial production at the Lordstown Complex on schedule beyond the limited production that is possible with current funding, would lead to additional costs and would delay our ability to generate meaningful revenues, if at all. In addition, it could diminish the “first mover” advantage we aim to attain, prevent us from gaining the confidence of potential customers and open the door to increased competition. All of the foregoing could hinder our ability to successfully launch and grow our business and achieve a competitive position in the market.
We will rely on complex machinery for our operations and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.
We will rely heavily on complex machinery for our operations and our production will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our manufacturing plant will consist of large-scale machinery combining many components. The manufacturing plant components are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed.

Unexpected malfunctions of the manufacturing plant components may significantly affect the intended operational efficiency of the Lordstown Complex. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, pandemics, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.
With our vehicle still under development, we do not have any current customers or any pending orders and there is no assurance non-binding pre-orders and other indications of interest will be converted into binding orders or sales.
Our business model is focused on building relationships with large fleet customers. To date, we have engaged in limited marketing activities and we have no binding purchase orders or commitments from customers. The previously-reported non-binding pre-orders that we have signed and other indications of interest that we have received, do not require customer deposits and may not be converted into binding orders or sales. We have also engaged in discussions with fleet managers and other organizations that have indicated interest from their customers or stakeholders in the Endurance. Until the time that the Endurance’s design and development is complete and tested and the Endurance is commercially available for purchase, and until we are able to scale up our marketing function to support sales, there will be uncertainty as to customer demand for the Endurance. The potentially long wait from the time a non-binding pre-order is made or other indication of interest is provided until the time the Endurance is delivered, and any delays beyond expected wait times, could also impact customer decisions on whether to ultimately make a purchase. Even if we are able to obtain binding orders, customers may limit their volume of purchases initially as they assess our vehicles and whether to make a broader transition to electric vehicles.
This may be a long process and will depend on our ability to fund and scale up our productions and marketing functions, as well as the safety, reliability, efficiency and quality of our vehicles, and the support and service that we offer. It will also depend on factors outside of our control, such as competition, general market conditions and broader trends in fleet management and vehicle electrification, that could impact customer buying decisions. As a result, there is significant uncertainty regarding demand for our products and the pace and levels of growth that we will be able to achieve.
Our future growth depends upon our ability to maintain relationships with our existing suppliers and source suppliers for our critical components, and to complete building out our supply chain, while effectively managing the risks due to such relationships.
Our success will be dependent upon our ability to enter into supply agreements and maintain our relationships with suppliers who are critical and necessary to the output and production of our vehicles. We also rely on a small group of suppliers to provide us with the components for our vehicles. The supply agreements we have or may enter into with key suppliers in the future may have provisions where such agreements can be terminated in various circumstances, including potentially without cause, or may not provide for access to supplies in accordance with our timeline or budget. If these suppliers become unable to provide, experience delays in providing or impose significant increases in the cost of, components, or if the supply agreements we have in place are terminated, it may be difficult to find replacement components. Changes in business conditions, pandemics, governmental changes and other factors beyond our control or that we do not presently anticipate could affect our ability to receive components from our suppliers.
Further, we have not secured supply agreements for all of our components. We may be at a disadvantage in negotiating supply agreements for the production of our vehicles due to our limited operating history and continued refinement of our component requirements through the design and testing process. In addition, there is the possibility that finalizing the supply agreements for the parts and components of our vehicles will cause significant disruption to our operations, or such supply agreements could be at costs that make it difficult for us to operate profitably or delay our production schedule.

If we do not enter into long-term supply agreements with guaranteed pricing and availability for our parts or components, we may be exposed to fluctuations in prices, quality and timing of components, materials and equipment. Agreements for the purchase of battery cells contain or are likely to contain pricing provisions that are subject to adjustment based on changes in market prices of key commodities or require us to make minimum purchases irrespective of our production capacity. Substantial increases in the prices for such components, materials and equipment would increase our operating costs and could reduce our margins if we cannot recoup the increased costs. Any attempts to increase the announced or expected prices of our vehicles in response to increased costs could be viewed negatively by our potential customers and could adversely affect our business, prospects, financial condition or operating results.
We have experienced and may in the future experience delays in realizing our projected timelines and cost and volume targets for the production, launch and ramp up of the Endurance and the retooling of the Lordstown Complex, which could harm our business, prospects, financial condition and operating results.
Our future business depends in large part on our ability to execute on our plans to finance, develop, manufacture, market and sell or lease the Endurance. Any delay in the financing, design, testing, manufacture and launch of the Endurance, or in the retooling of the Lordstown Complex, could materially damage our brand, business, prospects, financial condition and operating results. Vehicle manufacturers often experience delays in the design, testing, manufacture and commercial release of new products.
To the extent we experience delays in the retooling of the Lordstown Complex, the launch of the Endurance or the funding needed to reach scaled production, our growth prospects could be adversely affected. In addition, it could diminish the “first mover” advantage we aim to attain, prevent us from gaining the confidence of potential customers and open the door to increased competition. Furthermore, we rely on third-party suppliers for the provision and development of many of the key components and materials used in our vehicles. To the extent our suppliers experience any delays in providing us with or developing necessary components, or we need to find alternative sources or further develop our own components, whether due to COVID-19 or other reasons, we could experience delays in meeting our projected timelines.
Further, we have no experience to date in high volume manufacturing of our vehicles. Even if we are successful in developing our high volume manufacturing capability and processes and in reliably sourcing our component supply, we cannot assure that we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, or in time to meet our vehicle commercialization schedules or in satisfaction of the requirements of customers.
We will initially depend on revenue generated from a single model and in the foreseeable future will be significantly dependent on a limited number of models.
We will initially depend on revenue generated from a single vehicle model and in the foreseeable future will be significantly dependent on a single or limited number of models. Historically, automobile customers have come to expect a variety of vehicle models offered in a manufacturer’s fleet and new and improved vehicle models to be introduced frequently. Given that for the foreseeable future our business will depend on a single or limited number of models, to the extent a particular model is not well-received by the market, our sales volume, business, prospects, financial condition and operating results could be materially and adversely affected.
If our vehicles fail to perform as expected, our ability to develop, market and sell or lease our electric vehicles could be harmed.
As a new entrant to the industry attempting to build brand recognition and establish relationships with commercial fleets and fleet managers, it is very important that our vehicles and our service and support meet the expectations of our customers when we commence production and sales. If our vehicles were to contain defects in design and/or manufacture that cause them not to perform as expected or that require repair, our ability to develop, market and sell or lease our vehicles could be harmed. We currently have a limited frame of reference by which to evaluate the long-term quality, reliability and performance characteristics of our trucks, battery packs and other products. There can be no assurance that we will be able to detect and repair any defects in our products before commencing the sale of our vehicles. In addition, the operation of our vehicles will be highly dependent on software that will require modification and updates over time. Software products are inherently complex and often contain defects and errors when first introduced. Any product defects or any other failure of our vehicles to perform as expected, including during testing or with respect to our initial deliveries to customers, could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims or significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects. Until we are able build customer relationships and earn trust, any of these effects could be particularly significant to us.
If we fail to scale our business operations or otherwise manage future growth effectively as we attempt to rapidly grow our company, we may not be able to produce, market, service and sell or lease our vehicles successfully.
Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results or financial condition. We plan to commence limited production of the Endurance at the Lordstown Complex in late September 2021 and are targeting significant growth thereafter through the receipt of additional capital. We also intend to leverage our technologies to develop additional all-electric vehicles geared for the commercial market that will require us to commit additional resources and management attention. Our future operating results depend to a large extent on our ability to manage our expansion and growth successfully. However, we have no experience to date in high volume manufacturing of our vehicles. We cannot assure that we will be able to fund and develop efficient, automated, low-cost manufacturing capabilities and processes, and reliable sources of component supply, that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully market our vehicles. Any failure to develop such manufacturing processes and capabilities within our projected costs and timelines could stunt our future growth and impair our ability to produce, market, service and sell or lease our vehicles successfully.
We may not be able to accurately estimate the supply and demand for our vehicles, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.
It is difficult to predict our future revenues and appropriately budget for our expenses, and we may have limited insight into trends that may emerge and affect our business. Since inception, we have already revised our production capacity plans to address what we believe to be a significant increase in interest, which has contributed to our increase in ramp up costs and need for additional funding. We have been and will continue to be required to provide forecasts of our demand to our suppliers several months prior to the scheduled delivery of products to our prospective customers. Currently, there is no historical basis for making judgments on the demand for our vehicles or our ability to develop, manufacture and deliver vehicles, or on our profitability in the future. If we overestimate our requirements, our suppliers may have excess inventory, which indirectly would increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues. In addition, lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms, widespread supply shortages and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner, the delivery of vehicles to our customers could be delayed, which would harm our business, financial condition and operating results.
Our future growth is dependent upon the willingness of operators of commercial vehicle fleets to adopt electric vehicles and upon our ability to produce, sell and service vehicles that meet their needs. If the market for commercial electric vehicles does not develop as we expect, or if it develops slower than we expect, our business, prospects, financial condition and operating results will be adversely affected.
Our growth is dependent upon the adoption of electric vehicles by operators of commercial vehicle fleets and on our ability to produce, sell and service vehicles that meet their needs. The entry of commercial electric pickup trucks and vehicles into the medium-duty commercial vehicle market is a relatively new development, particularly in the United States, and is characterized by rapidly changing technologies and evolving government regulation, industry standards and customer views of the merits of using electric vehicles in their businesses. This process has been slow to date. As part of our sales efforts, we must educate fleet managers as to the economical savings during the life of the vehicle and the lower “total cost of ownership” of our vehicles. As such, we believe that operators of commercial vehicle fleets will consider many factors when deciding whether to purchase our commercial electric vehicles (or commercial electric vehicles generally) or vehicles powered by internal combustion engines, particularly diesel-fueled or natural gas-fueled vehicles. We believe these factors include:
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the difference between the initial purchase prices of commercial electric vehicles and comparable vehicles powered by internal combustion engines, both including and excluding the effect of government and other subsidies and incentives designed to promote the purchase of electric vehicles;

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the total cost of ownership of the vehicle over its expected life, which includes the initial purchase price and ongoing operating and maintenance costs;

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the availability and terms of financing options for purchases of vehicles and, for commercial electric vehicles, financing options for battery systems;

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the availability of tax and other governmental incentives to purchase and operate electric vehicles and future regulations requiring increased use of nonpolluting vehicles;

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government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

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fuel prices, including volatility in the cost of diesel or a prolonged period of low gasoline and natural gas costs that could decrease incentives to transition to electric vehicles;

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the cost and availability of other alternatives to diesel-fueled vehicles, such as vehicles powered by natural gas;

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corporate sustainability initiatives;

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commercial electric vehicle quality, performance and safety (particularly with respect to lithium-ion battery packs);

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the quality and availability of service for the vehicle, including the availability of replacement parts;

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the limited range over which commercial electric vehicles may be driven on a single battery charge;

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access to charging stations and related infrastructure costs, and standardization of electric vehicle charging systems;

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electric grid capacity and reliability; and

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macroeconomic factors.

If, in weighing these factors, operators of commercial vehicle fleets determine that there is not a compelling business justification for purchasing commercial electric vehicles, particularly those that we will produce and sell, then the market for commercial electric vehicles may not develop as we expect or may develop more slowly than we expect, which would adversely affect our business, prospects, financial condition and operating results.
In addition, any reduction, elimination or selective application of tax and other governmental incentives and subsidies because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle, fiscal tightening or other reasons may result in the diminished competitiveness of the electric vehicle industry generally or our electric vehicles in particular, which would adversely affect our business, prospects, financial condition and operating results. Further, we cannot assure that the current governmental incentives and subsidies available for purchasers of electric vehicles will remain available.
If we are unable to address the service requirements of our future customers or if there is inadequate access to charging stations, our business will be materially and adversely affected.
Demand for the Endurance will depend in part on the availability of service providers and charging infrastructure. Servicing electric vehicles is different than servicing internal combustion engine or hybrid vehicles and requires specialized skills, including high voltage training and servicing techniques. As the Endurance is not in production yet, we do not have experience servicing the Endurance. The Endurance also will require the use of charging stations to recharge its batteries. While the prevalence of charging stations has been increasing, charging station locations are significantly less widespread than gas stations. We plan to have our own service centers and also expect to partner with third-party service providers to maintain and repair the Endurance. We plan to partner with third-party electric vehicle station providers to offer installation of charging stations to our customers. We have limited arrangements in place with such third parties to date and will need to establish a network that provides sufficient availability and convenience to attract customers and convert interest in our vehicles into sales. Some potential customers may choose not to purchase the Endurance because of the lack of a more widespread service network or charging infrastructure at the time of sale. If we are unable to satisfactorily service our future customers or provide seamless access to charging infrastructure, our ability to generate customer loyalty, grow our business and sell Endurance could be impaired.
We may be unable to adequately control the costs or maintain adequate supply of components and raw materials associated with our operations.
We may be unable to adequately control the costs associated with our operations, even with continued refinement of our budget. We expect to incur significant costs related to procuring raw materials required to manufacture and assemble our vehicles. The prices for and availability of these raw materials fluctuate depending on factors beyond our control. Our business also depends on the continued supply of battery cells for our vehicles. We are exposed to multiple risks relating to availability and pricing of quality lithium-ion battery cells. In addition, a global semiconductor supply shortage is having wide-ranging effects across the automotive industry and may negatively impact the supply needed for our testing and production timeline.
Furthermore, currency fluctuations, tariffs or shortages in petroleum, steel and aluminum or other raw materials and other economic or political conditions have resulted and may continue to result in significant increases in freight charges and raw material costs, delays in obtaining critical materials or changes in the specifications for those materials. Substantial increases in the prices for our raw materials or components have increased and may continue to increase our operating costs, and could reduce our margins. In addition, a growth in popularity of electric vehicles without a significant expansion in battery cell production capacity or sufficient availability of semiconductors could result in shortages, which would increase our cost of materials or impact our prospects. These factors could also delay our overall production timeline and limit production volume.
Changes in our management team may adversely affect our operations. We depend upon key personnel and will need to hire and train additional personnel. If we lose key management or significant personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.
We have recently experienced changes in our senior management. On June 14, 2021, we announced that Steve Burns resigned as our Chief Executive Officer and from our board of directors and Julio Rodriguez resigned as our Chief Financial Officer. The board of directors appointed Angela Strand, our then current Lead Independent Director, as our Executive Chair, Rebecca Roof as our Interim Chief Financial Officer and Jane Ritson-Parsons, our then current Interim Chief Brand Officer, as our Chief Operating Officer, each effective as of June 13, 2021. Ms. Strand will oversee the organization’s transition until the Company completes its search for a permanent Chief Executive Officer. Ms. Roof will serve as the Interim Chief Financial Officer until the Company completes its search for a permanent Chief Financial Officer. While we expect an orderly transition process as the team is integrated into these roles, we face a variety of risks and uncertainties relating to management transition, including diversion of management attention from business concerns, failure to retain other key personnel or loss of institutional knowledge. These risks and uncertainties could result in operational and administrative inefficiencies and additional added costs, which could adversely impact our results of operations, stock price and research and development of our products.
Our success depends on the continuing services of our management team and other key employees. We believe the depth and quality of the experience of our management team in the automotive and electric vehicle markets is a key to our ability to be successful. The loss of any of these individuals could have a material and adverse effect on our business operations. We do not carry “key-man” life insurance on the lives of any of our executives, employees or advisors. Additionally, the success of our operations will largely depend upon our ability to successfully attract and retain competent and qualified key management personnel, including a permanent Chief Executive Officer and Chief Financial Officer. As with any company with limited resources, there can be no guarantee that we will be able to attract such individuals or that the presence of such individuals will necessarily translate into our profitability. Because we operate in a newly emerging industry, there may also be limited personnel available with relevant business experience and such individuals may be subject to non-competition and other agreements that restrict their ability to work for us. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Because of this competition, our compensation costs may increase significantly. The challenge will be exacerbated for us as we attempt to transition from start-up to full-scale commercial vehicle manufacturing and sales in a very short period of time under the unforeseeable business conditions which continue to evolve as a result of the impact of COVID-19. Our inability to attract and retain key personnel may materially and adversely affect our business operations. Any failure by our management to effectively anticipate, implement and manage the changes required to sustain our growth would have a material adverse effect on our business, financial condition and results of operations.
We face intense competition and associated risks, including that we may not be the first to market with an electric pickup truck. Many of our competitors have significantly greater financial or other resources, longer operating histories and greater name recognition than we do and one or more of these competitors could use their greater resources and/or name recognition to gain market share at our expense or could make it very difficult for us to establish significant market share.
We face intense competition in our industry, which we may be unable to manage, including the risk that we may not be the first to market with an electric pickup truck. Established OEMs and new entrants to the industry have announced their intent and timelines to compete in the electric pickup truck market. In addition, established OEMs currently offer alternative fuel and hybrid medium-duty pickup trucks to the commercial fleet market, which includes government fleets. In the electric medium-duty pickup truck market in the United States, at least initially, we believe we will compete with few other manufacturers and will have fairly limited competition in the commercial fleet electric pickup truck category. However, if fleet operators begin transitioning to electric vehicles on a mass scale, which will be necessary for us to be successful, we expect that more competitors will enter the market and competition will become intense. Certain potential competitors, for example, have more significant financial resources, established market positions, long-standing relationships with customers and dealers who have more resources available to develop new products and introduce them into the marketplace than are currently available to us. As a result, our competitors may be able to compete more aggressively and sustain that competition over a longer period of time than we may be able to. This expected competition places significant pressure on our ability to achieve our goals of completing the development of the Endurance, retooling of the Lordstown Complex and commencing commercial production and sales in the near term. If we are unable to do this successfully and leverage a “first mover” advantage to build strong customer relationships, we may not be able to compete successfully. This intense competitive environment may require us to make changes to our products, pricing, licensing, services, distribution or marketing to develop a market position, any of which could have an adverse effect on our financial condition, results of operations or prospects.
We may not succeed in establishing, maintaining and strengthening our brand, which would materially and adversely affect customer acceptance of our vehicles and components and our business, revenues and prospects.
Our business and prospects heavily depend on our ability to develop, maintain and strengthen our brand. If we are not able to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Our ability to develop, maintain and strengthen our brand will depend heavily on the success of our marketing efforts. The automobile industry is intensely competitive, and we may not be successful in building, maintaining and strengthening our brand. Our current and potential competitors, particularly automobile manufacturers headquartered in the United States, Japan, the European Union and China, have greater name recognition, broader customer relationships and substantially greater marketing resources than we do. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

Our electric vehicles will compete for market share with vehicles powered by other vehicle technologies that may prove to be more attractive than our vehicle technologies.
Our target market currently is serviced by manufacturers with existing customers and suppliers using proven and widely accepted fuel technologies. Additionally, our competitors are working on developing technologies that may be introduced in our target market. If any of these alternative technology vehicles can provide lower fuel costs, greater efficiencies, greater reliability or otherwise benefit from other factors resulting in an overall lower total cost of ownership, this may negatively affect the commercial success of our vehicles or make our vehicles uncompetitive or obsolete.
We may be unable to keep up with changes in electric vehicle technology as new entrants and existing, larger manufacturers enter the electric vehicle space.
The Endurance is being designed for use with, and is dependent upon, existing electric vehicle technology. As new companies and larger, existing vehicle manufacturers enter the electric vehicle space, we may lose any technological advantage we may have had in the marketplace and suffer a decline in our position in the market. As technologies change, we will attempt to upgrade or adapt our products to continue to provide products with the latest technology. However, our products may become obsolete or our research and development efforts may not be sufficient to adapt to changes in or to create the necessary technology to effectively compete. As a result, our potential inability to adapt to and develop the necessary technology may harm our competitive position.
We will not have a third-party retail product distribution network.
Third-party dealer networks are the traditional method of vehicle sales distribution. Because we plan to sell directly to commercial fleet managers, we will not have a traditional dealer product distribution network. Our building an in-house sales and marketing function may be expensive and time- consuming. If the lack of a traditional dealer product distribution network results in lost opportunities to generate sales, it could limit our ability to grow. If our use of an in-house sales and marketing team is not effective, our results of operations and financial conditions could be adversely affected.
If we are unable to establish and maintain confidence in our long-term business prospects among commercial fleet operators, analysts and others within our industry, then our financial condition, operating results and business prospects may suffer materially.
Commercial fleet operators may be less likely to purchase our products now if they are not convinced that our business will succeed or that our operations will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, to build, maintain and grow our business, we must maintain confidence among commercial fleet operators, suppliers, analysts and other parties with respect to our liquidity and long-term business prospects.
Maintaining such confidence may be particularly complicated by certain factors, such as our funding needs, limited operating history, others’ unfamiliarity with our products, competition and uncertainty regarding the future of electric vehicles. Many of these factors are largely outside our control, and any negative perceptions about our long-term business prospects, even if exaggerated or unfounded, would likely harm our business and make it more difficult to raise additional capital in the future.
There are complex software and technology systems that need to be developed in coordination with vendors and suppliers in order to reach production for our electric vehicles, and there can be no assurance such systems will be successfully developed.
Our vehicles will use a substantial amount of third-party and in-house software codes and complex hardware to operate. The development of such advanced technologies are inherently complex, and we will need to coordinate with our vendors and suppliers in order to reach production for our electric vehicles. Defects and errors may be revealed over time and our control over the performance of third-party services and systems may be limited. Thus, our potential inability to develop the necessary software and technology systems may harm our competitive position.

We are relying on third-party suppliers to develop a number of emerging technologies for use in our products, including lithium-ion battery technology. These technologies are not today, and may not ever be, commercially viable. There can be no assurances that our suppliers will be able to meet the technological requirements, production timing and volume requirements to support our business plan. In addition, the technology may not comply with the cost, performance useful life and warranty characteristics we anticipate in our business plan. As a result, our business plan could be significantly impacted and we may incur significant liabilities under warranty claims which could adversely affect our business, prospects and results of operations.
Our success may be dependent on our development and protection of intellectual property rights.
We rely on confidentiality and trade secret protections to protect our proprietary technology. All new developments by us will be owned by us. Our success will, in part, depend on our ability to obtain patents and trademarks and protect our trade secrets and proprietary technology. We are currently maintaining our engineering under confidentiality agreements and other agreements to preserve our trade secrets and other proprietary technology. We have filed several trademark applications with the United States Patent and Trademark Office but have not received any federal registrations of any applications as of the date of filing of this prospectus. Although we have entered into confidentiality agreements with our employees, consultants and contractors, our agreements may not adequately protect our intellectual property, particularly with respect to conflicts of ownership relating to work product generated by our employees, consultants and contractors, and we cannot be certain that others will not gain access to our trade secrets and other proprietary technology. See “Legal Proceedings.” Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.
Risks Relating to Regulation and Claims
We face risks and uncertainties related to litigation, regulatory actions and government investigations and inquiries.
We have in the past been and may in the future be subject to, or become a party to, litigation, regulatory actions, and government investigations and inquiries. For example, we have received two subpoenas from the SEC for the production of documents and information, including relating to the Merger between DiamondPeak and Legacy Lordstown and pre-orders of vehicles, and we have been informed by the U.S. Attorney’s Office for the Southern District of New York that it is investigating these matters. We have cooperated, and will continue to cooperate, with these and any other regulatory or governmental investigations and inquiries.
Between March 18 and May 14, 2021, six related putative class action lawsuits were filed against us and certain current and former officers and directors of the Company and DiamondPeak in the U.S. District Court for the Northern District of Ohio (“N.D. Ohio”) (Case Nos. 21-cv-616 , 21-cv-633, 21-cv-720, 21-cv-633760, 21-cv-994 and 21-cv-1021), asserting violations of federal securities laws under Section 10(b), Section 20(a), Section 14(a) and Section 20A of the Exchange Act. The complaints generally allege that certain defendants made materially false and misleading statements relating to the vehicle pre-orders, the production timeline, or the Merger, and that certain individual defendants violated Section 20A of the Exchange Act through insider sales while in possession of nonpublic information relating to the Company. The court has issued orders consolidating these six class actions under the case caption Rico v. Lordstown Motors Corp. et al., 21-cv-616 (N.D. Ohio). Lead Plaintiff motions are also currently pending before the court. On April 28, 2021, May 21, 2021 and June 25, 2021, three stockholder derivative complaints were also filed against certain current and former officers and directors of the Company and DiamondPeak in the U.S. District Court for the District of Delaware (Case Nos. 21-cv-604, 21-cv-724 and 21-cv-910). These derivative complaints purport to bring claims on behalf of the Company against certain individual defendants for violations of the Exchange Act, breach of fiduciary duty, unjust enrichment and insider trading, relating to the vehicle pre-orders, production timeline or Merger. The court has issued an order consolidating all related derivative actions under the case caption In re Lordstown Motors Corp. Shareholder Derivative Litigation, 21-cv- 604 (D.D.E.). We intend to vigorously defend against these claims. The proceedings are subject to uncertainties inherent in the litigation process. We cannot predict the outcome of these matters or estimate the possible loss or range of possible loss, if any.

On October 30, 2020, the Company, together with executive officers Mr. Post and Mr. Schmidt, Stephen S. Burns, our former Chairman of the Board and Chief Executive Officer, and certain of our current and former employees, were named as defendants in a lawsuit filed by Karma Automotive LLC (“Karma”) in the United States District Court for the Central District of California alleging generally that the Company unlawfully poached key Karma employees and misappropriated Karma’s trade secrets and other confidential information, among other matters. The Company is continuing to evaluate the matters asserted in the lawsuit, but intends to vigorously defend against these claims and believes there are strong defenses to the claims and the damages demanded. At this time, however, the Company cannot predict the outcome of this matter or estimate the possible loss or range of possible loss, if any. The proceedings are subject to uncertainties inherent in the litigation process.
In addition, from time to time, we may also be involved in legal proceedings and investigations arising in the ordinary course of business, including those relating to employment matters, relationships with collaboration partners, intellectual property disputes, and other business matters. Any such lawsuits, claims, or investigations may be time-consuming, costly, divert management resources, or otherwise have a material adverse effect on our business or result of operations. See “Legal Proceedings” below and in our subsequent filings with the SEC for additional information.
Product liability or other claims could have a material adverse effect on our business.
The risk of product liability claims, product recalls and associated adverse publicity is inherent in the manufacturing, marketing and sale of all vehicles, including electric vehicles. Although we have liability insurance policies in place, that insurance may be inadequate to cover all potential product claims. Any product recall or lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our business and financial condition. We may not be able to secure additional liability insurance coverage on acceptable terms or at reasonable costs when needed or at all. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product recall could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other future product candidates. We cannot provide assurance that such claims and/or recalls will not be made in the future.
The acquisition of the Lordstown Complex required us to accept all environmental responsibility for the real property.
The Asset Transfer Agreement between us and GM, pursuant to which we acquired the Lordstown Complex, required us to accept the condition of the real property in “as is — where is” condition, including accepting all environmental conditions. The Lordstown Complex and all of its facilities and real property present environmental risk, both known and unknown. Prior to entering into the Asset Transfer Agreement, GM completed an investigation and remediation project pursuant to an AOC under the U.S. EPA’s RCRA Corrective Action Program. As part of the U.S. EPA’s approval of GM’s investigation and remediation project, GM placed an environmental covenant on the real property, which requires, among other things, (i) the maintenance of nominal financial assurance, (ii) the limitation of the real property to commercial/industrial use, (iii) the prohibition of groundwater for potable use, (iv) the implementation of a dust control plan and (v) the maintenance of impermeable surfaces on certain areas of the real property. We assumed these responsibilities under the environmental covenant as a condition to the consummation of the transactions contemplated by the Asset Transfer Agreement. In addition, to further manage potential environmental risk, we have secured environmental liability insurance coverage as required under the Asset Transfer Agreement. Finally, to mitigate the risk associated with the Ohio EPA’s authority to require future remediation activities at the Lordstown Complex, related to historic environmental conditions, we have entered into an Administrative Order with the Ohio EPA wherein the Ohio EPA agreed to not pursue enforcement actions against us for historic environmental conditions at the Lordstown Complex site provided that we comply with the terms of the environmental covenant. Notwithstanding the efforts that we have taken to mitigate environmental risk, there is no assurance that claims, lawsuits, fines or penalties will not arise. Our assumption of environmental liabilities at the Lordstown Complex could expose us to potential costs and liabilities that could exceed or fall outside of our available insurance coverage and adversely impact our financial condition.

Regulatory requirements may have a negative effect upon our business.
All vehicles sold must comply with international, federal and state motor vehicle safety standards. In the United States, vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. The Endurance will be subject to substantial regulation under federal, state and local laws and standards. These regulations include those promulgated by the U.S. EPA, the CARB, the NHTSA, the PHMSA and various state boards, and compliance certification is required for each new model year. These laws and standards are subject to change from time to time and we could become subject to additional regulations in the future. In addition, federal, state and local laws and industrial standards for electric vehicles are still developing. Compliance with these regulations, including obtaining necessary approvals, could be challenging, burdensome, time-consuming and expensive. If compliance and obtaining approvals results in delays or substantial expenses, our business could be adversely affected.
We may be exposed to liability for infringing upon other companies’ intellectual property rights.
Our success will, in part, depend on our ability to operate without infringing on others’ proprietary rights. Although we are starting with a new design and development and are relying on the licensed rights from Elaphe, and while we are not aware of any patents and trademarks which would cause our products or their use to infringe the rights of any third parties, we cannot be certain that infringement has not or will not occur. We could incur substantial costs, in addition to a great amount of time lost, in defending any patent, trademark or other intellectual property infringement suits or in asserting any patent, trademark or other intellectual property rights in a suit with another party. See “Legal Proceedings.”
Changes in laws or regulations, or a failure to comply with any laws and regulations, or any litigation that we may be subject to or involved in may adversely affect our business, investments and results of operations.
We are subject to laws, regulations and rules enacted by national, regional and local governments and the Nasdaq Global Select Market on which our securities are listed. In particular, we are required to comply with certain SEC, Nasdaq and other legal and regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time-consuming and costly.
Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. For example, it is difficult to predict what impact, if any, changes in federal laws and policies, including those relating to tax, environmental, labor and employment, as a result of recent U.S. federal elections will have on our business and industry, the economy as a whole, consumer confidence and discretionary spending. A failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.
We are or may be subject to lawsuits, administrative proceedings and claims that arise in the regular course of business. These matters may involve claims by customers, suppliers, vendors, contractors, competitors, government agencies, stockholders or other parties regarding our products, development and advertising, as well as contract disputes and intellectual property infringement matters, among other matters. We are also subject to employee claims against us based on, among other things, discrimination, harassment, wrongful termination, disability or violation of wage and labor laws. These claims may divert our financial and management resources that would otherwise be used to benefit our operations. The ongoing expense of any resulting lawsuits, and any substantial settlement payment by us or damage award enforceable against us, could adversely affect our business and results of operations. Significant legal fees and costs in complex class action litigation or an adverse judgment or settlement that is not insured or is in excess of insurance coverage could have a material adverse effect on our financial position and results of operations.
The Endurance will make use of lithium-ion battery cells, which, if not appropriately managed and controlled, have been observed to catch fire or vent smoke and flames. If such events occur in the Endurance, we could face liability for damage or injury, adverse publicity and a potential safety recall, any of which could adversely affect our business, prospects, financial condition and operating results.
The battery packs in the Endurance will use lithium-ion cells, which have been used for years in laptop computers and cell phones. On rare occasions, if not appropriately managed and controlled, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials. This has occurred in our testing as we refine our software and other systems. Although we believe we can appropriately control this risk in our commercial vehicles for sale, there can be no assurance we will be able to entirely eliminate the risk. We could face liability for damage or injury, adverse publicity and a potential safety recall, any of which could adversely affect our business, prospects, financial condition and operating results. To limit any losses associated with such event, we will carry commercial general liability, commercial automobile liability and umbrella insurance, which may not be adequate to ensure against all losses.
We may be exposed to delays, limitations and risks related to the environmental permits and other operating permits required to operate the Lordstown Complex.
Operation of an automobile manufacturing facility requires land use and environmental permits and other operating permits from federal, state and local government entities. While we have all permits necessary to carry out and perform our current plans and operations at the Lordstown Complex, we are in the process of applying for and securing the environmental, wastewater and land use permits necessary for the commercial operation of the Lordstown Complex. Delays, denials or restrictions on any of the applications for or assignment of the permits to operate the Lordstown Complex could adversely affect our ability to execute on our business plans and objectives.
We may face legal challenges in one or more states in our attempting to sell directly to customers that could adversely affect our costs.
Our business plan includes the direct sale of vehicles to commercial fleet operators, and potentially, to retail consumers. The laws governing licensing of dealers and sales of motor vehicles vary from state to state. Most states require a dealer license to sell new motor vehicles within the state, and many states prohibit manufacturers from being a licensed dealer and directly selling new motor vehicles to retail consumers. We recently became a licensed dealer in California and anticipate that we may become a licensed dealer in additional states.
We may face legal challenges to this distribution model. For instance, in states where direct sales are not permitted, dealers and their lobbying organizations may complain to the government or regulatory agencies that we are acting in the capacity of a dealer without a license. In some states, regulators may restrict or prohibit us from directly providing warranty repair service, or from contracting with third parties who are not licensed dealers to provide warranty repair service. Because the laws vary from state to state, our distribution model must be carefully established and the sales and service process must be continually monitored for compliance with the various state requirements, which change from time to time. Regulatory compliance and likely challenges to the distribution model will add to the cost of our business.
We may be compelled to undertake product recalls or take other actions, which could adversely affect our business, prospects, operating results, reputation and financial condition.
Any product recall in the future may result in adverse publicity, damage our reputation and adversely affect our business, prospects, operating results and financial condition. In the future, we may, voluntarily or involuntarily, initiate a recall if any of our electric vehicles or components (including our battery cells) prove to be defective or noncompliant with applicable federal motor vehicle safety standards. Such recalls, whether caused by systems or components engineered or manufactured by us or our suppliers, would involve significant expense and diversion of management’s attention and other resources, which could adversely affect our brand image in our target market and our business, prospects, financial condition and operating results.
Insufficient warranty reserves to cover future warranty claims could adversely affect our business, prospects, financial condition and operating results.
Once our electric pickup trucks are in production and sold to the public, we will need to maintain warranty reserves to cover any warranty-related claims. If our warranty reserves are inadequate to cover such future warranty claims, our business, prospects, financial condition and operating results could be materially and adversely affected. We may become subject to significant and unexpected warranty expenses. There can be no assurances that then-existing warranty reserves will be sufficient to cover all claims.
We intend to collect and process certain information about our customers and will be subject to various privacy and data protection laws.
We intend to collect and process certain information about our customers, in accordance with applicable law and our own privacy policies. Any failure by us to comply with our privacy policy or any federal, state or international privacy, data protection or security laws or regulations could result in regulatory or litigation-related actions against us, legal liability, fines, damages and other costs. A failure by any of our vendors or business partners to comply with contractual or legal obligations regarding the protection of information about our customers could carry similar consequences. Should we become subject to additional privacy or data protection laws, we may need to undertake compliance efforts that could carry a large cost. Although we take steps to protect the security of our customers’ personal information, we may be required to expend significant resources to comply with data security incident notification requirements if a third party accesses or acquires the personal information of our customers without authorization or if we otherwise experience a data security incident or loss of customers’ personal information. A major breach of our network security and systems could have negative effects on our business and future prospects, including possible fines, penalties and damages, and could result in reduced demand for our vehicles and harm to our reputation and brand. Such a breach could also compromise or lead to a loss of protection of our intellectual property or trade secrets.
Interruption or failure of, or unauthorized access to, our or the Endurance’s information technology and communications systems could adversely affect our operating results and reputation.
We are currently developing information technology and communications systems to assist us in the management of our business. The production of our vehicles will require the development, maintenance and improvement of information technology and communications systems in the United States, which will include product data management, procurement, inventory management, production planning and execution, sales, service and logistics, financial, tax and regulatory compliance systems. The availability and effectiveness of operating our business will depend on these systems.
In addition, software, information technology and communications systems will be integral to the operation and functionality of the Endurance. The Endurance will be designed with built-in data connectivity to accept and install periodic remote updates to improve or update its functionality. Although these systems will be designed and tested for resiliency and security, they involve complex technologies and we cannot be certain they will be entirely free from vulnerabilities.
As a result, all of these systems may be vulnerable to damage or interruption from, among other things, data breaches, cyber-attacks, fire, natural disasters, power loss, telecommunications failures, computer viruses and other attempts to harm our systems or the operation of Endurance vehicles. We cannot be certain that these systems or their required functionality will be effectively and timely developed, implemented and maintained, and any disaster recovery planning cannot account for all eventualities. Any compromise of our proprietary information or of our systems or those of the Endurance could adversely affect our reputation and could result in lengthy interruptions to our ability to operate our business and our customers’ ability to operate the Endurance.
General Risk Factors
Our insurance strategy may not be adequate to protect us from all business risks.
In the ordinary course of business, we may be subject to losses resulting from products liability, accidents, acts of God and other claims against us, for which we may have no insurance coverage. While we currently carry commercial general liability, commercial automobile liability, excess liability, workers’ compensation, cyber security and directors’ and officers’ insurance policies, we may not maintain as much insurance coverage as other OEMs do, and in some cases, we may not maintain any at all.

Additionally, the policies that we do have may include significant deductibles, and we cannot be certain that our insurance coverage will be sufficient to cover all future claims against us. A loss that is uninsured or exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and operating results.
Our facility could be damaged or adversely affected as a result of disasters or other unpredictable events. Any prolonged disruption in the operations of our facility would adversely affect our business, prospects, financial condition and operating results.
We plan to assemble our electric vehicles at a single facility, the Lordstown Complex. Any prolonged disruption of operations at the Lordstown Complex, whether due to technical, information systems, communication networks, strikes, accidents, weather conditions or other natural disaster, the COVID-19 pandemic or otherwise, whether short- or long-term, would adversely affect our business, prospects, financial condition and operating results.
We are or may be subject to risks associated with strategic alliances or acquisitions.
We may from time to time consider entering into strategic alliances, including joint ventures, minority equity investments or other transactions with various third parties to further our business purpose. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, with non-performance by the third party and with increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to its reputation from events relating to its business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.
When appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of an acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.
Risks Related to Our Securities and Being a Public Company
The concentration of ownership of our stock among a few large stockholders may limit your ability to influence significant corporate decisions.
The ownership by a few stockholders may account for a large percentage of our outstanding Class A common stock. For example, as of June 13, 2021, Stephen S. Burns, our former Chief Executive Officer and Chairman, beneficially owned Class A common stock representing approximately 26.3% of our outstanding voting power, and Workhorse Group, Inc. (‘‘Workhorse Group’’) beneficially owned Class A common stock representing 9.33% of our outstanding voting power. As long as Mr. Burns owns or controls a significant percentage of our outstanding voting power, he will have the ability to influence certain corporate actions requiring stockholder approval including the election of directors, any amendment of our second amended and restated certificate of incorporation (the “Charter”) and the approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and would make the approval of certain transactions difficult or impossible without the support of these significant stockholders.

Sales of a substantial number of shares of our securities in the public market could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of Class A common stock in the public market could occur at any time, including sales pursuant to a resale prospectus covering shares issued in the Business Combination and registered pursuant to the Registration Rights and Lock-up Agreement (defined below). These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Class A common stock.
As of March 31, 2021, we had outstanding 176,579,376 shares of our Class A common stock and Warrants to purchase 3,955,907 shares of our Class A common stock. The exercise price of the BGL Warrants is $10.00 per share and of the Private Placement Warrants is $11.50 per share. To the extent such Warrants are exercised, additional shares of our Class A common stock will be issued, which will result in dilution to the holders of our Class A common stock and will increase the number of shares eligible for resale in the public market. In addition, as of March 31, 2021, an aggregate of 17,785,580 shares of Class A common stock are subject to outstanding awards or available for future issuance under the 2020 Equity Incentive Plan (the “2020 Plan”). Sales, or the potential sales, of substantial numbers of shares in the public market, subject to certain restrictions on transfer until the termination of applicable lock-up periods, could increase the volatility of the market price of our Class A common stock or adversely affect the market price of our Class A common stock.
The Registration Rights and Lock-up Agreement (the “Registration Rights and Lock-up Agreement”) that we entered into effective as of the Closing of the Business Combination provides that certain of our securities held by the parties to such agreement are locked-up as follows: (i) any shares of Class A common stock held by the Sponsor (or its permitted transferees) will be locked-up until October 23, 2021, subject to certain exceptions based on the trading price of the Class A common stock described below and (ii) any shares of Class A common stock held by Stephen S. Burns will be locked-up until October 23, 2021, and 50% of such shares will continue to be locked-up until October 23, 2022.
In addition, Stephen S. Burns agreed not to transfer any shares of Class A common stock held by him if, immediately following such transfer, the shares owned by him would be fewer than the number of shares that would be required to satisfy any outstanding indemnification claim made by us pursuant to the Business Combination Agreement.
The lock-up restrictions provided in the Registration Rights and Lock-up Agreement do not apply to our anchor investor, which will remain subject to the lock-up provisions set forth in the Subscription Agreements, which it entered into with DiamondPeak in connection with its investment, and provide that its Class A common stock received upon conversion of its Class B common stock will be locked-up until the earlier of (A) October 23, 2021 or (B) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.
In addition, each of the Sponsor (and its permitted transferees) and the anchor investor may transfer shares of Class A common stock owned by them if the volume weighted average share price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar transactions) for at least 20 out of 30 consecutive trading days and such 30 consecutive trading days fall after March 22, 2021.
Because we have no current plans to pay cash dividends on our Class A common stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A common stock for a price greater than that which you paid for it.
We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we incur. As a result, you may not receive any return on an investment in our Class A common stock unless you sell our Class A common stock for a price greater than that which you paid for it. See the section entitled “Market for Registrant’s Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities — Dividend Policy.”
Our stock price is volatile, and you may not be able to sell the shares of our Class A common stock at or above the price you paid.
The trading price of our Class A common stock is volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:
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actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

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changes in the market’s expectations about our operating results and funding needs;

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success of our competitors;

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our operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning us or the industries in which we operate in general;

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stock price performance of other companies that investors deem comparable to us;

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our ability to complete the engineering of the Endurance, start production and bring it to market on the expected timeline and budget;

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announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

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our focus on long-term goals over short-term results;

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the timing and magnitude of our investments in the growth of our business;

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disputes or other developments related to our intellectual property or other proprietary rights, including litigation;

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changes in laws and regulations affecting our business;

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commencement of, or involvement in, investigations, inquiries or litigation;

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changes in our capital structure, including future issuances of securities or the incurrence of debt;

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the volume of shares of our Class A common stock available for public sale;

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major changes in our board of directors or management;

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sales of substantial amounts of Class A common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. Trading of stock on a national securities exchange has experienced and is expected to continue to experience price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In addition, in the past, securities class action litigation has often been commenced against companies following periods of volatility in the overall market or the market price of the particular company’s securities. This type of litigation, which has in the past been, and may in the future be, instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. For example, between March 18 and May 14, 2021, six related putative class action lawsuits were filed against certain current and former officers and directors of the Company and DiamondPeak in the U.S. District Court for the Northern District of Ohio, asserting violations of federal securities laws under Section 10(b), Section 20(a), Section 14(a) and Section 20A of the Exchange Act. The complaints generally allege that certain defendants made materially false and misleading statements relating to the vehicle pre-orders, the production timeline or the Merger, and that certain individual defendants violated Section 20A of the Exchange Act through insider sales while in possession of nonpublic information relating to the Company. We intend to vigorously defend against the claims but there can be no assurances as to the outcome, and these litigations may result in substantial costs and/or diversion of management’s attention and resources. See “Legal Proceedings” below and in our subsequent filings with the SEC for additional information.
The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.
We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) the exemption permitting reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important.
In addition, Section 107 of the JOBS Act provides that we, as an emerging growth company, can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can, therefore, delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. We will remain an emerging growth company until the end of the 2021 fiscal year.
We cannot predict if investors will find our Class A common stock less attractive because we will rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.
We incur significant increased expenses and administrative burdens as a public company, which could have a material adverse effect on our business, financial condition and results of operations.
We face increased legal, accounting, administrative and other costs and expenses as a public company that Legacy Lordstown did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities that Legacy Lordstown had not done previously. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, identifying a material weakness or significant deficiency in the internal control over financial reporting, as we have already experienced), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of us. It is also more expensive to obtain directors’ and officers’ liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs require us to divert a significant amount of money that could otherwise be used to expand our business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase our costs.
Our management may not successfully or effectively manage our transition to a public company.
Our management team may not successfully or effectively manage our transition to a public company, which transition subjects us to significant regulatory oversight and reporting obligations under federal securities laws. Its limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of management’s time may be devoted to these activities which will result in less time being devoted to our management and growth. We currently do not, and in the future may not, have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. As part of our plan to remediate material weaknesses that have already been identified, we will and may in the future be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.
Failure to timely implement and maintain adequate financial, information technology and management processes and controls and procedures have resulted and could in the future result in material weaknesses, leading to errors in our financial reporting and adversely affecting our business.
We are subject to the SEC’s internal control over financial reporting requirements and will become subject to the auditor attestation requirements as of the end of the 2021 fiscal year. Prior to the Business Combination, we were a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses. As a result, previously existing internal controls are no longer applicable or comprehensive enough as of December 31, 2020 as our operations prior to the Business Combination were insignificant compared to those of the consolidated entity post-Business Combination. The design of internal controls over financial reporting for our business post-Business Combination has required and will continue to require significant time and resources from management and other personnel. As a result, management was unable, without incurring unreasonable effort or expense to conduct an assessment of our internal control over financial reporting as of December 31, 2020 and has excluded management’s report on internal control over financial reporting pursuant to Section 215.02 of the SEC Division of Corporation Finance’s Regulation S-K Compliance & Disclosure Interpretations. This prospectus also does not contain an attestation report of our registered public accounting firm regarding internal control over financial reporting since the Company, as an “emerging growth company,” is not required to provide such report.
Notwithstanding the foregoing, while preparing the Company’s financial statements, our management identified the following material weaknesses in internal control over financial reporting:
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we did not have a sufficient number of trained resources with the appropriate technical accounting skills and knowledge with assigned responsibilities and accountability for the design and operation of internal controls over financial reporting;

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we did not have an effective risk assessment process that successfully identified and assessed risks of material misstatement to ensure controls were designed and implemented to respond to those risks; and

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we did not have an effective monitoring process to assess the consistent operation of internal control over financial reporting and to remediate known control deficiencies.

As a consequence, the Company did not effectively design, implement and operate process-level control activities related to procure-to-pay, property, plant and equipment, warrant liability, and the financial reporting process. These control deficiencies resulted in the restatement of our December 31, 2020 financial statements as described in Note 2 to the Notes to Consolidated Financial Statements entitled “Restatement of Previously Issued Financial Statements.” These control deficiencies also caused other immaterial misstatements, some of which were corrected, in our consolidated financial statements as of and for the year ended December 31, 2020. These control deficiencies create a reasonable possibility that a material misstatement to the consolidated financial statements will not be prevented or detected on a timely basis, and therefore we concluded that the deficiencies represent material weaknesses in internal control over financial reporting and our internal control over financial reporting was not effective as of December 31, 2020.
A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis. These deficiencies could result in additional material misstatements to our consolidated financial statements that could not be prevented or detected on a timely basis.
Our management is preparing a remediation plan to be instituted in 2021 under the oversight of the Audit Committee. The plan is expected to involve hiring and training additional qualified personnel, performing detailed risk assessments in key process areas to identify risks of material misstatement, further documentation and implementation of control procedures to address the identified risks of material misstatements in key process areas, and the implementation of monitoring activities over the components of our internal controls which would include holding personnel accountable to their responsibilities for the design and implementation of internal controls over financial reporting. There is no assurance that we will be successful in remediating the material weaknesses.
We will be required to include a report on management’s assessment of our internal control over financial reporting as of December 31, 2021. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and its attestation reports.
If not remediated, these material weaknesses could result in material misstatements to our annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of the Class A common stock could be adversely affected and we could become subject to litigation or investigations by Nasdaq, the SEC, or other regulatory authorities, which could require additional financial and management resources.
Further, additional weaknesses in our internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in our implementation or improvement, could adversely affect our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods.
Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

We may amend the terms of the Warrants in a manner that may be adverse to holders of Warrants with the approval by the holders of at least 50% of the then-outstanding Warrants. As a result, the exercise price of the Warrants could be increased, the exercise period could be shortened and the number of shares of our Class A common stock purchasable upon exercise of a Warrant could be decreased, all without the approval of the holder of any such Warrant.
Our Warrants were issued in registered form under the Warrant Agreement between American Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Private Placement Warrants to make any change that affects the interests of the registered holders of Private Placement Warrants. Accordingly, we may amend the terms of the Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Private Placement Warrants approve of such amendment. Although our ability to amend the terms of the Warrants with such consent is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash, shorten the exercise period or decrease the number of shares of our Class A common stock purchasable upon exercise of a Warrant.
We may redeem the unexpired Warrants prior to their exercise at a time that is disadvantageous to Warrant holders, thereby making their Warrants worthless.
We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the last reported sales price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force the Warrant holders (i) to exercise their Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their Warrants at the then-current market price when they might otherwise wish to hold their Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of their Warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor, our anchor investor or their permitted transferees.
There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.
Our Class A common stock is currently listed on Nasdaq. Our continued eligibility for listing may depend on, among other things, compliance with minimum price and corporate governance requirements and timely filings with the SEC. If Nasdaq delists our Class A common stock from trading on its exchange for failure to meet the Nasdaq listing standards, we and our stockholders could face significant material adverse consequences including:
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a limited availability of market quotations for our securities;

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reduced liquidity for our securities;

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a determination that our Class A common stock is a “penny stock,” which will require brokers trading in our Class A common stock to adhere to more stringent rules and could possibly result in a reduced level of trading activity in the secondary trading market for our securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A common stock is currently listed on Nasdaq, it is a covered security. Although states are preempted from regulating the sale of our securities, the federal statute does allow states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Class A common stock adversely, the price and trading volume of our Class A common stock could decline.
The trading market for our Class A common stock is influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who cover us provide negative recommendations or change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A common stock would likely decline. If any analyst who covers us were to cease its coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
Provisions in our Charter may prevent or delay an acquisition of us, which could decrease the trading price of our Class A common stock, or otherwise may make it more difficult for certain provisions of the Charter to be amended.
The Charter contains provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include:
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a board of directors that is divided into three classes with staggered terms;

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the right of our board of directors to issue preferred stock without stockholder approval;

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restrictions on the right of stockholders to remove directors without cause; and

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restrictions on the right of stockholders to call special meetings of stockholders.

These provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in our and our stockholders’ best interests.
Our Charter designates state courts within the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.
The Charter provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, a state court located within the State of Delaware (or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the laws of the State of Delaware, including, but not limited to (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or stockholders to us or our stockholders; or (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or the Charter or our amended and restated bylaws (the “Bylaws”) (in each case, as they may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware.
In addition, the Charter provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district court for the District of Delaware (or, if such court does not have jurisdiction over such action, any other federal district court of the United States) shall be the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended), provided, however, that if the foregoing provisions are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended) shall be the Court of Chancery of the State of Delaware.
The Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any rule or regulation promulgated thereunder (in each case, as amended), or any other claim over which the federal courts have exclusive jurisdiction.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in our Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
We may issue shares of preferred stock or additional shares of Class A common stock, which would dilute the interest of our stockholders.
Our Charter provides for 312,000,000 authorized shares of capital stock, consisting of (i) 300,000,000 shares of Class A common stock and (ii) 12,000,000 shares of preferred stock. We may issue a substantial number of shares of preferred stock and/or additional shares of Class A common stock, which:
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may significantly dilute the equity interest of our then-current stockholders;

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may subordinate the rights of holders of shares of Class A common stock if one or more classes of preferred stock are created, and such preferred shares are issued, with rights senior to those afforded to our Class A common stock;

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could cause a change in control if a substantial number of shares of Class A common stock are issued, which may affect, among other things, our ability to use our net operating loss carryforwards, if any, and could result in the resignation or removal of our present officers and directors; and

•
may adversely affect the prevailing market price for our Class A common stock.

USE OF PROCEEDS
All of the Class A common stock and Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of our securities by the Selling Securityholders pursuant to this prospectus.
We will receive up to an aggregate of approximately $43.0 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that any Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. We will have broad discretion regarding the timing and application of the net proceeds from this offering. We expect to use the net proceeds from the exercise of any Warrants for general corporate purposes. Pending the ultimate use of such proceeds, we may invest the net proceeds in short-term, investment-grade, interest-bearing instruments.
DETERMINATION OF OFFERING PRICE
We cannot currently determine the price or prices at which shares of our Class A common stock or Private Placement Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR CLASS A COMMON STOCK AND DIVIDEND POLICY
Market Information
Our Class A common stock currently trades on the Nasdaq Global Select Market under the symbol “RIDE”.
Holders
As of June 13, 2021, the shares of Class A common stock issued and outstanding were held of record by approximately 68 holders, and the Warrants outstanding were held of record by approximately 32 holders.
Dividend Policy
We have not paid any cash dividends on the Class A common stock to date. We may retain future earnings, if any, for future operations and expansion and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any future outstanding indebtedness we or our subsidiaries incur.

SELECTED HISTORICAL FINANCIAL INFORMATION
Our selected historical statement of operations data for the three months ended March 31, 2021 and 2020, year ended December 31, 2020, the period from April 30, 2019 to December 31, 2019 and the historical balance sheet data as of March 31, 2021, December 31, 2020 and December 31, 2019 are derived from our unaudited and audited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the following selected historical financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.
Statement of Operations Data
(in thousands except for per share information)
	For the Three Months Ended March 31, 2021	For the Three Months Ended March 31, 2020	Restated Year ended December 31, 2020	For the period from April 30, 2019 to December 31, 2019
Net sales.	$—	$—	$—	$—
Operating expenses
Selling and administrative expenses	14,394	3,522	28,787	4,526
Research and development expenses	91,812	8,468	73,694	5,865
Total operating expenses	$(106,206)	$(11,990)	$(102,481)	$(10,391)
Loss from operations			$(102,481)	$(10,391)
Other (expense) income
Other (expense) income.	(19,132)	126	(20,866)	—
Interest income (expense)	127	(1)	(703)	—
Loss before income taxes.	$(125,211)	$(11,865)	$(124,050)	$(10,391)
Income tax expense.	—	—	—	—
Net loss.	$(125,211)	$(11,865)	$(124,050)	$(10,391)
Loss per share attributable to common shareholders.
Basic & Diluted.	$(0.72)	$(0.16)	$(1.28)	$(0.15)
Weighted-average number of common shares outstanding
Basic & Diluted.	174,325	71,911	96,716	68,279
Balance Sheet Data
(in thousands)
	March 31, 2021	Restated December 31, 2020	December 31, 2019
Total assets	$779,082	$767,219	$33,546
Total liabilities	75,767	136,481	24,990
Total stockholders’ equity	703,315	630,738	8,556

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) should be read in conjunction with the accompanying audited and unaudited consolidated financial statements and notes. Forward-looking statements in this MD&A are not guarantees of future performance and may involve risks and uncertainties that could cause actual results to differ materially from those projected. Refer to the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of these risks and uncertainties.
Overview and 2020 Highlights
Our mission is to be a catalyst in the world’s transition to sustainable energy. We design, develop, and intend to manufacture the Endurance, the first electric full-size pickup truck targeted for sale to fleet customers. In addition, we intend to leverage our technologies by investing in the development additional all-electric vehicles geared for the commercial market. Located in Lordstown, Ohio, the Lordstown Complex spans 6.2 million square feet and is in a near-production-ready state. We also intend to build company-owned service centers where we offer maintenance, repair, parts, and other services related to our products.
Since inception, we have been developing our flagship vehicle, the Endurance, an electric full-size pickup truck. We introduced the Endurance in June 2020 and have been building beta vehicles during the first half of 2021. We are targeting commencement of limited production of the Endurance in late September 2021. As of result of cost increases due to challenges in the supply chain, among other factors, production will initially focus on a small number of vehicles for testing and certifications and to demonstrate the capabilities of the Endurance to customers and financing sources. We are seeking additional funding that will be necessary to scale up capacity and the further automation of manufacturing processes in order to complete our ramp up to full-scale commercial production and launch the sale of our vehicles.
Our goal is to achieve a leadership position as an OEM vehicle supplier to the commercial fleet industry. We intend to do so by focusing on the following strengths:
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a highly experienced and proven senior management team with over 100 years of collective experience in the automotive and electric vehicle areas from prominent OEMs, including Workhorse Group, Tesla, Karma, Toyota, GM, Hyundai and Volkswagen;

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the near-production-ready, strategically located manufacturing Lordstown Complex, that we believe offers significant advantages in terms of the time and cost necessary to reach full-scale commercial production;

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approximately 800,000 square feet within the plant complex allocated for in-wheel hub motor and lithium-ion battery pack production and assembly, which together will account for our propulsion production;

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the unique and efficient design of the Endurance incorporating advanced technology and engineering, including the use of in-wheel hub motors resulting in what we believe will be the fewest moving parts of any comparable vehicle currently available; and

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a safe, reliable and efficient vehicle, designed for and targeted to the needs of the fleet market, that we believe will offer a significantly reduced total cost of ownership and compelling value as compared to currently available alternatives.

Within the broader trend of vehicle electrification, by targeting the sizable fleet market and focusing on its particular needs, we aim to obtain a “first mover” advantage, build strong customer relationships and capitalize on a significant market opportunity.
Production and Engineering.   We developed a prototype and alpha build Endurance models including multiple skateboards for testing and validating the truck and future development opportunities. We are in the process of building more than 50 beta models that we will use to further refine the Endurance through crash, engineering and validation testing. We also expect to use these beta vehicles for demonstrations to customers. We have passed two of the most difficult crash tests — frontal and pole — in independent third party testing and our vehicles are performing as planned during other durability and validation tests. We continue to expect to achieve a 5 star crash test rating.
Manufacturing Facility.   We consider our 6.2 million square foot, near-production ready Lordstown Complex one of our key competitive advantages. We acquired the plant from General Motors in 2019 and are in the process of repurposing and retooling the factory for electric vehicle production rather than internal combustion engine (“ICE”) vehicle production.
Propulsion Production and Assembly Lines.   Along with the retooling of the assembly and production floor, we are building an approximate 800,000 square foot battery pack production and assembly and hub motor production capabilities.
Personnel.   At the end of fiscal 2020 the company employed 320 full-time personnel in the areas of manufacturing, engineering, marketing, sales, facilities, human resources, IT, supply chain, accounting and finance. These employees are engineering the Endurance and preparing the plant for mass production.
Research and Development Center.   In November 2020, the company opened a satellite research and development center in Farmington Hills, Michigan. This facility includes space for vehicle inspection and benchmarking, as well as labs for testing, validation and prototyping. We understand that automotive engineering talent in the Detroit area is world-renowned and, with this new Research and Development (“R&D”) Engineering Center, expects to access the deep automotive engineering talent pool and numerous automotive supplier partners that exist in the region.
First Sales and Service Center.   We established our first sales and service center in Irvine, California. The facility, combined with our mobile service, will enable us to service commercial users in the southern California region. We have chosen California as the location for our first service center due to the favorable regulatory backdrop in the state, which is aggressively promoting more widespread adoption of electric vehicles. We have established Lordstown EV Sales, LLC, to receive direct orders from customers and have received our dealership license from California.
Strategic Relationships.   We continue to build out our supply network and have an agreement with Elaphe to license and provide manufacturing services with respect to its in-wheel hub motors. We have secured long-term supply agreements with two leading global battery cell suppliers, representing two of the Endurance’s most critical components.
Other Planned Initiatives. We further aim to partner with key service providers to enable to support fleet operators and other customers efficiently and effectively for aftermarket parts and service and charging infrastructure. Management believes that most fleet operators use service agreements with third-party service providers to maintain and repair their fleets and provide OEM parts, and that an arrangement with a national service provider would be attractive to fleet customers considering purchasing the Endurance. We are also evaluating partnerships with electric vehicle charging station providers to provide Endurance purchasers with access to their networks. As fleet operators also typically bring their vehicles back to a central location each day, vehicle charging infrastructure can also be installed at those locations.

Results of Operations for the Three Months Ended March 31, 2021 and 2020
(in thousands)
	Three months ended March 31, 2021	Three months ended March 31, 2020
Net sales	$—	$—
Operating expenses
Selling and administrative expenses	14,394	3,522
Research and development expenses	91,812	8,468
Total operating expenses	106,206	11,990
Loss from operations	(106,206)	(11,990)
Other (expense) income
Other (expense) income	(19,132)	126
Interest income (expense)	127	(1)
Loss before income taxes	(125,211)	(11,865)
Income tax expense	—	—
Net loss	$(125,211)	$(11,865)
Selling and administration (“S&A”) expenses increased $11.1 million during the three months ended March 31, 2021 compared to 2020 as Lordstown ramped up development and organizational activities in 2021.
Research and development (“R&D”) expenses increased $82.0 million during the three months ended March 31, 2021 compared to 2020 as Lordstown continued design and development work on the Endurance.
Results of Operations for the Year Ended December 31, 2020 and the Period from April 30, 2019 through December 31, 2019
(in thousands)
	Restated Year ended December 31, 2020	For the Period April 30, 2019 to December 31, 2019
Net sales	$—	$—
Operating expenses
Selling and administrative expenses	28,787	4,526
Research and development expenses	73,694	5,865
Total operating expenses	102,481	10,391
Loss from operations	(102,481)	(10,391)
Other (expense) income
Other expense, net	(20,866)	—
Interest expense	(703)	—
Loss before income taxes	(124,050)	(10,391)
Income tax expense	—	—
Net loss	$(124,050)	$(10,391)
S&A generally consist of personnel and facilities costs related to marketing, sales, executive, finance, human resources, information technology and legal organizations, as well as fees for professional and contract services.
S&A increased from $4.5 million for the period from April 30, 2019 to December 31, 2019 to $28.8 million in the year ended December 31, 2020 mainly due to transaction costs from recapitalization ($12 million) and hiring ramp up ($6 million).

R&D expenses consist primarily of personnel costs for our teams in engineering and research, manufacturing engineering and manufacturing test organizations, prototyping expense, contract and professional services.
R&D increased from $5.9 million in the period from April 30, 2019 to December 31, 2019 to $73.7 million in the year ended December 31, 2020 mainly due to expenditures in the completion of the design of the Endurance electric pick-up truck ($28 million) plus building of prototype vehicles and for the preparation of the construction of beta vehicles ($17 million).
Other expense, net in the year ended December 31, 2020 mainly consisted of a $23.5 million non-cash charge related to the change in fair value of our Public and Private Warrants which was partially offset by the gain on sale of excess equipment at the Lordstown Complex.
Interest expense in the year ended 2020 mainly is attributed to interest on Related party notes payable.
Liquidity and Capital Resources
We had cash and cash equivalents of approximately $587.0 million and an accumulated deficit of $259.7 million as of March 31, 2021 and a net loss of $125.2 million for the quarter ended March 31, 2021. On December 31, 2020, we had cash and cash equivalents of approximately $629.8 million. These funds were primarily the result of the PIPE Investment, the release of amounts held in DiamondPeak’s trust account following completion of the Business Combination, the sale and subsequent conversion of the Convertible Promissory Notes and Warrant exercises, offset by cash usage during the year. In January 2021, we received approximately $82.0 million in additional funding from Warrant exercises.
In 2021, our research and development expenses and capital expenditures have increased significantly over 2020 levels to build capacity and invest in additional products and technologies, and are higher than anticipated due to additional spending needed to (1) complete our beta program, (2) conduct vehicle validation tests, (3) secure necessary parts/equipment for production, and (4) utilize third-party engineering resources. This was due in part to the stress that the COVID-19 pandemic has put on the global automotive supply chain. As we have engaged potential third-party suppliers for certain components, the pricing and/or availability being offered was not consistent with our expectations and timing, so we made a strategic decision to bring development of certain components, such as the frame, in house. While this decision requires more upfront spending and the need for additional funding from future financing, we believe the return on our investments will allow us to control key components and the projected timelines that we establish.
In addition, in order to secure adequate supply of battery cells, we have agreements with certain suppliers which obligate us to purchase a minimum volume at approximately $16.3 million, $139.4 million and $273.6 million in 2021, 2022, and 2023, respectively, subject to change for increases in raw material pricing.
Pursuant to the requirements of the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the condensed consolidated financial statements included in this prospectus are issued. This evaluation does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented or are not within control of the Company as of the date the financial statements are issued. When substantial doubt exists under this methodology, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.
Our ability to continue as a going concern is dependent on our ability to complete the development of our electric vehicles, obtain regulatory approval, begin commercial scale production and launch the sale of such vehicles. We believe that our current level of cash and cash equivalents are not sufficient to fund commercial scale production and the launch of sale of such vehicles. These conditions raise substantial doubt regarding our ability to continue as a going concern for a period of at least one year from the date of issuance of the unaudited condensed consolidated financial statements included in this prospectus.
To alleviate these conditions, management is currently evaluating various funding alternatives and may seek to raise additional funds through the issuance of equity, mezzanine or debt securities, through arrangements with strategic partners or through obtaining credit from government or financial institutions. As we seek additional sources of financing, there can be no assurance that such financing would be available to us on favorable terms or at all. Our ability to obtain additional financing in the debt and equity capital markets is subject to several factors, including market and economic conditions, our performance and investor sentiment with respect to us and our industry.
We accepted an invitation from the U.S. Department of Energy to start the process toward securing an ATVM loan. If we are successful in completing this stage, we may receive a term sheet, but we cannot guarantee we will reach that stage or be approved for a loan or provide any assurance as to the amount or timing of any loan that we may receive. Broadly speaking, prior ATVM loans were offered at Treasury rates for interest expense, required that the proceeds be spent on plant retooling or R&D activities and have imposed initial cash collateral requirements. We are currently in the due diligence phase and there can be no assurance when or if we will receive an ATVM loan. We are also pursuing tax credits and grants across multiple jurisdictions.
Unless and until we secure such additional funding, we have made adjustments to our production timeline and processes. Expected Endurance production in 2021 will be limited and we will need additional funding for 2022 production and to establish higher volume, sustained capacity and generally to reach full scale commercial production as contemplated by our business plan. In order to manage liquidity, expenditures will continue at a reduced pace and will relate primarily to retooling plans that will allow us to provide the limited capacity by the end of 2021 for testing and certifications and to demonstrate the capabilities of the Endurance to customers and financing sources.
If we are unable to raise additional capital in the near term, our operations and production plans will be scaled back or curtailed and, if any funds raised are insufficient to provide a bridge to full commercial production and generation of sufficient funds from operations, our successful operation and growth would be impeded.
Summary of Cash Flows
The following table provides a summary of Lordstown’s cash flow data for the period indicated:
(in thousands)
	Three months ended March 31, 2021	Three months ended March 31, 2020	Restated Year ended December 31, 2020	For the Period April 30, 2019 to December 31, 2019
Net cash used by operating activities	$(71,520)	$(7,855)	$(99,596)	$(5,202)
Net cash used by investing activities	$(54,264)	$—	$(50,249)	$(133)
Net cash provided by financing activities	$83,066	$6,125	$777,447	$7,494
Net Cash Used by Operating Activities
Our cash flows from operating activities are significantly affected by our cash investments to support the growth of our business in areas such as research and development and selling, general and administrative expenses.
For the three months ended March 31, 2021 compared to 2020, net cash used by operating activities increased by $63.7 million. This increase was primarily due to a $94.2 million increase of net operating loss offset by changes in working capital, primarily a significant increase in accounts payable as we have ramped up our research and development and other spending.

Net cash used in operating activities increased to $99.6 million during the year ended December 31, 2020 from $5.2 million from the period from April 30, 2019 to December 31, 2019. This increase was primarily due to increase in R&D expenditures to bring the Endurance to market, increase in headcount for the personnel ramp up and marketing expenses.
Net Cash Used by Investing Activities
For the three months ended March 31, 2021 compared to 2020, cash used by investing activities increased $54.3 million due to capital spending in 2021.
The net cash used in investing activities increased to $50.2 million for the year ended December 31, 2020 from $0.1 million for the period from April 30, 2019 to December 31, 2019 primarily due to purchase of capital assets related to the Lordstown Complex re-tooling in preparation for the manufacturing of the Endurance pickup truck.
Net Cash Provided by Financing Activities
For the three months ended March 31, 2021 compared to 2020, cash flows from financing activities increased $76.9 million due to $82 million of cash proceeds from exercise of warrants net of a $5.1 million decrease in proceeds from the issuance of stock.
Cash flows from financing activities during the year ended December 31, 2020 consisted primarily of $701.5 million from cash received in recapitalization, net of transaction costs, $37.8 million from related party notes payable and $30.7 million from shares issued for exercise warrants. Cash flows from financing activities during the period from April 30, 2019 to December 31, 2019 consisted primarily of $7.5 million from issuance of common stock.
Off-Balance Sheet Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Critical Accounting Policies
Going Concern
The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. In connection with the preparation of the consolidated financial statements for the years ended December 31, 2020, we conducted an evaluation as to whether there were conditions and events, considered in the aggregate, which raised substantial doubt as to our ability to continue as a going concern within one year after the date of the issuance of such financial statements, and concluded that substantial doubt existed as to our ability to continue as a going concern as further discussed in Note 1 to the Consolidated Financial Statements. In addition, our independent auditors, in their report on the audited financial statements for the year ended December 31, 2020, expressed substantial doubt about our ability to continue as a going concern.
Cash and Cash Equivalents
Cash includes cash equivalents which are highly liquid investments that are readily convertible to cash. The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. The Company presents cash and cash equivalents within Cash and cash equivalents on the Balance Sheet.

The Company maintains its cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts and management believes it is not exposed to significant credit risk.
Property, Plant and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Determination of useful lives and depreciation will begin once the assets are ready for their intended use.
Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repair expenditures are expensed as incurred, while major improvements that increase functionality of the asset are capitalized and depreciated ratably to expense over the identified useful life. Further, interest on any debt financing arrangement is capitalized to the purchased property, plant, and equipment if the requirements for capitalization are met.
Long-lived assets, such as property, plant, and equipment are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset or asset group exceeds the fair value of the asset or asset group.
Warrants
The Company accounts for its Public and Private Warrants as described in Note 4 to the consolidated financial statements in accordance with the guidance contained in ASC Topic 815-40-15-7D and 7F under which the Public Warrants and Private Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Public and Private Warrants as liabilities at their fair value and adjusts the Public and Private Warrants to fair value at each reporting period or at the time of settlement. Any change in fair value is recognized in the statement of operations. The Public Warrants were redeemed on January 27, 2021.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our consolidated financial statements.
See Note 2 to the condensed consolidated financial statements for more information about recent accounting pronouncements, the timing of their adoption, and management’s assessment, to the extent they have made one, of their potential impact on Lordstown’s financial condition and results of operations.

BUSINESS
Overview
Our mission is to be a catalyst in the world’s transition to sustainable energy. We design, develop, and intend to manufacture the Endurance, the first electric full-size pickup truck targeted for sale to fleet customers. In addition, we intend to leverage our technologies by investing in the development additional all-electric vehicles geared for the commercial market. Located in Lordstown, Ohio, our factory (the “Lordstown Complex”) spans 6.2 million square feet and is in a near-production-ready state. We also intend to build company-owned service centers where we offer maintenance, repair, parts, and other services related to our products.
Since inception, we have been developing our flagship vehicle, the Endurance, an electric full-size pickup truck. We introduced the Endurance in June 2020 and are building beta vehicles during the first half of 2021. We are targeting commencement of limited production of the Endurance in late September 2021.
Our Strengths and Strategy
Our goal is to achieve a leadership position as an original equipment manufacturer (“OEM”) vehicle supplier to the commercial fleet industry. We intend to do so by focusing on the following strengths.
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Highly experienced and proven team.   Our senior executive team has over 100 years of collective experience in the automotive and electric vehicle industries from prominent OEMs. The team’s collective experience includes established electric vehicle production, design-to-scaled production development and traditional OEM processes. This team possesses a deliberate, calculated vision to design, develop and produce commercial electric vehicle platforms and to lead us towards commercial production and sales growth.

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Near-production-ready plant to build electric vehicles and strategic location.   The Lordstown Complex is a former GM assembly plant that is in a near-production-ready state, with manufacturing lines and equipment already in place. We benefit from the industry-leading machinery and equipment in the Lordstown Complex that has been serviced and maintained using best practices. Consequently, the Lordstown Complex provides us with a modern manufacturing complex with a recent history of producing a high volume of conventional vehicles. It is strategically located in Lordstown, Ohio, in close proximity to the major interstate highway between Cleveland, Ohio, and Pittsburgh, Pennsylvania. Lordstown, Ohio, and the surrounding area is home to a highly trained workforce with experience working in the Lordstown Complex and manufacturing vehicles.

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The Endurance has a unique and efficient design featuring proven in-wheel hub motor, battery pack and powertrain technologies.   The technology and engineering developed by us to date have led to operational prototype and beta vehicles that are being tested to meet commercial fleet performance standards. The design of the Endurance features in-wheel hub motors, which eliminate the need for many parts found in both traditional and existing electric vehicles. As a result, we believe that the Endurance will have among the fewest moving parts of any highway-capable production vehicle ever produced. We believe this design will also improve performance, range and safety while meaningfully reducing total cost of ownership due to lower operating and maintenance costs. As a result, we expect the total cost of ownership of the Endurance to be significantly lower than that of comparable internal combustion engine vehicles.

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Significant opportunity exists in the commercial fleet market.   We believe we are one of the few light duty electric truck OEM focusing primarily on commercial fleets and expect to offer fleet operators the first commercially available full-size electric pickup truck. By being a first mover and focusing the Endurance’s design on the particular needs of this market, our goal is to build strong customer relationships with fleet operators and companies that rent or lease vehicles to fleet operators and to capture a significant market opportunity as the broad trend of vehicle electrification continues. Within this trend, we believe that fleet operators, in particular, will be drawn to the lower total cost of ownership of electric vehicles as opposed to the higher initial purchase price, which has been a factor limiting the pace of adoption of electric vehicles. We also believe that fleet usage, which in many cases may involve multiple shorter trips within range of a central base rather than long-distance travel, can reduce the range anxiety that has also been a limiting factor in electric vehicle adoption. As a result, we expect strong demand for safe, reliable electric vehicles with a significantly reduced total cost of ownership and believe the Endurance has an opportunity to achieve a leadership position in this market.
Industry and Competition
The electric vehicle industry has grown rapidly over the past 10 years. We believe this growth will continue into the future as increased offerings, technological developments, reduced costs, and additional charging infrastructure are expected to drive broader adoption. In addition, we expect countries around the world to become increasingly focused on meeting climate goals, in part, by reducing the environmental effects of internal combustion engine vehicles. This increased focus may include offering financial incentives to promote the use of electric vehicles and commitments from major automotive manufacturers to electrification as part of their long-term plans.
Our target market is the commercial fleet market, which is defined as commercial and governmental organizations with three or more vehicles. This market is represented by companies such as logistics companies, service providers, utilities, airlines and airport operators, telecommunication companies and insurance companies, as well as small- to mid-sized companies with less than 10 vehicles in their fleets. Government entities, states and municipalities are another segment of the market that we believe will participate in the transition to electric vehicles and represent potential customers.
The commercial fleet market presents a large potential market with strong demand for vehicles. We believe that there is significant opportunity to gain a share of this market by offering electric vehicles. We believe that commercial demand for electric trucks will be driven by the potential for lower total cost of ownership in comparison to the cost of ownership associated with traditional gasoline and diesel internal combustion engine pickup trucks. In addition, the specific use cases for electric trucks by fleet operators which often involve multiple shorter trips, can alleviate the range anxiety that has been a limiting factor in electric vehicle adoption to date. By effectively marketing to commercial fleet operators, we believe we have the potential to secure significant and recurring purchases for our electric vehicles.
Although competition within the broader electric vehicle and pickup market is intense, we believe that our focus on fleet customers will limit direct competition, at least initially. While established OEMs and new entrants to the industry have announced plans to develop electric pickup trucks, most of these potential competitors are expected to focus on the consumer market as their point of entry into the market. In such cases, the vehicles produced may focus more on attributes that provide for mass consumer appeal, which can be either costly or limit the functionality required by the fleet market. By comparison, we are focusing on the specific needs of commercial fleets with the development and production of the Endurance and expect to have significantly less direct competition in this market at the outset.
The Endurance
Our flagship vehicle will be the Endurance. The Endurance will be composed of three main components: (1) the frame and body; (2) four electric in-wheel hub motors; and (3) the battery pack. The design of the Endurance body will follow the same design principles that have made pickup trucks ideal for the fleet market, while its chassis will be designed for safety, efficiency and flexibility. Our use of in-wheel hub motors together with the Endurance’s proprietary software, is expected to lead to better traction and handling, making it an ideal vehicle for fleet operators. The Endurance will have a unique design with the use of electric in-wheel hub motors and a proprietary battery configuration. With this design, we believe that the Endurance will have among the fewest moving parts of any highway- capable production vehicle ever produced and will have a total cost of ownership that is significantly lower than comparable pickup trucks that are currently commercially available.
Based on our estimated specifications, we expect the Endurance to have a 0-60 miles per hour acceleration time of 5.5 seconds, a towing capacity of 7,500 pounds, a curb weight of 4,200 pounds and a total gross vehicle weight of 7,300 pounds — making it competitive with comparable internal combustion engine vehicles. We believe we will be able to achieve a 5-star safety rating for the Endurance and have conducted software-based simulated and initial beta crash testing that supports this belief.

We are in the process of establishing pricing and standard options packages, and continue to expect our pricing to be competitive, particularly after the currently available U.S. federal tax credit of $7,500 for the purchase of alternative fuel vehicles.
While we believe the initial purchase price for the Endurance will be competitive with the purchase prices for comparable internal combustion engine and diesel-fueled pickup trucks, we believe that many consumers, especially in the commercial fleet market, consider the total cost of ownership of a vehicle to be more important than the initial purchase price of a vehicle. We continue to expect the total cost of ownership of the Endurance to be significantly lower than the total cost of ownership of internal combustion engine and diesel-fueled pickup trucks due to lower operating and maintenance costs.
In regard to operating costs, we estimate that the Endurance will have 500% better fuel economy than competing internal combustion engine pickups. This is based on management estimates of 75 miles per gallon equivalent (“MPGe”) for the Endurance, compared to approximately 15 miles per gallon for competing internal combustion engine pickups. Management’s estimate of 75 MPGe for the Endurance is the result of our simulations based on the Endurance’s propulsion power requirements for its planned weight and other specifications, as well as modeled requirements for supporting systems. As a result of these simulations, management estimates the Endurance will utilize 0.45 kilowatt-hour (“kWh”) per mile. This would be equivalent to approximately 75 MPGe based on the estimated energy equivalence of one gallon of gasoline to 33.7 kWh of electricity, per the U.S. Environmental Protection Agency’s (the “EPA”) MPGe methodology.
In regard to maintenance costs, we believe that the capabilities of electric vehicles generally and in particular the low number of parts that will be included in the Endurance will lead to lower maintenance costs. Because it is electric and by incorporating in-wheel hub motors, the Endurance will not include many parts that are included in internal combustion engine vehicles. This will significantly reduce the need for routine maintenance and eliminate the need to service parts and materials for internal combustion engines, such as spark plugs, oil, oil filters, lubricants and transmission fluid, as well as eliminate the potential replacement of those components. In addition, the Endurance’s brake pads and rotors are expected to last longer than those in internal combustion engine pickup trucks due to regenerative braking from the hub motors on all four wheels, representing another maintenance cost saving.
Based on these assumptions, over a five-year period, we estimate that the average total cost of ownership of the Endurance will be significantly less than the average total cost of ownership of a comparable internal combustion engine pickup truck.
Frame and Body
We have designed the Endurance to have similar functionality and a comparable look and feel to other commercially available pickup trucks and expect this design to appeal to commercial fleet customers seeking a familiar design and style. The absence of a traditional internal combustion engine and drivetrain has allowed us to focus the design of the Endurance frame around the cabin to better protect the occupants and the batteries. By using existing and proven design concepts, we hope to reduce engineering costs and minimize issues in meeting safety and technical requirements and in obtaining necessary certifications.
The Endurance body is designed to be fully compatible with existing third-party parts, upfitting options and accessories. Depending on how our timing and demand aligns with the availability and cost of these parts, this design provides us with the option to source certain parts under an agreement we have entered into with GM. This agreement provides us with access to certain non-customer-facing GM parts, including airbags, steering columns and steering wheels, based on the manufacturing capacity of GM’s suppliers. To the extent we utilize this arrangement, we expect that it will reduce the time that it will take to build out these aspects of our supply chain and bring the Endurance to market and reduce our tooling and development costs. We expect to develop some parts in house where such development provides us with better economics and certainty regarding production timing.
Electric In-Wheel Hub Motors
The Endurance will have four electric in-wheel hub motors. We have entered into supply and licensing agreements with Elaphe Propulsion Technologies Ltd. (“Elaphe”) to produce the hub motors at the Lordstown Complex. As we retool the Lordstown Complex and ramp up production, Elaphe will initially manufacture its Model L-1500 in-wheel hub motors for us. As part of the retooling of the Lordstown

Complex, we are in the process of developing our own manufacturing line for the in-wheel hub motors, and upon completion, we expect to manufacture the in-wheel hub motors at the Lordstown Complex under license from Elaphe. We believe the hub motors will provide efficiency, reliability and design flexibility and offer a number of advantages over traditional internal combustion engines. For example, in-wheel hub motors place the entire propulsion system within the wheels, providing a significant amount of design flexibility for the remainder of the vehicle. In-wheel hub motors also eliminate the need for many parts found in both traditional and hybrid vehicles, including a drivetrain, gears, axles, differentials, universal joints, transmissions, oil, oil filters, spark plugs and engine valves, which will reduce the number of moving parts in the Endurance compared to other traditional, hybrid and electric vehicles available today and are expected to drive lower maintenance costs.
By integrating its software system with the hub motors, we aim to effectively have a motor and mind in each wheel of the Endurance, providing favorable four-wheel drive traction, control and efficiency when compared to other pickup trucks currently available to commercial fleets. The use of in-wheel hub motors and the absence of a traditional internal combustion engine create a large front crush zone, enhancing the safety of the vehicle and enabling the Endurance to have a “frunk” (a small trunk located at the front of the cab).
The motors will be equipped with a regenerative braking mechanism that captures and stores power generated by deceleration of the vehicle. Many of the systems that will enable the use of in-wheel hub motors, such as the software that will interact and direct each of the four motors, as well as the independent front suspension, are proprietary to us.
Battery Pack
The Endurance will be powered by battery packs in a configuration that we believe will be unique. The battery packs will be completely encased in the chassis, which is intended to better protect the batteries, and enhance durability, and increase safety. Further, the location of the battery packs in the Endurance’s floor results in a low center of gravity, which is intended to give the vehicle a strong yet lightweight frame with advanced handling capabilities. We expect that our all-electric and all-wheel drive vehicles will result in an approximately 250-mile battery range and the equivalent of 75 miles per gallon fuel consumption due to the size and number of battery cells that can be placed in the Endurance. If achieved, we believe this range would make the Endurance highly suitable for most commercial fleet vehicles and should significantly reduce range anxiety.
We have purchased units of the Samsung 21700 battery cell for use in engineering and pre- production vehicles and have demonstrated successful use of this cell in Lordstown-designed and built prototype battery packs, which will ultimately be used in production vehicles. We have entered into supply agreements with Samsung and LG Energy Solution to purchase lithium-ion cylindrical battery cells. The agreements generally have initial four- to five-year terms, subject to earlier termination rights, and provide for certain pricing and minimum quantity parameters, including our obligation to purchase such minimum amounts.
Facilities
The Lordstown Complex, a 640-acre manufacturing facility which we acquired on November 7, 2019, is strategically located in Lordstown, Ohio, in close proximity to I-80, the major interstate highway between Cleveland, Ohio, and Pittsburgh, Pennsylvania. Lordstown, Ohio, and the surrounding area is home to a highly trained workforce experienced with working in the Lordstown Complex and manufacturing vehicles. In light of the Lordstown Complex’s convenient and central location, we envision transforming Lordstown, Ohio, and the surrounding Mahoning Valley into “Voltage Valley,” an epicenter for electric vehicle production in the United States with multiple suppliers and other industry participants establishing operations in and around the area. See “Business — Key Agreements, Partnerships and Technology” above for additional information about the acquisition and related agreements.
The Lordstown Complex consists of four main facilities in one location, in addition to multiple support buildings: (1) General Assembly, (2) a Body Shop, (3) Stamping and (4) a Paint Shop. The Lordstown Complex has approximately 6.2 million square feet of manufacturing space and significant production capacity that we believe will be more than sufficient to support its targeted ramp up over the next several years and provide ample capacity for further growth thereafter. We also have solar panels on-site, which generate approximately 2.2 megawatts of energy. The Lordstown Complex is in near-production-ready condition with modern robotics, painting, assembly and stamping equipment and we are in the process of making significant retooling investments in order to commence full production of the Endurance.
Construction is in process on an 800,000 square foot propulsion production area, which will house production lines for in-wheel motors and lithium-ion battery packs, and is expected in time for the targeted start of limited production of the Endurance in late September 2021.
As part of these retooling efforts, we will purchase and install new machines, tooling, fixtures and quality and testing equipment, make additional investments in software, control and other information technology systems, modify conveyor and robotics systems, convert the existing paint line from dry powder to a “wet on wet” process and create new hub motor and battery packing assembly lines.
We expect to complete the retooling that is necessary to enable limited production of the Endurance to commence as expected in late September 2021.
As part of the acquisition of the Lordstown Complex, we were required to accept the plant and all property in “as is — where is” condition, including environmental responsibilities. Prior to entering into the Asset Transfer Agreement, GM completed an investigation and remediation program pursuant to an AOC under the U.S. EPA’s RCRA Corrective Action Program. Upon the U.S. EPA’s approval of GM’s investigation and remediation program, GM placed an environmental covenant on the real property, which requires, among other things, (i) the maintenance of nominal financial assurance, (ii) the limitation of the real property to commercial/industrial use, (iii) the prohibition of groundwater for potable use, (iv) the implementation of a dust control plan and (v) and the maintenance of impermeable surfaces on certain areas of the real property. We assumed these responsibilities under the environmental covenant as a condition to the consummation of the transactions contemplated by the Asset Transfer Agreement. We retained the same environmental consultant used by GM to develop and implement the investigation and remediation effort that ultimately led to the U.S. EPA’s approval. This consultant has intimate familiarity with the Lordstown Complex and has allowed us to develop quickly a thorough understanding of the comprehensive nature of the environmental response actions taken by GM and to implement steps to ensure ongoing compliance with the environmental covenant on the real property. To further manage potential environmental risk, we have an environmental liability policy providing certain coverages up to the amount of $25.0 million as required under the Asset Transfer Agreement. In addition, to mitigate the risk associated with the Ohio EPA’s authority to require future remediation activities at the Lordstown Complex related to historic environmental conditions, in April 2020 we entered into an Administrative Order wherein the Ohio EPA agreed to not pursue enforcement actions against us for historical environmental conditions provided that we comply with the terms of the environmental covenant.
In November 2020, we opened a satellite research and development and engineering center in Farmington Hills, Michigan. This facility includes space for vehicle inspection and benchmarking, as well as labs for testing, validation and prototyping.
In Irvine, California, we have established an engineering, technology and service center. We have established Lordstown EV Sales, LLC, to receive direct orders from customers and have received our dealership license from California.
Key Agreements, Partnerships and Technology
GM
We have entered into several agreements with GM and its affiliates related to the acquisition and operation of the Lordstown Complex and to provide financing arrangements. On November 7, 2019, we entered into an Asset Transfer Agreement, Operating Agreement and Mortgage Agreement (collectively, the “GM Property Agreements”) with GM providing for our acquisition and the continued operation of the Lordstown Complex. See “Certain Relationships and Related Party Transactions” for additional information.
On April 3, 2020, we entered into an agreement under which GM provides us with access to certain non-customer-facing GM parts, including airbags, steering columns and steering wheels. This agreement was renewed for a term commencing on January 1, 2021 and ending December 31, 2023.

Elaphe Propulsion Technologies Ltd.
We have partnered with Elaphe to produce its hub motors. We entered into a license agreement with Elaphe, pursuant to which Elaphe granted us a perpetual license to manufacture the Elaphe Model L-1500 Endurance Motor for use in the United States, Canada and Mexico in exchange for a license fee calculated on a per motor basis. Elaphe is required to obtain our consent before it is permitted to market, sell or otherwise distribute (i) the L-1500 hub motor, any replacement for it or a hub motor for a pickup truck replacing the Endurance within the United States, Canada and Mexico, or (ii) the Elaphe Model L-1500 Endurance Motor for our Endurance or our substitute model pickup truck, or any replacement or substitute Elaphe design hub motor product for our Endurance or our substitute model pickup truck. As we retool the Lordstown Complex and ramp up production, Elaphe will initially manufacture its Model L-1500 in-wheel hub motors for us. We also entered into a facilities and support agreement with Elaphe, and as we transition manufacturing operations to the Lordstown Complex, Elaphe will provide consultation services to us for manufacturing processes, vendor relations and product support relationships as well as on-site support for the manufacturing line set-up, testing and final operations.
Workhorse Group, Inc.
On November 7, 2019, the Company entered into a transaction with Workhorse Group, for the purpose of obtaining the use of certain intellectual property. In connection with granting this license, Workhorse Group received 10% of the outstanding Legacy Lordstown common stock and was entitled to royalties of 1% of the gross sales price of the first 200,000 vehicle sales. In November 2020, we pre-paid a royalty payment to Workhorse Group in the amount of $4.75 million. The upfront royalty payment represents an advance on royalties due on 1% of the gross sales price of the first 200,000 vehicles sold, but only to the extent that the aggregate amount of such royalty fees exceeds the amount paid upfront.
Other Partners
As production of the Endurance ramps up, we may partner with key service providers to enable us to serve fleet operators and other customers efficiently and effectively for aftermarket parts and service and charging infrastructure.
We believe that most fleet operators use service agreements with third-party service providers to maintain and repair their fleets and to provide aftermarket parts, and that an arrangement with a national service provider might be attractive to fleet customers considering purchasing the Endurance. In March 2021, we announced a series of agreements with affiliates of Holman Enterprises, including a co-marketing agreement that establishes a framework for us and ARI, Holman’s leasing and fleet management services organization, to co-market and co-develop business opportunities with our respective customers and a vehicle procurement agreement that establishes a framework pursuant to which ARI would use reasonable efforts to obtain orders for the Endurance from its clients at specified volumes over a three-year term on the terms set forth in the agreement.
We are also evaluating partnerships with electric vehicle charging station providers to provide Endurance purchasers with access to their networks. As fleet operators also typically bring their vehicles back to a central location each day, vehicle charging infrastructure can also be installed at those locations.
Research and Development
We have made and expect to continue to make significant investments in research and development in order to complete the design and engineering, testing and certification of the Endurance and to commence commercial production and sales. We expect these costs will primarily relate to research and development activities as we produce, test and validate engineering and pre-production vehicles, integrate third-party components, develop certain of our own components, develop our proprietary software and systems, complete cabin design work and prepare for commercial production. Our research and development also includes efforts to seek to leverage our technologies to develop additional all-electric vehicles geared for the commercial market and electric vehicle related technologies. We expect that most of these activities will be completed at the Lordstown Complex, in Irvine, California and in Farmington Hills, Michigan, by our employees and intend to hire additional research and development personnel. However, we have utilized third party design and engineering firms for certain development activities to date and may continue to do so as we continue to ramp up operations.

Sourcing
The Endurance’s bill of materials is expected to consist of approximately 2,300 components with its 10 most expensive systems representing almost 75% of the anticipated cost of the Endurance. As discussed above, we have an agreement with Elaphe to license and provide manufacturing services with respect to its in-wheel hub motors, and we have entered into agreements with battery manufacturers to purchase lithium-ion cylindrical battery cells. Motor and battery cells represent two of the Endurance’s most critical components. We also expect that the flexible and compatible design of the Endurance and our agreement with GM that provides access depending on availability to certain non-customer-facing GM parts, including airbags, steering columns and steering wheels, will offer significant benefits as we build out and finalize our supply chain.
We believe we will be able to obtain adequate sources of supply for the equipment, components and raw materials necessary to manufacture and sell the Endurance in accordance with our plans. Disruptions to the supply chain due to the COVID-19 pandemic have resulted in challenges in obtaining certain components and raw materials in a timely manner and/or at favorable pricing. As a result, we have adjusted and may continue to adjust our design, production processes and cost structure to adapt to these limitations. Further changes in our timeline, capital resources, business conditions, the impact of COVID-19 or other pandemics, governmental changes and other factors beyond our control or that we do not presently anticipate could affect our ability to receive the material we need for production. As we and the broader electric vehicle industry grow in the future, there is no guarantee that battery cell manufacturers will be able and willing to continue to grow their capacity to meet increased demand. In addition, the automotive and other industries are currently experiencing a global supply shortage of semiconductors, which could impact our testing and production costs, volume and timeline. Prices and supply of the key raw materials that will be included in the Endurance and its components, such as steel, aluminum, copper, neodymium, nickel and cobalt, have been and can continue to be volatile and an increased demand for certain materials, whether due to electric vehicle growth or other factors, or reduced supply for certain materials, whether due to trade restrictions or other factors, may increase our costs or delay the timing to obtain the materials or components and impact our profitability.
Intellectual Property
Intellectual property is important to our business. We intend to establish and protect the intellectual property and proprietary technology that we develop through a combination of trademarks, patents, trade secrets and know-how. We have filed several trademark applications with the United States Patent and Trademark Office, but as of this date no trademarks have issued.
We expect to develop additional intellectual property and proprietary technology as the Endurance’s engineering and validation activities proceed. Technologies that we have and intend to invest in and develop include engineering software, powertrain systems and controls, infotainment, cybersecurity, telematics and electrical architecture hardware and software. As we develop our technology, we will continue to assess whether additional trademark or patent applications or other intellectual property registrations are appropriate. We also seek to protect our intellectual property and proprietary technology, including trade secrets and know-how, through limited access, confidentiality and other contractual agreements.
In addition to the intellectual property that we own, we license and utilize key technologies under our agreements with Elaphe. See “— Key Agreements, Partnerships and Technology” above for more information.
We cannot be certain that we will be able to adequately develop and protect our intellectual property rights, or that other companies will not claim that we are infringing upon their intellectual property rights. See “Risk Factors — Risks Related to Our Business Operations and Industry.”
Sales and Marketing
We plan to focus our sales and marketing efforts on direct sales through our subsidiary, Lordstown EV Sales, LLC, to commercial fleet operators and fleet management companies rather than through third-party dealerships.
An important aspect of our sales and marketing strategy involves pursuing relationships with specialty upfitting and fleet management companies to incorporate the Endurance into their fleet management programs. Fleet management companies sometimes purchase vehicles and then lease them to their own customers. In other instances, fleet management companies facilitate purchasing or leasing of vehicles by their customers which are generally large fleets. For example, in March 2021, we announced a series of agreements with an affiliate of Holman Enterprises, including a co-marketing agreement that establishes a framework for us and ARI, Holman’s fleet management services organization, to co-market and co-develop business opportunities with our respective customers and an agreement that establishes a framework pursuant to which ARI would use reasonable efforts to facilitate orders from its leasing clients for the Endurance over a three-year time period on the terms set forth in the agreement.
Subsequent to entering into the series of agreements with an affiliate of Holman Enterprises in March 2021, we have continued to pursue our strategy of pursuing relationships with specialty upfitting and fleet management companies to incorporate the Endurance into their fleet management programs. We have entered into vehicle purchase agreements with additional specialty upfitting and fleet management companies as a component of that strategy. These vehicle purchase agreements establish the terms and conditions of potential future purchases and other cooperation and generally have the following terms:
•
Term of three to five years;

•
Designation of the Company as a preferred supplier;

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Order procedures, including forecasting, confirmation, statusing, and cancellation procedures;

•
Down payment terms, which are generally 5% down 90 days prior to the requested delivery date;

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Invoicing, delivery and payment terms; and

•
Other customary terms, including warranties, indemnification, intellectual property use, insurance and confidentiality terms.

These vehicle purchase agreements generally include a projected buyer order schedule over the three to five year life of the agreement, and may be terminated by either party at will on 30 days’ notice. They do not commit the counterparties to purchase vehicles, but we believe that they provide us with a significant indicator of demand for the Endurance.
Human Capital Resources
As of December 31, 2020, we employed approximately, 320 full-time personnel in the areas of manufacturing, engineering, marketing, sales, facilities, human resources, IT, supply chain, accounting and finance. These employees are engineering the Endurance and preparing the plant for mass production. We expect to significantly grow our number of employees as we prepare for full production of the Endurance.
Governmental Support and Regulation
We operate in an industry that is subject to extensive vehicle safety and testing and environmental regulations, some of which evolve over time as new technologies are introduced to the market. Government regulations regarding the manufacture, sale and implementation of products and systems similar to our electric vehicles are subject to future change. We cannot predict what effect, if any, such changes will have upon our business. Violations of these regulations may result in substantial civil and criminal fines, penalties and/or orders to cease the operations in violation or to conduct or pay for corrective work. In some instances, violations may also result in the suspension or revocation of permits and licenses. In addition to the domestic regulations and standards discussed below, we expect to comply with Canadian standards and believe these standards are substantially similar to the domestic standards. Based on our initial business plan, we do not expect to be subject to regulatory requirements outside of the U.S. and Canada.
Government Support
We believe that our operations at the Lordstown Complex and our business plan can have a meaningful, beneficial effect in a region that has seen significant job losses and adverse economic effects. Our management expects to continue to engage in discussions with local, state and federal officials about these benefits and will explore the availability of appropriate grant, loan and tax incentives.
We have accepted an invitation from the U.S. Department of Energy and have started the due diligence process toward securing an Advanced Technology Vehicles Manufacturing (“ATVM”) loan. Established in

2007, ATVM supports the development of fuel-efficient, advanced technology vehicles in the United States. The program provides loans to automotive or component manufacturers for establishing manufacturing facilities in the United States that produce fuel-efficient vehicles. There can be no assurance this loan will be available to us and, if made available, what the terms, collateral requirements and timing for any funding would be.
Vehicle Safety and Testing Regulation
Our vehicles will be subject to, and must comply with, many regulations established by the National Highway Traffic Safety Administration (“NHTSA”), including applicable U.S. federal motor vehicle safety standards (“FMVSS”). As an OEM, we must self-certify that our vehicles meet or otherwise are exempt from all applicable FMVSS and the NHTSA bumper standards before a vehicle can be imported into or sold in the United States. There are many FMVSS that will apply to our vehicles, including crashworthiness and crash avoidance requirements and electric vehicle requirements (e.g., those relating to limitations on electrolyte spillage, battery retention and the avoidance of electric shock after certain crash tests). We expect that our vehicles will meet or otherwise be exempt from all applicable FMVSS. Additionally, there are regulatory changes being considered for several FMVSS, and though we expect to comply with such FMVSS, there is no assurance of compliance until the final regulatory changes have been enacted.
In addition to FMVSS, we must comply with other NHTSA requirements and other federal laws and regulations administered by NHTSA, including early warning reporting requirements regarding warranty claims, field reports, death and injury reports, recalls and owner’s manual requirements. We also must comply with the Automobile Information and Disclosure Act, which requires OEMs to disclose certain information regarding the OEM’s suggested retail price, optional equipment and pricing. Further, this law allows inclusion of fuel economy ratings, as determined by the U.S. EPA, and crash test ratings, as determined by NHTSA, when such tests are conducted by the manufacturer.
Battery Safety and Testing Regulations
Our battery packs must conform to mandatory regulations governing the transport of “dangerous goods” that may present a risk in transportation, which items include lithium-ion batteries and are subject to regulations issued by the Pipeline and Hazardous Materials Safety Administration (“PHMSA”). These regulations are based on the UN Recommendations on the Safe Transport of Dangerous Goods — Model Regulations and related UN Manual Tests and Criteria. The regulations vary by the mode of transportation by which these items are shipped (e.g., by ocean vessel, rail, truck or air).
Environmental Credits
In connection with the delivery and placement into service of our zero-emission vehicles (“ZEV”), under the U.S. EPA’s and California’s Greenhouse Gas (“GHG”) rules and standards and the U.S. DOT’s Corporate Average Fuel Economy (“CAFÉ”) standards for mobile sources, and under California’s ZEV standard, we will earn tradable credits that can be sold to other OEMs. Like the United States, California also has its own GHG emissions standard that seeks to reduce GHGs over time. Other U.S. states, including Colorado, Connecticut, Maine, Maryland, Massachusetts, New Jersey, New York, Oregon, Rhode Island and Vermont, have adopted some or all of California’s standards. We intend to take advantage of these regulatory frameworks by registering and selling GHG, CAFÉ and ZEV credits. In addition, we have entered into an emissions credit agreement with GM pursuant to which, and subject to the terms of which, during the first three annual production/model years wherein we produce vehicles at least ten months out of the production/model year, the counterparty will have the option to purchase such emissions credits as well as emissions credits from any other U.S. state, country or jurisdiction generated by vehicles produced by us not otherwise required by us to comply with emissions laws and regulations at a purchase price equal to 75% of the fair market value of such credits. While our plan is for the first three annual production/model years for the purpose of this agreement to be 2022, 2023 and 2024, it is possible that this agreement could extend beyond these model years if we do not achieve ten or more months of production during those annual production/model years.

Environmental Regulations
We are subject to extensive environmental laws and regulations, involving, among other matters, water use, discharge air emissions, use of chemicals and recycled materials, energy sources, storage, handling, treatment, transportation and disposal of hazardous materials, the protection of the environment, natural resources and endangered species and the remediation of environmental contamination. We are required to obtain and comply with the terms and conditions of environmental permits, many of which may be difficult and expensive to obtain and must be renewed on a periodic basis. A failure to comply with these laws, regulations or permits could result in substantial civil and criminal fines and penalties and the suspension or loss of such permits, and possibly orders to cease the non-compliant operations.
The U.S. Clean Air Act requires that we obtain a Certificate of Conformity from the U.S. EPA for our vehicles prior to their entry into commerce in all 50 states. In addition, we must obtain an Executive Order from the California Air Resources Board (“CARB”) in order to sell vehicles in California and those states that have adopted its standards. The Certificate of Conformity and Executive Order are required for each model year. A failure to apply for and obtain a Certificate of Conformity or Executive Order will result in delays in the sale of the Endurance and adversely affect our business.
As part of the acquisition of the Lordstown Complex, we were required to accept the plant and all property in “as is — where is” condition, including environmental responsibilities. Prior to entering into the Asset Transfer Agreement with GM (the “Asset Transfer Agreement”), GM completed an investigation and remediation program pursuant to an Administrative Order on Consent (“AOC”) under the U.S. EPA’s Resource Conservation and Recovery Act (“RCRA”) Corrective Action Program. Upon the U.S. EPA’s approval of GM’s investigation and remediation program, GM placed an environmental covenant on the real property, which requires, among other things, (i) the maintenance of nominal financial assurance, (ii) the limitation of the real property to commercial/industrial use, (iii) the prohibition of groundwater for potable use, (iv) the implementation of a dust control plan and (v) and the maintenance of impermeable surfaces on certain areas of the real property. We assumed these responsibilities under the environmental covenant as a condition to the consummation of the transactions contemplated by the Asset Transfer Agreement. We retained the same environmental consultant used by GM to develop and implement the investigation and remediation effort that ultimately led to the U.S. EPA’s approval. This consultant has intimate familiarity with the Lordstown Complex and has allowed us to develop quickly a thorough understanding of the comprehensive nature of the environmental response actions taken by GM and to implement steps to ensure ongoing compliance with the environmental covenant on the real property. To further manage potential environmental risk, we have obtained an environmental liability policy providing certain coverages up to the amount of $25.0 million as required under the Asset Transfer Agreement. In addition, to mitigate the risk associated with the Ohio EPA’s authority to require future remediation activities at the Lordstown Complex related to historic environmental conditions, in April 2020 we entered into an Administrative Order wherein the Ohio EPA agreed to not pursue enforcement actions against us for historical environmental conditions provided that we comply with the terms of the environmental covenant.
Legal Proceedings
From time to time, we have and may become involved in legal proceedings arising in the ordinary course of business. We record a liability for loss contingencies in the consolidated financial statements when a loss is known or considered probable and the amount can be reasonably estimated. Our provisions are based on historical experience, current information and legal advice, and they may be adjusted in the future based on new developments. Estimating probable losses requires the analysis of multiple forecasted factors that often depend on judgments and potential actions by third parties and the outcome of litigation and regulatory proceedings is inherently uncertain. Other than as described below, there is no material pending or threatened litigation against the Company as of the date of this report.
On October 30, 2020, the Company, together with certain of our current and former executive officers, and certain of our employees, were named as defendants in a lawsuit filed by Karma Automotive LLC (“Karma”) in the United States District Court for the Central District of California (“District Court”). On November 6, 2020, the District Court denied Karma’s request for a temporary restraining order. The parties engaged in discovery in anticipation of Karma seeking a preliminary injunction. To date, Karma has not moved for a preliminary injunction. Karma retained new counsel in March 2021. On April 16, 2021, Karma filed an Amended Complaint that added additional defendants (two Company employees and two Company contractors that were previously employed by Karma) and a number of additional claims alleging generally that the Company unlawfully poached key Karma employees and misappropriated Karma’s trade secrets and other confidential information. The Amended Complaint contains a total of 28 counts, including: (i) alleged violations under federal law of the Computer Fraud and Abuse Act and the Defend Trade Secrets Act, (ii) alleged violations of California law for misappropriation of trade secrets and unfair competition; (iii) common law claims for breach for breach of contract and tortious interference with contract; (iv) common law claims for breach of contract, including confidentiality agreements, employment agreements and the non-binding letter of intent; and (v) alleged common law claims for breach of duties of loyalty and fiduciary duties. The Amended Complaint also asserts claims for conspiracy, fraud, interstate racketeering activity, and violations of certain provisions of the California Penal Code relating to unauthorized computer access. Karma is seeking permanent injunctive relief and monetary damages. The Company is continuing to evaluate the matters asserted in the lawsuit, but intends to vigorously defend against these claims and believes there are strong defenses to the claims and the damages demanded. At this time, however, the Company cannot predict the outcome of this matter or estimate the possible loss or range of possible loss, if any. The proceedings are subject to uncertainties inherent in the litigation process.
Between March 18 and April 8, 2021, four related putative class action lawsuits were filed against us and certain of our current and former officers in the U.S. District Court for the Northern District of Ohio (“N.D. Ohio”) (Case Nos. 21-cv-616, 21-cv-633, 21-cv-720 and 21-cv-760), asserting violations of federal securities laws under Section 10(b) and Section 20(a) of the Exchange Act. The complaints generally allege that the Company and individual defendants made materially false and misleading statements relating to the vehicle pre-orders and production timeline. On May 13, 2021, a fifth putative class action was filed against us and certain current and former officers and directors in the N.D. Ohio (Case no. 21-cv-994), asserting similar securities laws violations as the first four class actions and that the defendants violated Section 14(a) of the Exchange Act by making materially false and misleading statements relating to the Merger. On May 14, 2021, a sixth putative class action was filed against us and certain current and former officers in the N.D. Ohio (Case no. 21-cv-1021), asserting similar securities laws violations as the first four class actions and that certain individual defendants violated Section 20A of the Exchange Act through insider sales while in possession of nonpublic information relating to the Company. The court has issued orders consolidating these six class actions under the case caption Rico v. Lordstown Motors Corp. et al., 21-cv-616 (N.D. Ohio). Lead Plaintiff motions are also currently pending before the court. On June 17, 2021, the court issued an order appointing George Troicky as lead plaintiff and approving the law firm Labaton Sucharow LLP as lead counsel. On April 28, 2021, May 21, 2021 and June 25, 2021, three stockholder derivative complaints were also filed against certain current and former officers and directors of the Company and DiamondPeak in the U.S. District Court for the District of Delaware (Case Nos. 21-cv-604, 21-cv-724 and 21-cv-910). These derivative complaints purport to bring claims on behalf of the Company against certain individual defendants for violations of the Exchange Act, breach of fiduciary duty, unjust enrichment, and insider trading, relating to the vehicle pre-orders, production timeline, or Merger. The court has issued an order consolidating all related derivative actions under the case caption In re Lordstown Motors Corp. Shareholder Derivative Litigation, 21-cv- 604 (D.D.E.). We intend to vigorously defend against these claims. The proceedings are subject to uncertainties inherent in the litigation process. We cannot predict the outcome of these matters or estimate the possible loss or range of possible loss, if any.
The Company has also received two subpoenas from the SEC for the production of documents and information, including relating to the merger between DiamondPeak and Legacy Lordstown and pre-orders of vehicles, and the Company has been informed by the U.S. Attorney’s Office for the Southern District of New York that it is investigating these matters. The Company has cooperated, and will continue to cooperate, with these and any other regulatory or governmental investigations and inquiries.

MANAGEMENT
Executive Officers and Directors
Our directors and executive officers, and their respective ages, are as follows as of July 1, 2021:
Name	Age	Position
Executive Officers
Angela Strand	52	Executive Chair of the Board
Rebecca A. Roof	65	Interim Chief Financial Officer
Jane Ritson-Parsons	58	Chief Operating Officer
Rich Schmidt	54	President
Shane Brown	50	Chief Production Officer
Chuan D. (John) Vo	48	Vice President of Propulsion
Darren Post	61	Vice President of Engineering
Thomas V. Canepa	61	General Counsel and Corporate Secretary
Non-Employee Directors
David T. Hamamoto(3)	61	Director
Keith Feldman(1)	45	Director
Jane Reiss(1)	60	Director
Dale Spencer(2)(3)	63	Director
Michael Gates(3)	60	Director
Mick Kowitz(2)	54	Director
Martin J. Rucidlo(1)	64	Director

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating and corporate governance committee.

Executive Officers
Angela Strand.   Ms. Strand has served as our director since October 2020 and Executive Chair since June 2021. Ms. Strand served as our lead independent director from April 2021 to June 2021. Ms. Strand has also served as a director of Nuvve Holdings Corp. (NASDAQ: NVVE) since March 2021. Ms. Strand serves as the chairperson of the compensation committee and as a member of the nominating and corporate governance committee of Nuvve Holdings Corp. From March 2016 to March 2020, Ms. Strand served as a director of Integrity Applications (“Integrity”). During her time at Integrity, Ms.  Strand served as Vice Chairperson of the board of directors, as chairperson of the nominating and corporate governance and compensation committees and as a member of the audit committee. Ms. Strand was a founder and senior executive of Chanje, a joint venture between Smith Electric Vehicles and FDG Electric Vehicles Ltd. (HK: 729HK) from 2016 to 2017, and a founder of In-Charge, an electric vehicle infrastructure solutions provider. Ms. Strand is also a named inventor with seven issued patents. From 2017 to 2018, Ms. Strand served as Vice President of Workhorse Group Inc.; from 2011 to 2015, Ms.  Strand served as the chief marketing officer and head of business development and government affairs for Smith Electric Vehicles. Ms. Strand has also served in various executive roles at medical device, biotech and digital health firms including Proteus Digital Health (acquired by Otsuka Pharmaceutical); Aerogen (acquired by Nektar Therapeutics, NASDAQ: NKTR), Novacept (acquired by Cytyc, NASDAQ: CYTC, now NASDAQ: HOLX) and FemRx (acquired by Johnson & Johnson, NYSE: JNJ). Currently, Ms. Strand is an advisor for various companies and serves as the Founder/Managing Director of Strand Strategy. She is well qualified to serve as a director due to her board experience and her experience in the electric vehicle industry.
Rebecca A. Roof.   Ms. Roof has served as our Interim Chief Financial Officer since June 2021. Ms. Roof has been a Managing Director of AlixPartners LLP, a global consulting firm, since 2000. She has previously served as Interim Chief Financial Officer of the Eastman Kodak Company, Hudson’s Bay Company, Aceto Corp., Anchor Glass Corporation, and several other privately held entities. Ms. Roof also served as Interim Global Controller of LyondellBasell Industries, the third-largest chemical company globally. Inaddition, Ms. Roof currently serves on the advisory boards of Texas Wall Street Women and Peach Outreach and is a member of the United Way Women’s Initiative in Houston.
Jane Ritson-Parsons.   Ms. Ritson-Parsons has served as our Chief Interim Brand Officer since April 2021 and as our Chief Operating Officer since June 2021. Prior to joining the Company, Ms. Ritson-Parsons served as Group Executive, Global Brand Marketing at Hasbro Inc. from 2008 to 2018. Prior to that, she served in various capacities at Hasbro Inc. from 1993 to 2008. She also served as President, Licensing at HIT Entertainment plc from 1989 to 1993. Ms. Ritson-Parsons currently serves as a director of Flat River Group.
Rich Schmidt.   Mr. Schmidt has served as our President since November 2020. Mr. Schmidt served as Legacy Lordstown’s Chief Production Officer from October 2019 until October 2020. He has over 30 years of automotive industry expertise, including experiences at Toyota and Nissan as a Manager in the company’s Plant, Body and Plastics Engineering divisions; Hyundai as Senior Manager of Paint; Volkswagen as Senior Manager of Paint Engineering; and Tesla Motors as Director of Manufacturing, where he oversaw the company’s Paint, Plastics, and Coatings divisions, as well as general assembly, body, high pressure die cast and special projects. Mr. Schmidt has served as a Senior Automotive Consultant for the North American Fiat Chrysler Automotive Plants from July 2017 to July 2019. In that role, Mr. Schmidt provided training to manufacturing teams and worked to improve the Fiat Chrysler Automotive Plants’ quality, productivity and cost.
Shane Brown.   Mr. Brown has served as our Chief Production Officer since November 2020 and previously served as the Director of Paint Operations at Legacy Lordstown since November 2019. Prior to joining the Company, Mr. Brown was Production Superintendent at New Flyer of America, Inc. from March 2018 until November 2019 and Paint Shop Engineering Section Manager at Kia Motors from June 2014 to November 2017. Mr. Brown has 28 years of experience in manufacturing in many different automotive sectors. His work history includes production, engineering, and management roles and he has been involved in many plant startups during his career, including green-field ventures at Hyundai in Montgomery, Alabama and Volkswagen in Chattanooga, Tennessee. He has led numerous production model launches with many production models achieving the highest quality ratings.
John Vo.   Mr. Vo has served as our Vice President of Propulsion since October 2020 and is responsible for leading all battery and drive unit operations. Mr. Vo served as Legacy Lordstown’s Director of Propulsion from February 2020 until October 2020. Prior to joining the Company, Mr. Vo served as COO of Aikar Technology from January 2019 to February 2020 and CEO of Portable Power Innovations from August 2017 to December 2018. As one of the first employees of Tesla, Mr. Vo served as Director of Engineering and ultimately as Tesla’s Head of Global Manufacturing from 2011 to 2017. Mr. Vo has extensive experience in the semiconductor and aerospace industries, holding positions at Honeywell Aerospace, MiaSole and Cypress Semiconductors.
Darren Post.   Mr. Post has served as our Vice President of Engineering since October 2020. Mr. Post served as Legacy Lordstown’s Chief Engineer from November 2019 until October 2020. Prior to joining the Company, Mr. Post was Chief Engineer and Vice President Engineering at Karma Automotive, a start-up OEM that designs and produces plug-in range-extended EV luxury cars, from January 2016 to November 2019, where he launched two range extended electric vehicle luxury cars successfully into the U.S. marketplace. Prior to Karma Automotive, he was Chief Executive Officer and Executive Vice President Product Development for ALTe Technologies, an electric vehicle powertrain start-up company focused on battery EV and hybrid powertrains for commercial and fleet vehicles and buses for the U.S. and Chinese markets. Mr. Post also worked 32 years at GM and Delphi Automotive in product development, manufacturing and program management leadership positions. While at GM, Mr. Post led five major new vehicle programs from concept to launch and into production.
Thomas V. Canepa.   Mr. Canepa has served as our General Counsel and Corporate Secretary since October 2020. Mr. Canepa served as the Legacy Lordstown’s General Counsel and Corporate Secretary from October 2019 until October 2020, and represented it and Mr. Burns during the start-up and negotiations with GM and Workhorse Group. Mr. Canepa has served as the President of Thomas V. Canepa P.C. since January 2015 and served as an attorney with Gensburg Calandriello & Kanter, P.C. from November 2016 to June 2018. Mr. Canepa has over 30 years of experience in corporate and entity formation, corporate and real estate transactions, start-up ventures, finance, joint ventures, mergers, acquisitions and client divestitures. Mr. Canepa has served as counsel to numerous clients in the fields of real estate, intellectual property and technology development, healthcare, sports, media and entertainment, energy, environment, transportation, and agriculture. Mr. Canepa served as counsel to several of Mr. Burns’ prior companies. Previously, Mr. Canepa served as General Counsel of Pitchfork Media, which was acquired by Conde Nast.
Non-Employee Directors
David T. Hamamoto.   Mr. Hamamoto served as DiamondPeak’s Chairman and Chief Executive Officer since inception in November 2018 until October 2020 and continues to serve as our director. He is the Founder of DiamondHead Partners, LLC, which he established in 2017. Mr. Hamamoto has served as the Chief Executive Officer and a Director for DiamondHead Holdings Corp. since January 2021. Previously, he served as Executive Vice Chairman of Colony NorthStar (now Colony Capital, Inc. (NYSE: CLNY)), a real estate and investment management firm, from January 2017 through January 2018. The NorthStar companies, which he founded, were sold to Colony Capital in January 2017. Prior to the sale, Mr. Hamamoto was Executive Chairman of NorthStar Asset Management Group (NYSE: NSAM) (“NSAM”) since 2015, having previously served as its Chairman and Chief Executive Officer from 2014 until 2015. Mr. Hamamoto was the Chairman of the board of directors of NorthStar Realty Finance Corp. (NYSE: NRF) (“NRF”), a real estate investment trust, from 2007 to January 2017 and served as one of its directors from 2003 to January 2017. Mr. Hamamoto previously served as NRF’s Chief Executive Officer from 2004 until 2015 and President from 2004 until 2011. Mr. Hamamoto was Chairman of the board of directors of NorthStar Realty Europe Corp. from 2015 to January 2017. In 1997, Mr. Hamamoto co-founded NorthStar Capital Investment Corp., the predecessor to NorthStar Realty Finance, for which he served as Co-Chief Executive Officer until 2004. Prior to NorthStar, Mr. Hamamoto was a partner and co-head of the Real Estate Principal Investment Area at Goldman, Sachs & Co. During Mr. Hamamoto’s tenure at Goldman, Sachs & Co., he initiated the firm’s effort to build a real estate principal investment business under the auspices of the Whitehall Funds. He is well qualified to serve as a director due to his experience as a public company chairman, CEO and director and due to his extensive investment and operational experience.
Keith Feldman.   Mr. Feldman has served as our director since October 2020. Mr. Feldman has served as the Chief Financial Officer and a Director for DiamondHead Holdings Corp. since January 2021. Mr. Feldman served as the Chief Financial Officer and Treasurer of NorthStar Realty Europe Corp. (NYSE: NRE), a NYSE listed REIT focused on European commercial real estate properties from May 2017, through the acquisition by AXA Investment Managers- Real Assets, in September 2019. Mr. Feldman served as a managing director of Colony Capital, Inc., from January 2017 to October 2019 and served as a managing director of NorthStar Asset Management Group Inc., a predecessor company of Colony Capital, Inc. from July 2014 to January 2017, as a managing director of NorthStar Realty Finance Corp. from January 2014 to July 2014 and as a director of NorthStar Realty Finance Corp. from January 2012 to December 2013. In each of these roles, Mr. Feldman’s responsibilities included capital markets, corporate finance, and investor relations. Earlier in his career, Mr. Feldman held various financial positions at NorthStar Realty Finance Corp., Goldman Sachs, J.P. Morgan Chase and KPMG LLP. Mr. Feldman is a CFA charterholder and a CPA. He is well qualified to serve as a director due to his experience with the operations and management, financial reporting and auditing of public companies in addition to operational expertise.
Jane Reiss.   Ms. Reiss has served as our director since October 2020. Ms. Reiss served as a director of Legacy Lordstown from February 2020 until October 2020. Since April 2020, Ms. Reiss has been a Partner of the Brunswick Group, a communications consulting firm, and the Managing Partner North America for MerchantCantos, a subsidiary of the Brunswick Group. Ms. Reiss is a leading member of New York City’s advertising and marketing industry. Recently, Ms. Reiss served as Chief Marketing Officer and Chief Brand Experience Officer of Grey, one of the world’s largest global advertising networks. Prior to joining Grey, Ms. Reiss worked with a variety of international companies while serving as the Chief Marketing Officer of NYC & Company, the official marketing, tourism and partnership organization for the City of New York under the leadership of Mayor Mike Bloomberg. Before joining NYC & Company, Ms. Reiss served as Managing Director & Partner at Margeotes Fertitta, where she specialized in leading retail-driven businesses. Ms. Reiss is well qualified to serve as a director due to her extensive marketing experience and varied experience in the public and private sector.
Dale Spencer.   Mr. Spencer has served as our director since October 2020. Mr. Spencer served as a director of Legacy Lordstown from February 2020 until October 2020. Mr. Spencer is the former Vice President of Automotive Maintenance and Engineering at United Parcel Service (“UPS”). As Vice President, Mr. Spencer led one of the largest and most dynamic fleets in North America with responsibilities for fleet duty cycles, maintenance and innovation. Mr. Spencer formerly served as a technical advisor on the board of directors of the North American Council for Freight Efficiency. He also serves as a consultant with multiple companies throughout the automotive industry. Mr. Spencer is well qualified to serve as a director due to his extensive experience with fleet operators and consulting experience through the automotive industry.
Michael Gates.   Mr. Gates has served as our director since October 2020. Mr. Gates has served as the founder and owner of Gridiron Development, a real estate construction and development firm in Mason, Ohio, since January 1994. Mr. Gates also previously founded and served as President of Broome Paving from January 1988 to January 1998, and as V.P. of Sales of Performance Site from January 1998 to January 2004. Mr. Gates is well qualified to serve as a director due to his experience founding, building and managing businesses in real estate, construction and development.
Mick Kowitz.   Mr. Kowitz has served as our director since October 2020. Mr. Kowitz has served as the President and Chief Executive Officer of ClinMunications LLC, a leading artificial intelligence communications provider serving the largest hospitals, since November 2017. Prior to that, Mr. Kowitz was the Chief Technology Officer and a director of ClinGenuity LLC, a company that developed automation solutions for clinical trial reporting. Mr. Kowtiz has over 30 years of experience in software development and innovation of new technologies related to artificial intelligence, speech recognition, natural language processing and engineering experience. Mr. Kowitz has served as a board of director on several companies and has founded and co-founded several companies that were successfully sold to private equity groups or become public companies for over $500.0 million. Mr. Kowitz is well qualified to serve as a director due to his experience in software development and innovation of new technologies.
Martin J. Rucidlo.   Mr. Rucidlo has served as our director since October 2020. Mr. Rucidlo has served as Xerion Advanced Battery Corp.’s (“Xerion”) EVP of Operations since December 2017. Prior to joining Xerion, Mr. Rucidlo worked at Workhorse Group Inc. from 2010 to 2017, serving as VP of Manufacturing and later, as President. Mr. Rucidlo also has extensive experience in technical sales and marketing management. From 1996 to 2010, Mr. Rucidlo has worked in sales and marketing management at the vice president or director level for start-ups and mid-sized corporations. He is well qualified to serve as a director due to his experience in manufacturing, including in the automotive industry.
Board Composition
The board of directors consists of eight members. Angela Strand serves as Executive Chair. The primary responsibilities of the board of directors are to provide oversight, strategic guidance, counseling and direction to management.
The board of directors is divided into the following three classes:
•
Class I, which consists of Jane Reiss, Dale Spencer and Mick Kowitz, whose terms will expire at the Company’s annual meeting of stockholders in 2021;

•
Class II, which consists of Michael Gates, Angela Strand and Martin J. Rucidlo, whose terms will expire at the Company’s annual meeting of stockholders in 2022; and

•
Class III, which consists of David Hamamoto and Keith Feldman, whose terms will expire at the Company’s annual meeting of stockholders in 2023.

In accordance with the Charter, each director will hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

The Charter provides that any director or the entire board of directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of our then-outstanding shares of capital stock then-entitled to vote generally in the election of directors, voting together as a single class.
Director Independence
The board of directors determined that each of our directors, other than Ms. Strand while she serves as Executive Chair, qualifies as an independent director, as defined under the listing rules adopted by the Nasdaq Stock Market LLC (the “Nasdaq Listing Rules”), and that the board of directors consists of a majority of “independent directors,” as defined under the rules of the SEC and the Nasdaq Listing Rules relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, and each of the members of such committee is independent under such rules.
Role of the Board in Risk Oversight
One of the key functions of the board of directors is informed oversight of our risk management process. The board of directors administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the board of directors is responsible for monitoring and assessing strategic risk exposure and the audit committee is responsible for considering and discussing our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. The compensation committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Board Committees
Upon the consummation of the Business Combination, the board of directors established an audit committee, a compensation committee and a nominating and corporate governance committee and adopted a charter for each of these committees, which charters comply with the applicable requirements of the Nasdaq Listing Rules. The charters are available on the investor relations portion of our website at www.lordstownmotors.com. Information contained on or accessible through this website is not a part of this prospectus or the registration statement of which it forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.
Audit Committee; Financial Expert
Our audit committee consists of Keith Feldman, Jane Reiss and Martin Rucidlo. The Board has determined that each of the members of the audit committee satisfies the independence requirements of the Nasdaq Listing Rules and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at such determination, the Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment. The audit committee has the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate to carry out its duties without seeking approval of the Board or management. Keith Feldman serves as the chair of the audit committee and the Board has determined that Keith Feldman qualifies as an audit committee financial expert within the meaning of SEC regulations.
The functions of this committee include, among other things:
•
evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•
reviewing our financial reporting processes and disclosure controls;

•
reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•
reviewing the adequacy and effectiveness of our internal control policies and procedures, including the effectiveness of our internal audit function;

•
reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by us;

•
obtaining and reviewing at least annually a report by our independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•
monitoring the rotation of our independent auditors’ lead audit and concurring partners and the rotation of other audit partners as required by law;

•
prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on its independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•
reviewing our annual and quarterly financial statements and reports, including the disclosures contained in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•
reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls and critical accounting policies;

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reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or other matters;

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preparing the report that the SEC requires in our annual proxy statement;

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reviewing and providing oversight of any Related Person Transactions (as defined below) in accordance with our Related Person Transaction Policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our Code of Conduct (as defined below);

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reviewing our major financial risk exposures, including the guidelines and policies to govern the processes by which risk assessment and risk management are implemented; and

•
reviewing and evaluating the audit committee charter annually and recommending any proposed changes to the board of directors.

Compensation Committee
During the 2020 fiscal year, our compensation committee consisted of Angela Strand, Mick Kowitz and Dale Spencer, and Angela Strand was the chair of the compensation committee. In June 2021, Dale Spencer was appointed as the committee’s chair, replacing Angela Strand, who no longer is a member of the committee. The Board determined that each of the members of the compensation committee was, during the time he or she served on the committee, a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and satisfies the independence requirements of the Nasdaq listing rules. The compensation committee has the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate to carry out its duties without seeking approval of the Board or management.
The functions of this committee include, among other things:
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reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

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reviewing and approving the compensation and other terms of employment of our executive officers;

•
reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•
making recommendations to the board of directors regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the board of directors;

•
reviewing and making recommendations to the board of directors regarding the type and amount of compensation to be paid or awarded to non-employee members of the board of directors;

•
reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

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administering equity incentive plans, to the extent such authority is delegated by the board of directors;

•
reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, perquisites and any other compensation, and special or supplemental benefits for executive officers;

•
reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” in periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•
preparing an annual report on executive compensation that the SEC requires in our annual proxy statement; and

•
reviewing and evaluating the compensation committee charter annually and recommending any proposed changes to the board of directors.

Nominating and Corporate Governance Committee
During the 2020 fiscal year, our nominating and corporate governance committee consisted of David Hamamoto, Angela Strand and Michael Gates. David Hamamoto served as the chair of the nominating and corporate governance committee during the 2020 fiscal year and continues to serve in that role. In June 2021, Dale Spencer joined the nominating and corporate governance committee replacing Angela Strand, who no longer is a member of the committee. The Board determined that each of the members of the nominating and corporate governance committee, during the period he or she served on the committee, satisfied the independence requirements of the Nasdaq Listing Rules. The nominating and corporate governance committee has the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate to carry out its duties without seeking approval of the Board or management.
The functions of this committee include, among other things:
•
identifying, reviewing and making recommendations of candidates to serve on the board of directors;

•
evaluating the performance of the board of directors, committees of the board of directors and individual directors and determining whether continued service on the board of directors is appropriate;

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evaluating nominations by stockholders of candidates for election to the board of directors;

•
evaluating the current size, composition and organization of the board of directors and its committees and making recommendations to the board of directors for approval;

•
developing a set of corporate governance policies and principles and recommending to the board of directors any changes to such policies and principles;

•
reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the board of directors current and emerging corporate governance trends; and

•
reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the board of directors.

Compensation Committee Interlocks and Insider Participation
No member of our compensation committee has ever been our executive officer or employee. None of our executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve as a member of such entity's the board of directors or compensation committee.
Limitation on Liability and Indemnification of Directors and Officers
The Charter limits directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•
for any transaction from which the director derives an improper personal benefit;

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for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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for any unlawful payment of dividends or redemption of shares; or

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for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action eliminating or further limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
The Charter provides that we will, in certain situations, indemnify our directors and officers to the fullest extent permitted by law. Any indemnitee is also entitled, subject to certain limitations, to reimbursement of expenses (including attorney’s fees) incurred by such indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe the indemnification provisions in the Charter are necessary to attract and retain qualified persons as directors and officers.
Code of Business Conduct and Ethics for Employees, Executive Officers and Directors
We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of our employees, executive officers and directors. The Code of Conduct is available on the investor relations portion of our website at www.lordstownmotors.com. The nominating and corporate governance committee of our board of directors is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

EXECUTIVE COMPENSATION
This section provides an overview of our executive compensation programs, which reflect pre-Business Combination Legacy Lordstown programs and changes made in recognition of our public company status and growth trajectory following the Business Combination, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
For the year ended December 31, 2020, our named executive officers (“Named Executive Officers” or “NEOs”) were:
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Stephen S. Burns, Chief Executive Officer;

•
Phil Richard Schmidt, President; and

•
Thomas V. Canepa, General Counsel & Corporate Secretary

Our compensation and benefits programs for 2020 were designed to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving common goals as a start-up company and through our rapid growth following the Business Combination. In 2021, we expect to continue to develop an executive compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward individuals who contribute to our long-term success. Decisions on the executive compensation program are made by the compensation committee.
We believe our compensation program should promote our success and align executive incentives with the long-term interests of our stockholders. Our 2020 compensation programs reflected our startup origins and consisted primarily of base salary and stock option awards. As our needs evolve, we intend to continue to evaluate our philosophy and modify our compensation and benefits programs as necessary to continue to achieve our goals.
Our board of directors determined the compensation for the NEOs reported below.
Summary Compensation Table
The following table sets forth information concerning the compensation of the Named Executive Officers for the year ended December 31, 2020 and, in the case of Mr. Burns, for the period from April 30, 2019 to December 31, 2019.
Name and Principal Position	Year	Salary ($)	Option Awards ($)(l)	Total ($)
Stephen S. Burns Former Chief Executive Officer	2020	269,266	—	269,266
	2019	99,113	—	99,113
Phil Richard Schmidt President	2020	324,265	88,040	412,305
Thomas V. Canepa General Counsel & Corporate Secretary	2020	292,345	88,040	380,385

(1)
The amounts in this column represent the aggregate grant-date fair value of awards granted to each Named Executive Officer, computed in accordance with FASB ASC Topic 718.

Narrative Disclosure to Summary Compensation Table
For 2020, the compensation program for the Named Executive Officers consisted of base salary and long-term incentive compensation delivered in the form of stock option awards.
Base Salary
Base salary for each of the NEOs was determined at the time they entered into their employment agreements. Salaries were set at a level commensurate with the NEO’s duties and authorities, contributions, prior experience and sustained performance, and also accounted for the fact that as a start-up with limited funds, a significant portion of total compensation would initially be in the form of stock options for NEOs, other than Mr. Burns. In August 2020 and September 2020, respectively, each of Mr. Schmidt’s and Mr. Canepa’s salary was increased to $350,000. On December 31, 2020, the compensation committee approved a further increase of Mr. Schmidt’s and Mr. Canepa’s salary to $400,000 and an increase in Mr. Burns’ salary to $500,000.
Cash Bonus
There were no arrangements with the NEOs providing for annual cash bonus awards, and none of the NEOs received cash bonuses in 2020.
Stock Option Awards
Legacy Lordstown Options were granted to the NEOs under the Lordstown Motors Corp. 2019 Incentive Compensation Plan (the “2019 Plan”). In 2020, Mr. Burns did not receive an option award due to his significant equity ownership as founder of Legacy Lordstown. In February 2020, each of Messrs. Schmidt and Canepa were granted Legacy Lordstown Options under the 2019 Plan that were exchanged for Exchanged Options for 81,386 shares of Class A common stock and vest as follows: 34% vested upon grant, 33% vested on November 1, 2020 and 33% will vest on November 1, 2021, and such options will also vest in full upon a change in control.
Each Exchanged Option continues to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding Legacy Lordstown Option immediately prior to the Effective Time.The conditions and terms agreed to in consideration of an option award include non-competition and non-solicitation covenants that last until the second anniversary of the date the NEO no longer owns any options or shares.
Lordstown 2019 Incentive Compensation Plan
The 2019 Plan, which was approved by Legacy Lordstown’s board of directors on September 1, 2019 and amended on February 14, 2020, and any equity-based awards granted thereunder, were administered by Legacy Lordstown’s board of directors.
The 2019 Plan provided for the grant of incentive stock options, which qualify for favorable tax treatment to recipients under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonqualified stock options. Such awards could be granted to Legacy Lordstown’s employees, directors and consultants. Options under the 2019 Plan were granted at a price not less than the fair market value on the date of grant and generally become exercisable between the date of grant and two years after the date of grant. Options generally expire 10 years from the date of grant. The board of directors had the power to amend, suspend or terminate the 2019 Plan at any time. No new awards will be granted under the 2019 Plan.
Benefits and Perquisites
The Named Executive Officers have been provided benefits on the same basis as all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short- and long-term disability insurance; a health savings account; and a tax-qualified Section 40l(k) plan for which only a safe harbor matching contribution is provided. We do not maintain any executive-specific benefit or perquisite programs.
Agreements with the Company’s Named Executive Officers and Potential Payments upon Termination or Change of Control
Legacy Lordstown entered into employment agreements with its Named Executive Officers. Details of the employment agreements are outlined below.
Agreement with Stephen S. Burns
On November 1, 2019, Stephen S. Burns entered into an employment agreement with Legacy Lordstown to serve as Chief Executive Officer. Pursuant to the employment agreement, Mr. Burns’ base salary was set at $250,000. Under Mr. Burns’ employment agreement, if his employment is terminated by us without “cause” or by Mr. Burns for “good reason” during the period commencing on or after the date that we enter into a definitive agreement that results in a change of control (provided that the change of control actually occurs) and ending on the date which is 12 months following the change of control, Mr. Burns is entitled to receive, subject to his execution and non-revocation of a general release of claims, an amount equal to 12 months of base salary, any actual bonus earned but unpaid as of the date of termination, a prorated target bonus for the year of termination, accelerated vesting of all outstanding and unvested equity awards and 12 months of continued health insurance coverage. If Mr. Burns’ employment is terminated by us other than for cause in the absence of a change in control, he will receive, subject to his execution and non-revocation of a general release of claims, his base salary for a period of six months. Pursuant to his employment agreement, Mr. Burns is also subject to certain restrictive covenants, including (i) perpetual confidentiality and non-disparagement covenants, (ii) an assignment of inventions covenant and (iii) non-competition and customer and employee non-solicitation covenants during and for the two-year period following any termination of employment.
In connection with the resignation of Mr. Burns from the Company, effective June  13, 2021, the Company and Mr. Burns entered into a Separation and Release Agreement. Mr. Burns’ Separation and Release Agreement provides for continued base salary payments for a period of 18 months in the aggregate amount of $750,000. The foregoing benefits were subject to Mr. Burns’ execution and non revocation of a general release of claims in favor of the Company and remain subject to ongoing compliance with the restrictive covenants set forth in his employment agreement with the Company.
Agreement with Thomas V. Canepa
On October 1, 2019, Thomas V. Canepa entered into an employment agreement with Legacy Lordstown to serve as General Counsel, which agreement remains in effect as amended as described below. Mr. Canepa’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Canepa’s initial base salary was set at $250,000 per year. Under his employment agreement, Mr. Canepa received Legacy Lordstown Options pursuant to the 2019 Plan for 1% of outstanding Legacy Lordstown common stock on a fully diluted basis, and was entitled to receive additional Legacy Lordstown Options to enable him to maintain that percentage upon certain subsequent capital raises by us (the “Anti-Dilution Provision”). Mr. Canepa’s employment agreement also provided him the right to participate in any deferred cash bonus plan established by us to reflect the increase in the fair market value of Legacy Lordstown common stock between the date of the issuance of Mr. Canepa’s initial Legacy Lordstown Options and the date that any such additional Legacy Lordstown Options were granted to Mr. Canepa (the “Deferred Cash Bonus Provision”).
On July 31, 2020, in connection with the Business Combination, Mr. Canepa’s employment agreement was amended. Such amendment terminated the Anti-Dilution Provision and the Deferred Cash Bonus Provision on the day immediately preceding the date of the Business Combination, and provided that Mr. Canepa is not entitled to receive or be issued any stock options or deferred cash bonus awards pursuant to the Anti-Dilution Provision and the Deferred Cash Bonus Provision, respectively. Under Mr. Canepa’s employment agreement, if his employment is terminated by us without “cause” or by Mr. Canepa for “good reason” during the period commencing on or after the date that we enter into a definitive agreement that results in a change of control (provided that the change of control actually occurs) and ending on the date which is 12 months following the change of control, Mr. Canepa is entitled to receive, subject to his execution and non-revocation of a general release of claims, an amount equal to 12 months of base salary, any actual bonus earned but unpaid as of the date of termination, a prorated target bonus for the year of termination, accelerated vesting of all outstanding and unvested equity awards and 12 months of continued health insurance coverage. If Canepa’s employment is terminated by us other than for cause in the absence of a change in control, he will receive, subject to his execution and non-revocation of a general release of claims, his base salary for a period of six months. Pursuant to his employment agreement, Mr. Canepa is also subject to certain restrictive covenants, including (i) perpetual confidentiality and non-disparagement covenants, (ii) an assignment of inventions covenant and (iii) non-competition and customer and employee non-solicitation covenants during and for the two-year period following any termination of employment.

Agreement with Rich Schmidt
On October 1, 2019, Rich Schmidt entered into an employment agreement with Legacy Lordstown to serve as Chief Production Officer, which agreement remains in effect as amended as described below. Mr. Schmidt’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Schmidt’s initial base salary was set at $250,000 per year. Under his employment agreement, Mr. Schmidt received Legacy Lordstown Options pursuant to the 2019 Plan for 1% of outstanding Legacy Lordstown common stock on a fully diluted basis, and his agreement had an Anti-Dilution Provision and a Deferred Cash Bonus Provision.
On July 31, 2020, in connection with the Business Combination, Mr. Schmidt’s employment agreement was amended. Such amendment terminated the Anti-Dilution Provision and the Deferred Cash Bonus Provision on the day immediately preceding the date of the Business Combination, and provided that Mr. Schmidt is not entitled to receive or be issued any stock options or deferred cash bonus awards pursuant to the Anti-Dilution Provision and the Deferred Cash Bonus Provision, respectively. Under Mr. Schmidt’s employment agreement, if his employment is terminated by us without “cause” or by Mr. Schmidt for “good reason” during the period commencing on or after the date that we enter into a definitive agreement that results in a change of control (provided that the change of control actually occurs) and ending on the date which is 12 months following the change of control, Mr. Schmidt is entitled to receive, subject to his execution and non-revocation of a general release of claims, an amount equal to 12 months of base salary, any actual bonus earned but unpaid as of the date of termination, a prorated target bonus for the year of termination, accelerated vesting of all outstanding and unvested equity awards and 12 months of continued health insurance coverage. If Mr. Schmidt’s employment is terminated by us other than for cause in the absence of a change in control, he will receive, subject to his execution and non-revocation of a general release of claims, his base salary for a period of six months. Pursuant to his employment agreement, Mr. Schmidt is also subject to certain restrictive covenants, including (i) perpetual confidentiality and non-disparagement covenants, (ii) an assignment of inventions covenant and (iii) non-competition and customer and employee non-solicitation covenants during and for the two-year period following any termination of employment.
On June 18, 2021, the Company entered into an amended and restated employment agreement with Mr. Schmidt reflecting his position as President (the “Amended Schmidt Agreement”). Also pursuant to the Amended Schmidt Agreement, the Company granted Mr. Schmidt 500,000 performance-based stock options under the 2020 Plan, which will vest on a monthly basis ending on the third anniversary of the grant date, subject to (1) Mr. Schmidt’s continued employment with the Company through such vesting date, and (2) the daily volume weighted average trading price of our Class A common stock having exceeded $20 for at least 30 consecutive trading days between the grant date and the earlier of (A) the date Mr. Schmidt’s employment terminates and (B) the third anniversary of the grant date.
Retirement Benefits
The Company provides a tax-qualified Section 401(k) plan for all employees, including the NEOs. The Section 401(k) plan provides for safe harbor matching contributions for participants’ elective contributions to the 401(k) plan and for discretionary profit-sharing contributions to participants who satisfy the eligibility requirements under the Section 401(k) plan. The Company does not provide to employees, including its NEOs, any other retirement benefits, including, but not limited to, tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Outstanding Equity Awards at 2020 Year End
The following table presents information regarding outstanding equity awards held by the Named Executive Officers as of December 31, 2020.
	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Stephen S. Burns	—	—	—	—	—
Phil Richard Schmidt	11/1/19(1)	470,254	232,449	$1.79	10/31/29
	2/14/20(1)	54,528	26,858	$1.79	2/13/30
Thomas V. Canepa	11/1/19(1)	470,254	232,449	$1.79	10/31/29
	2/14/20(1)	54,528	26,858	$1.79	2/13/30

(1)
34% of the options vested upon grant, 33% vested November 1, 2020 and 33% vest on November 1, 2021, in each case, subject to the NEO’s continued employment through such vesting date.

(2)
Each option originally covered shares of Legacy Lordstown common stock, and in connection with the Business Combination, was converted into an Exchanged Option on the same terms applicable to the option immediately prior to being converted, as described in more detail above under “Narrative Disclosure to Summary Compensation Table — Stock Option Awards.”

Equity Compensation
Our board of directors and stockholders approved our 2020 Plan and it became effective in October 2020. The 2020 Plan is designed to attract, retain, incentivize and reward employees, directors or consultants and align the interests of the 2020 Plan participants with those of our stockholders. No additional awards have been or will be granted under the 2019 Plan following the effective date of the 2020 Plan. The 2020 Plan has the following principal features:
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Types of Awards.   The 2020 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and performance units and performance shares that may be settled in cash, stock or other property. All of our directors, employees and consultants are eligible to receive awards under the 2020 Plan.

•
Shares Available for Awards.   Initially, the aggregate number of shares of Class A common stock that may be issued under the 2020 Plan (the “Share Reserve”) will not exceed the sum of (i) 13,000,000 shares and (ii) the 5,373,359 shares underlying the Exchanged Options. Shares subject to awards under the 2020 Plan that expire or become unexercisable without having been exercised in full or are forfeited or repurchased due to failure to vest or be earned will be available for future grant under the 2020 Plan. Shares that are actually issued under the 2020 Plan, used to pay the exercise price of an award or used to satisfy tax withholding obligations will not become available for future grant under the 2020 Plan. In addition, shares repurchased with the proceeds from the exercise of any options may not be reissued under the 2020 Plan. To the extent an award under the 2020 Plan is paid in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the 2020 Plan. Any shares in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction will not reduce the number of shares available for issuance under the 2020 Plan.

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Non-Employee Director Compensation Limit.   The maximum number of shares of Class A common stock subject to awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid by us to such non-employee director during such fiscal year for service on our board of directors, will not exceed $750,000 in total value (calculating the value of any such awards based on the grant date fair market value of such awards for financial reporting purposes).

•
Performance Awards.   The 2020 Plan allows us to grant performance units and performance stock awards. The plan administrator can structure such awards so that stock, cash or other awards will be issued or paid pursuant to such award only after the achievement of certain performance goals during a designated performance period.

Director Compensation
In February 2020, in consideration of their service on the Legacy Lordstown board of directors, Jane Reiss and Dale Spencer were each granted Legacy Lordstown Options under the 2019 Plan that vest as follows: 20% of the outstanding stock options were vested upon grant, and 40% vest on each of February 14, 2021 and February 14, 2022. Such options were converted into 139,704 Exchanged Options at the Closing.
Name	Stock Awards ($)(1)	Total ($)
Jane Reiss	150,880(2)	150,880
Dale Spencer	150,880(2)	150,880

(1)
The amounts in this column represent the aggregate grant-date fair value of awards granted to each director computed in accordance with ASC Topic 718.

(2)
Represents 139,704 stock options, all of which were outstanding as of December 31, 2020.

Beginning in 2021, non-employee directors receive a combination of cash and equity compensation. The cash compensation consists of:
•
Annual Cash Retainer: $50,000

•
Committee Chairperson Annual Cash Retainer:

•
Audit Committee: $15,000

•
Compensation Committee: $12,000

•
Nominating & Corporate Governance Committee: $10,000

•
Committee Member Annual Cash Retainer:

•
Audit Committee: $10,000

•
Compensation Committee: $6,500

•
Nominating & Corporate Governance Committee: $5,000

•
Lead Independent Director Annual Cash Retainer: $27,500

Directors also receive an annual grant of restricted stock units (“RSUs”) under the 2020 Plan having a value of $165,000 on the grant date based on the closing market price of the Class A common stock on such date. The RSUs vest on the first anniversary of the grant date.
The annual grant was made on February 5, 2021 for 6,164 RSUs and on such date, the non-employee directors also received an initial grant of 6,164 RSUs (also based on a value of $165,000) in respect of their earlier service on the Board. The initial RSU grant vests over a three-year period in equal installments on each anniversary of the grant date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following includes a summary of transactions since January 1, 2019 to which we have been a party, in which the amount involved exceeded $120,000 and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control and other arrangements, which are described under the section entitled “Executive Compensation.”
PIPE Investment
In connection with our entry into the Business Combination Agreement, we entered into separate Subscription Agreements, each dated as of August 1, 2020, with the PIPE Investors, pursuant to which, among other things, we agreed to issue and sell in a private placement up to an aggregate of 50,000,000 shares of Class A common stock to the PIPE Investors, for a purchase price of $10.00 per share, and aggregate consideration of up to $500.0 million. The proceeds from the PIPE Investment will be used to provide us with additional capital.
The applicable purchase price under the Subscription Agreements was payable in cash with respect to each of the PIPE Investors except that the $75.0 million purchase price payable by GM consisted of certain in-kind consideration and a cash payment in an amount equal to the difference between the purchase price applicable to GM and the value of such in-kind consideration. Other than the foregoing, the terms of the Subscription Agreement entered into with GM are substantially identical to the terms of other Subscription Agreements.
In exchange for the shares of Class A common stock, GM provided approximately $23.2 million in permits associated with the Lordstown Complex, as well as settlement of the GM Deferred Purchase Price Obligation (as defined below), the approximately $5.9 million due to GM for reimbursable operating costs pursuant to the terms of the Operating Agreement and the outstanding amount of approximately $5.0 million drawn on the GM Convertible Note (as defined below) including accrued and unpaid interest, and the remaining contribution in cash. The financing provided under the GM Convertible Note was terminated.
The fund affiliated with our anchor investor purchased 1,000,000 shares of Class A common stock for an aggregate purchase price of $10.0 million.
Pursuant to the Subscription Agreements, we filed with the SEC (at our sole cost and expense) the registration statement of which this prospectus is a part (the “Resale Registration Statement”) registering the resale of the shares of Class A common stock issued thereunder, which became effective on December 4, 2020.
Registration Rights and Lock-up Agreements
Prior Registration Rights Agreement
Pursuant to a registration rights agreement entered into on February 27, 2019, the holders of Class B common stock and Private Placement Warrants (and any shares of Class A common stock issuable upon conversion of the Class B common stock and exercise of such Warrants) were entitled to registration rights requiring us to register such securities for resale. The holders of the majority of these securities were entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders had certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Closing and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We were to bear the expenses incurred in connection with the filing of any such registration statements.
Amended and Restated Registration Rights and Lock-up Agreement
Effective as of the Closing, we entered into the Registration Rights and Lock-up Agreement with the Sponsor, the anchor investor, GM, Stephen S. Burns, Workhorse Group and BGL, pursuant to which we had certain obligations to file a registration statement registering the resale of the Class A common stock (including shares issuable upon future exercise of the Private Placement Warrants or the BGL Warrants) and the Private Placement Warrants held by the parties (the “Registrable Securities”). The Registration Rights and Lock-up Agreement amends, restates and replaces the registration rights agreement entered into on February 27, 2019 described above.
Pursuant to the Registration Rights and Lock-up Agreement, we filed the Resale Registration Statement. We are obligated to facilitate or participate in no more than two underwritten offerings for any holder of Registrable Securities (and no more than four underwritten offerings for all such holders in the aggregate), provided the reasonably expected aggregate gross proceeds from each such underwritten offering must be at least $75.0 million.
In addition, the Registration Rights and Lock-up Agreement also provides the holders of Registrable Securities with “piggy-back” registration rights, subject to certain requirements and customary conditions. We will bear the expenses incurred in connection with the filing of any such registration statements.
The Registration Rights and Lock-up Agreement provides that certain of our securities held by certain of the parties (including their permitted transferees) are locked-up as follows:
•
any shares of Class A common stock held by the Sponsor will be locked-up until October 23, 2021, except that the Sponsor may transfer shares of Class A common stock owned by it prior to such date if the volume weighted average share price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar transactions) for at least 20 out of 30 consecutive trading days and such 30 consecutive trading days fall after March 22, 2021;

•
any shares of Class A common stock held by GM, Workhorse Group and BGL were locked-up until April 23, 2021; and

•
any shares of Class A common stock held by Stephen S. Burns will be locked-up until October 23, 2021, and 50% of such shares will remain locked-up until October 23, 2022.

In addition, Stephen S. Burns agreed not to transfer any shares of Class A common stock held by him if, immediately following such transfer, the shares owned by him would be fewer than the number of shares that would be required to satisfy any outstanding indemnification claim made by us pursuant to the Business Combination Agreement.
The lock-up restrictions provided in the Registration Rights and Lock-up Agreement do not apply to the anchor investor, which remains subject to the lockup provisions set forth in the Subscription Agreements entered into by it in connection with its acquisition of the Class B common stock and Private Placement Warrants described below.
Indemnification Agreements
We entered into separate indemnification agreements with our directors and officers, in addition to the indemnification provided for in the Charter and the Bylaws. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or as a director or officer of any other company or enterprise to which the person provides services at our request. We believe that these Charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
DiamondPeak Related Party Transactions
Founder Shares of DiamondPeak Class B Common Stock
In November 2018, the Sponsor acquired 7,187,500 shares of Class B common stock for an aggregate purchase price of $25,000. Prior to the initial investment by the Sponsor, we had no assets, tangible or intangible. In February 2019, the Sponsor forfeited 812,500 shares of Class B common stock and the anchor investor purchased 812,500 shares of Class B common stock for an aggregate purchase price of approximately $3,000, or approximately $0.003 per share. As a result of the underwriters’ election to partially exercise their over-allotment option in connection with the Initial Public Offering, 187,500 shares of Class B common stock were forfeited.
Each of Judith A. Hannaway, Steven R. Hash and Andrew C. Richardson, who served as our independent directors prior to the Closing, received upon completion of the Business Combination 88,357 shares of Class B common stock from the Sponsor, which shares converted into 88,357 shares of Class A common stock.
The shares of Class B common stock were identical to the shares of Class A common stock, except that the shares of Class B common stock automatically converted into shares of Class A common stock at the Closing and were subject to certain transfer restrictions.
The anchor investor’s agreement under its Subscription Agreements remains in effect, pursuant to which the anchor investor agreed that its shares of Class A common stock are not transferable or assignable (i) until the earlier of: (A) October 23, 2021 or (B) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property or (ii) until the volume weighted average share price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar transactions) for at least 20 out of 30 consecutive trading days and such 30 consecutive trading days fall after March 22, 2021.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Sponsor and the anchor investor purchased an aggregate of 4,666,667 Private Placement Warrants at a price of $1.50 per Warrant, for an aggregate purchase price of $7.0 million. On March 18, 2019, in connection with the underwriters’ election to partially exercise their over-allotment option, we sold an additional 400,000 Private Placement Warrants to the Sponsor and the anchor investor, at a price of $1.50 per Warrant, generating additional gross proceeds of $600,000. Among the Private Placement Warrants, 4,460,000 Warrants were purchased by the Sponsor and 606,667 Warrants were purchased by the anchor investor. Each Private Placement Warrant entitles the holder to purchase one share of our Class A common stock at $11.50 per share.
The Private Placement Warrants are exercisable on a cashless basis and are non-redeemable for cash so long as they are held by the Sponsor, anchor investor or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor, anchor investor or their permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by such holders on the same basis as were the Public Warrants.
Related Party Loans Related to Initial Public Offering
The Sponsor agreed to loan us up to $300,000 to be used for a portion of the expenses related to the Initial Public Offering. This loan was non-interest bearing and unsecured and was payable on the earlier of March 31, 2019 or the completion of the Initial Public Offering. The borrowings outstanding under such loan of $223,470 were repaid upon the consummation of the Initial Public Offering on March 4, 2019.
Administrative Support Agreement
We agreed to pay our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support until the agreement terminated at completion of the Business Combination. For the year ended December 31, 2019, we incurred $100,000 in fees for these services. For the six months ended September 30, 2020 and 2019, we incurred $90,000 and $70,000, respectively, in fees for these services. As of September 30, 2020 and December 31, 2019, all such fees were paid and no such fees were included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.
Other Transactions and Relationships
David T. Hamamoto, who served as our Chairman and Chief Executive Officer until October 23, 2020 and remains our director, purchased $10.0 million of Units in the Initial Public Offering.

The anchor investor purchased $32.5 million of Units in the Initial Public Offering and agreed that if it did not own 3,250,000 shares of Class A common stock at the time of any stockholder vote with respect to an initial business combination or the business day immediately prior to the consummation of our initial business combination, it would transfer to the Sponsor a portion of the 812,500 shares of Class B common stock it purchased prior to the Initial Public Offering on a pro rata basis, provided that the anchor investor’s remaining number of shares of Class B common stock would not be less than 203,125. No such shares were transferred by the anchor investor.
Legacy Lordstown’s Relationships and Related Party Transactions
Stockholder Support Agreements
In connection with the execution of the Business Combination Agreement, Legacy Lordstown stockholders holding approximately 95% of the Legacy Lordstown common stock issued and outstanding as of such date, including Stephen S. Burns and other Legacy Lordstown directors and executive officers, entered into separate Support Agreements and provided written consents, each dated August 1, 2020, pursuant to which each of such stockholders agreed, among other things, to (i) vote all of the shares of Legacy Lordstown common stock held by them to adopt the Business Combination Agreement and approve any other matters necessary for the Closing, (ii) subject to certain exceptions, refrain from transferring any of the shares of Legacy Lordstown common stock held by them before the Closing and (iii) waive any appraisal rights and rights to dissent (including under Section 262 of the DGCL) with respect to the Business Combination.
GM Agreements
On November 7, 2019, we entered into the GM Property Agreements providing for our acquisition of and the continued operation of the Lordstown Complex. The purchase price for the property was $20.0 million, plus interest accruing beginning on February 1, 2020 at a rate of 7.0% per year (the “GM Deferred Purchase Price Obligation”). The terms of the Operating Agreement provided that all expenses associated with the real property were to be paid by GM from November 2019 through February 2020 and subsequently reimbursed by us. We satisfied the GM Deferred Purchase Price Obligation and the expenses owed under the Operating Agreement in exchange for equity pursuant to the GM Subscription Agreement at the Closing.
On May 28, 2020, we executed a convertible promissory note in favor of GM that provided additional financing to us of up to $10.0 million (the “GM Convertible Note”). We satisfied all amounts outstanding under the GM Convertible Note in exchange for equity pursuant to the GM Subscription Agreement at the Closing.
On August 1, 2020, we entered into the GM Subscription Agreement as part of the PIPE Investment pursuant to which GM purchased, at the Closing, 7.5 million shares of Class A common stock in exchange for an in-kind and cash subscription price of an aggregate of $75.0 million. In exchange for the shares of Class A common stock, GM provided approximately $23.2 million in permits associated with the Lordstown Complex, as well as settlement of the GM Deferred Purchase Price Obligation, the approximately $5.9 million due to GM for reimbursable operating costs under the Operating Agreement and the outstanding amount of approximately $5.0 million drawn on the GM Convertible Note including accrued and unpaid interest, and the remaining contribution in cash. The financing provided under the GM Convertible Note was terminated.
Also on August 1, 2020, we entered into the Omnibus Agreement pursuant to which the parties agreed upon the treatment of certain arrangements between GM and us during the pendency of the Business Combination and upon the Closing. Pursuant to the Omnibus Agreement, GM’s repurchase option with respect to the Lordstown Complex terminated at Closing. GM also agreed to terminate various investment-related rights upon the Closing.
In August 2020, we entered into an emissions credit agreement with GM pursuant to which, and subject to the terms of which, during the first three annual production/model years wherein we produce vehicles at least ten months out of the production/model year, the counterparty will have the option to purchase such emissions credits as well as emissions credits from any other U.S. state, country or jurisdiction generated by vehicles produced by us not otherwise required by us to comply with emissions laws and regulations at a purchase price equal to 75% of the fair market value of such credits. While we expect that our first three annual production/model years for the purpose of this agreement will be 2022, 2023 and 2024, it is possible that this agreement could extend beyond these model years if we do not achieve ten or more months of production during those annual production/model years.
On April 3, 2020, we entered into an agreement under which GM provides us with access to certain non-customer-facing GM parts, including airbags, steering columns and steering wheels. This agreement was renewed for a term commencing on January 1, 2021 and ending on December 31, 2023.
As of December 31, 2020, GM was no longer determined to be a related party.
Workhorse Group Agreement
On November 7, 2019, we entered into a transaction with Workhorse Group for the purpose of obtaining the use of certain intellectual property. In connection with granting this license, Workhorse Group received 10% of the outstanding Legacy Lordstown common stock and was entitled to royalties of 1% of the gross sales price of the first 200,000 vehicle sales. In November 2020, we pre-paid a royalty payment to Workhorse Group in the amount of $4.75 million. The upfront royalty payment represents an advance on royalties due on 1% of the gross sales price of the first 200,000 vehicles sold, but only to the extent that the aggregate amount of such royalty fees exceeds the amount paid upfront.
Related Person Transaction Policy
Our board of directors has adopted a written Related Person Transaction Policy that sets forth the following policies and procedures for the review and approval or ratification of Related Person Transactions. A “Related Person Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which exceeds $120,000 and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•
any person who is, or at any time during the applicable period was, one of our executive officers or a member of our board of directors;

•
any person who is known by us to be the beneficial owner of more than 5% of our Class A common stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of our Class A common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our Class A common stock; or

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

We are also implementing policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee has the responsibility to review Related Person Transactions.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information known by us regarding the beneficial ownership of the Class A common stock as of July 1, 2021, by:
•
each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of Class A common stock;

•
each of our current Named Executive Officers and directors; and

•
all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and Warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership percentages set forth in the table below are based on 176,606,440 shares of Class A common stock issued and outstanding as of July 1, 2021. Unless otherwise noted, the address for each beneficial owner listed below is c/o Lordstown Motors Corp., 2300 Hallock Young Road, Lordstown, Ohio 44481.
Name and Address of Beneficial Owner	Common Stock Beneficially Owned Number of Shares of Class A Common Stock Beneficially Owned	Percent of Class A Common Stock Outstanding
Directors and Named Executive Officers
Keith Feldman(1)	234,645	*
Michael Gates	10,101	*
David T. Hamamoto(2)	4,229,135	2.37%
Mick Kowitz	10,060	*
Jane Reiss(3)	83,822	*
Martin J. Rucidlo	12,535	*
Dale Spencer(3)	83,822	*
Angela Strand	—	*
Stephen S. Burns(4)	46,351,745	26.25%
Thomas V. Canepa(5)	538,752	*
Phil Richard Schmidt(6)	334,148	*
All Current Directors and Executive Officers, as a group (16 individuals)(7)	5,676,660	3.16%
Five Percent Holders
Workhorse Group Inc.(8)	16,478,402	9.33%
FMR LLC(9)	10,433,286	5.91%

*
Represents beneficial ownership of less than 1%.

(1)
Includes 91,613 shares of Class A common stock underlying Private Placement Warrants.

(2)
Includes 76,119 shares of Class A common stock held by David T. Hamamoto directly, 800,913 shares of Class A common stock and 608,799 shares of Class A common stock underlying Private Placement Warrants held by DiamondHead Partners LLC (“DiamondHead Partners”), and 1,525,707 shares of Class A common stock and 1,217,597 shares of Class A common stock underlying Private Placement

Warrants held by the David T. Hamamoto GRAT 2019 — SPAC (the “GRAT”), which is a grantor-retained annuity trust. Mr. Hamamoto is the sole managing member of DiamondHead Partners and the trustee and sole annuitant of the GRAT.
(3)
Reflects shares of Class A common stock underlying options that are exercisable within 60 days.

(4)
Stephen S. Burns, our former Chairman of the Board and former Chief Executive Officer, beneficially owns 46,351,745 shares of Class A common stock. 13,906,553 shares are held in a grantor- retained annuity trust of which Mr. Burns is trustee and sole annuitant.

(5)
Includes 524,782 shares of Class A common stock underlying options that are exercisable within 60 days.

(6)
Includes 324,782 shares of Class A common stock underlying options that are exercisable within 60 days.

(7)
Includes 1,156,131 shares of Class A common stock underlying options that are exercisable within 60 days and 1,918,009 shares of Class A common stock underlying Warrants.

(8)
The principal business address of Workhorse Group is 100 Commerce Drive, Loveland, Ohio 45140.

(9)
Information is from a Schedule 13G filed on February 8, 2021. Fidelity Management & Research Company carries out the voting of the reported shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. FMR LLC is managed by direct or indirect subsidiaries of FMR LLC (collectively, “Fidelity”). Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. FMR LLC is an affiliate of registered broker-dealers. The primary business address of these entities is 245 Summer Street, Boston, Massachusetts 02210.

SELLING SECURITYHOLDERS
The Selling Securityholders acquired the shares of our Class A common stock and the Private Placement Warrants offered hereby and may acquire the shares of our Class A common stock issuable upon exercise of the Private Placement Warrants and the BGL Warrants (the “Warrant Shares”), in each case, in a private offering pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act.
Pursuant to the Registration Rights and Lock-Up Agreement, the Subscription Agreements and the Convertible Promissory Notes, we agreed to file the Resale Registration Statement with the SEC for the purposes of registering for resale the Private Placement Warrants, the Warrant Shares and certain shares of Class A common stock issued to the Selling Securityholders pursuant to such agreements. We are also registering for resale the shares of Class A common stock received by the Legacy Lordstown stockholders in the Business Combination.
The following table sets forth, based on written representations from the Selling Securityholders, certain information as of March 31, 2021, except where noted below, regarding the beneficial ownership of the Selling Securityholders of our Class A common stock and the Private Placement Warrants and the shares of Class A common stock and the Private Placement Warrants being offered by the Selling Securityholders. The applicable percentage ownership of the securities being offered hereby is based on approximately 176,579,376 shares of Class A common stock outstanding as of March 31, 2021. Information with respect to shares of Class A common stock and the Private Placement Warrants owned beneficially after the offering assumes the sale of all of the shares of Class A common stock, Private Placement Warrants and Warrant Shares offered and no other purchases or sales of our securities. The Selling Securityholders may offer and sell some, all or none of their shares of Class A common stock, their Private Placement Warrants or Warrant Shares, as applicable.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes to the table below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Class A common stock, the Private Placement Warrants and Warrant Shares that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.
Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered(1)	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock Are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants Are Sold
					Number	Percent	Number	Percent
Abel Family Investments LLC	949,988	—	949,988	—	—	—	—	—
Adam & Ellen Gannon-Shapiro JT TEN	50,998	—	44,554	—	6,444	**	—	—
Adam Perlow & Marlo S. Perlow JT TEN	27,940	—	27,940	—	—	—	—	—
Adam R. Black*	32,192	—	32,192	—	—	—	—	—
Albert T. Adams, Trustee of The Albert T. Adams Trust*(2)	100,383	—	100,383	—	—	—	—	—
Albert Thomas Adams*(2)	55,881	—	55,881	—	—	—	—	—

Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered(1)	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock Are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants Are Sold
					Number	Percent	Number	Percent
Alberta Investment Management Corporation(3)	300,000	—	300,000	—	—	—	—	—
Alexander Gitch	753	288	753	288	—	—	—	—
Alice A. Devine	5,000	—	5,000	—	—	—	—	—
AMFCO-4 LLC(4)	354,000	—	335,290	—	18,710	**	—	—
Andrew D. Weller	59,412	—	56,512	—	2,900	**	—	—
Andrew Richardson(5)	88,357	—	88,357	—	—	—	—	—
Anthony B. Cimino*	183,411	—	183,411	—	—	—	—	—
Anthony J. Hasapis*	5,019	—	5,019	—	—	—	—	—
Anthony V. Milone	52,589	—	52,308	—	281	*	—	—
Arash Dilmanian	90,979	11,646	90,979	11,646	—	—	—	—
Armory Fund LP(4)	232,526	—	223,526	—	9,000		—	—
Article Third of Hamamoto Family Trust 2003(6)	994,755	202,933	266,971	202,933	524,851	**	—	—
ATJ Electrical Co Inc(7)	40,304	—	30,304	—	10,000	**	—	—
Barbara G. Samuels	151,520	—	151,520	—	—	—	—	—
Barrett A. Binion	377	144	377	144	—	—	—	—
BEMAP Master Fund Ltd*(8)	545,454	—	545,454	—	—	—	—	—
BlackRock, Inc.(9)	812,500	—	812,500	—	—	—	—	—
Blackwell Horizon LLC*(10)	85,506	—	50,506	—	35,000	**	—	—
BLDG, LLC*(11)	10,060	—	10,060	—	—	—	—	—
Brad S. Lebovitz	44,676	3,199	44,676	3,199	—	—	—	—
Bradley L. Todora(12)	20,120	—	20,120	—	—	—	—	—
Brett Bossung	1,282,417	16,917	1,282,417	16,917	—	—	—	—
Brett C. Klyza	16,265	6,954	16,265	6,954	—	—	—	—
Brett Wasserlauf*	13,970	—	13,970	—	—	—	—	—
Brian A. Betancourt*	112,969	—	112,969	—	—	—	—	—
Brian Frank	10,101	—	10,101	—	—	—	—	—
Brian Roberts*	170,203	—	170,203	—	—	—	—	—
Brown Gibbons Lang & Company LLC*(13)	1,649,489	—	1,649,489	—	—	—	—	—
Chris Prouty*	40,082	—	40,082	—	—	—	—	—
Chris S. Westfahl	67,379	2,624	67,379	2,624	—	—	—	—
Chris Scotti*	45,200	—	45,200	—	—	—	—	—

Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered(1)	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock Are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants Are Sold
					Number	Percent	Number	Percent
Christine M. Ojile	5,769	—	5,019	—	750	**	—	—
Christopher Coogan	5,038	—	5,038	—	—	—	—	—
Christopher Hession	5,000	—	5,000	—	—	—	—	—
Christopher J. Cecchetelli	1,223	468	1,223	468	—	—	—	—
Chuan D. Vo(14)	75,150	—	717	—	74,433	**	—	—
Clayton E. Wimberly & Joan Mary Wimberly COMM WROS PROP*	15,152	—	15,152	—	—	—	—	—
Colleen C. Fennerty	753	288	753	288	—	—	—	—
Connie Leonard	2,000	—	2,000	—	—	—	—	—
Constantine A. Tujios	43,881	5,248	43,881	5,248	—	—	—	—
D.E. Shaw Oculus Portfolios, L.L.C.*(15)	921,800	—	875,000	—	46,800	**	—	—
D.E. Shaw Valence Portfolios, L.L.C.*(16)	2,765,179	—	2,625,000	—	140,179	**	—	—
Daniel J. Wampler & Lisa Ann Wampler JT TEN*	177,446	—	177,446	—	—	—	—	—
Daniel W. Grotenhuis*	111,763	—	111,763	—	—	—	—	—
Danielle Voroba	941	360	941	360	—	—	—	—
David G. Bramwell	20,076	—	20,076	—	—	—	—	—
David Ezekiel	90,000	—	90,000	—	—	—	—	—
David Mazzullo*	40,405	—	40,405	—	—	—	—	—
David Powers Berten Trust DTD 10/16/98*(17)	10,038	—	10,038	—	—	—	—	—
David T. Hamamoto GRAT 2019 – SPAC*(18)	2,819,423	1,217,597	2,819,423	1,217,597	—	—	—	—
Davidson Kempner Institutional Partners, L.P.*(19)	550,650	—	550,650	—	—	—	—	—
Davidson Kempner International, Ltd.*(19)	646,350	—	646,350	—	—	—	—	—
Davidson Kempner Partners*(19)	259,950	—	259,950	—	—	—	—	—

Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered(1)	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock Are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants Are Sold
					Number	Percent	Number	Percent
Dechomai Asset Trust(20)	500,000	—	500,000	—	—	—	—	—
Diamond Head Partners LLC*(21)	1,409,712	608,799	1,409,712	608,799	—	—	—	—
Dominic Audino*	25,253	—	25,253	—	—	—	—	—
Douglas Solomon*	21,212	—	21,212	—	—	—	—	—
Edward and Judy Ptaszek JT TEN	55,881	—	55,881	—	—	—	—	—
Edward M. Giles Exempt Trust UAD*(22)	225,940	—	225,940	—	—	—	—	—
Edward M. Giles GST Exempt Trust UAD 11/30/11*(22)	30,304	—	30,304	—	—	—	—	—
Edward M. Giles GST Exempt Trust UAD 12/27/19*(23)	30,304	—	30,304	—	—	—	—	—
Edward M. Giles Revocable Trust*(24)	393,585	—	393,585	—	—	—	—	—
Erieview Acquisition LLC(25)	139,704	—	139,704	—	—	—	—	—
Ernest Mario	523,059	—	523,059	—	—	—	—	—
Ernest Mario Fifteen Year ResidenceTrust(26)	157,087	—	157,087	—	—	—	—	—
Federated Hermes Kaufmann Small Cap Fund, a Portfolio of Federated Hermes Equity Funds(27)	1,500,000	—	1,500,000	—	—	—	—	—
FIAM Target Date Blue Chip Growth Commingled Pool By: Fidelity Institutional Asset Management Trust Company as Trustee(28)	334,961	—	334,961	—	—	—	—	—
Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund*(28)	828,055	—	828,055	—	—	—	—	—

Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered(1)	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock Are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants Are Sold
					Number	Percent	Number	Percent
Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund*(28)	41,185	—	41,185	—	—	—	—	—
Fidelity Blue Chip Growth Commingled Pool By: Fidelity Institutional Asset Management Trust Company as Trustee*(28)	131,792	—	131,792	—	—	—	—	—
Fidelity Blue Chip Growth Institutional Trust By its manager Fidelity Investments Canada ULC*(28)	12,008	—	12,008	—	—	—	—	—
Fidelity Growth Company Commingled Pool By: Fidelity Management Trust Company, as Trustee*(28)	2,028,480	—	2,028,480	—	—	—	—	—
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund*(28)	2,232,387	—	2,232,387	—	—	—	—	—
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund*(28)	226,198	—	226,198	—	—	—	—	—
Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund*(28)	512,936	—	512,936	—	—	—	—	—
Fidelity Securities Fund: Fidelity Blue Chip Growth Fund*(28)	3,573,266	—	3,573,266	—	—	—	—	—
Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund*(28)	366,333	—	366,333	—	—	—	—	—
Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund*(28)	5,676	—	5,676	—	—	—	—	—
Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund*(28)	575,965	—	575,965	—	—	—	—	—

Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered(1)	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock Are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants Are Sold
					Number	Percent	Number	Percent
Fidelity Select Portfolios: Select Automotive Portfolio*(28)	12,513	—	12,513	—	—	—	—	—
Fiduciary Trust as Custodian for The Edward M. Giles ROTH IRA*(29)	30,304	—	30,304	—	—	—	—	—
Flamingo Drive Partners LLC(30)	55,881	—	55,881	—	—	—	—	—
Frangos Properties Group LLC(31)	42,500	—	42,500	—	—	—	—	—
Frank H. Moore*(32)	5,019	—	5,019	—	—	—	—	—
Garrett Paul Ederle	11,566	4,790	11,566	4,790	—	—	—	—
Gavin A. Scotti, Jr.*	588,128	—	563,128	—	25,000	**	—	—
Gavin A. Scotti, Sr.*	50,506	—	50,506	—	—	—	—	—
George F. Wood	1,037,347	—	1,037,347	—	—	—	—	—
George Syrianoudis	10,118	—	10,047	—	71	**	—	—
George Tod Wood	56,512	—	56,512	—	—	—	—	—
GFT IRA LLC*(33)	615,301	—	615,301	—	—	—	—	—
Giles Family 2015 Trust UAD 12/16/15*(22)	197,949	—	197,949	—	—	—	—	—
Glenn Kunkel	9,740	—	9,740	—	—	—	—	—
GM EV Holdings LLC(34)	7,500,000	—	7,500,000	—	—	—	—	—
H. Benjamin Samuels	106,387	—	106,387	—	—	—	—	—
Han Solutions II LLC(35)	20,662	—	16,162	—	4,500	**	—	—
Harold S. Parnes	188,215	—	188,215	—	—	—	—	—
Harry E. Ashton IV	10,038	—	10,038	—	—	—	—	—
Hausknecht FLP(36)	20,202	—	20,202	—	—	—	—	—
Henry Steeneck*	42,795	—	42,795	—	—	—	—	—
Honus Group LLC(37)	62,628	—	62,628	—	—	—	—	—
Horberg Enterprises LP(38)	20,202	—	20,202	—	—	—	—	—
Howard W. Wilson	10,101	—	10,101	—	—	—	—	—
Ian B. Maccallum Jr.	7,000	—	7,000	—	—	—	—	—
Ian Upton(39)	32,158	—	17,620	—	14,538	**	—	—
ICS Opportunities LTD*(40)	750,000	—	750,000	—	—	—	—	—
Integrated Core Strategies (US) LLC*(40)	2,463,100	—	2,450,000	—	13,100	**	—	—

Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered(1)	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock Are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants Are Sold
					Number	Percent	Number	Percent
Invader II LLC*(41)	337,703	—	337,703	—	—	—	—	—
J. Victor & Barbara G. Samuels JT TEN	83,822	—	83,822	—	—	—	—	—
Jacob Cooper*	8,918	—	8,918	—	—	—	—	—
James J. Dolan*(42)	15,152	—	15,152	—	—	—	—	—
Janice & Michael Drake Trust UAD*(43)	61,082	—	55,881	—	5,201	**	—	—
Jared L. Black*	32,192	—	32,192	—	—	—	—	—
Jeffrey Cook	29,545	1,474	29,545	1,474	—	—	—	—
Jeremy Samuels	71,033	—	71,033	—	—	—	—	—
Ji Yeong Ruggiere	6,864	2,624	6,864	2,624	—	—	—	—
Joe Lukens*	442,745	—	442,745	—	—	—	—	—
John R. Tilson Trust UAD 06/03/19(44)	41,513	—	41,513	—	—	—	—	—
John W. Shaffer	7,197	—	7,197	—	—	—	—	—
John William Blaney*(45)	7,358	—	5,023	—	2,335	**	—	—
Joseph Gamberale*	15,152	—	15,152	—	—	—	—	—
Judith Hannaway*(46)	88,357	—	88,357	—	—	—	—	—
Julio C. Rodriguez(47)	558,862	—	34,080	—	524,782	**	—	—
Keith Feldman(48)	234,645	91,613	234,645	91,613	—	—	—	—
Keith M. Kleeman	50,301	—	50,301	—	—	—	—	—
Kelly Griffin	134,965	—	131,965	—	3,000	**	—	—
Kenneth Beckerman*	10,101	—	10,101	—	—	—	—	—
Kevin J. Harrington*	10,101	—	10,101	—	—	—	—	—
Kristen N. Black*	32,192	—	32,192	—	—	—	—	—
Kyle Buchakjian	41,500	—	41,500	—	—	—	—	—
Kyriakos Mihalitsis	4,608	1,762	4,608	1,762	—	—	—	—
Laurence Zalk*	15,057	—	15,057	—	—	—	—	—
Lawrence & Susan G. Wilson JT TEN	84,653	—	84,453	—	200	**	—	—
Lee Dines*	307,650	—	307,650	—	—	—	—	—
Liang S. Wu	941	360	941	360	—	—	—	—
LWMM LLC(49)	139,604	—	139,604	—	—	—	—	—
M.H. Davidson & Co*(19)	43,050	—	43,050	—	—	—	—	—
Manuel Z. Rios & Gloria P. Rios JT TEN	81,578	—	81,578	—	—	—	—	—
Marc Lehmann	95,152	—	15,152	—	80,000	**	—	—

Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered(1)	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock Are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants Are Sold
					Number	Percent	Number	Percent
Margate Partners	10,000	—	10,000	—	—	—	—	—
Mark A. Walsh(50)	1,282,417	16,917	1,282,417	16,917	—	—	—	—
Mark G. Christiana	67,613	—	66,613	—	1,000	**	—	—
Marmatt LLC(51)	53,427	—	49,227	—	4,200	**	—	—
Martin Rucidlo*(52)	12,535	—	7,535	—	5,000	**	—	—
Martin Thomas Booher(53)	13,970	—	13,970	—	—	—	—	—
Mary Ann Sicafuse(54)	35,517	—	10,060	—	25,457	**	—	—
Masood A. Bhatti	66,751	2,624	66,751	2,624	—	—	—	—
Medford Bragg	162,269	—	162,269	—	—	—	—	—
Melissa Leonard(55)	34,046	—	34,046	—	—	—	—	—
MGC Properties LLC(56)	3,725	—	2,525	—	1,200	**	—	—
Michael & Diane W. Gibbons JT TEN(57)	282,342	—	282,342	—	—	—	—	—
Michael D. Gates(58)	10,101	—	10,101	—	—	—	—	—
Michael Franzese	37,121	2,624	37,121	2,624	—	—	—	—
Michael Kolodny Revocable Trust Dated 2/13/97*(59)	5,010	—	5,010	—	—	—	—	—
Michael Randall	78,680	—	75,500	—	3,180	**	—	—
Michael Solomon(60)	1,010,000	—	1,010,000	—	—	—	—	—
Michael T. Drake	14,459	—	9,054	—	5,405	**	—	—
Mickey W. Kowitz(61)	10,060	—	10,060	—	—	—	—	—
Mildred Martha Mario Exempt Trust(62)	30,000	—	30,000	—	—	—	—	—
Mildred Martha Mario Nonelective Trust(62)	175,000	—	175,000	—	—	—	—	—
Millie LLC(63)	55,881	—	55,881	—	—	—	—	—
Monashee Pure Alpha SPV I LP*(8)	245,455	—	245,455	—	—	—	—	—
Monashee Solitario Fund LP*(8)	327,273	—	327,273	—	—	—	—	—
Nancy Hu*(64)	13,970	—	13,970	—	—	—	—	—
New Era Capital Fund LP*(65)	101,013	—	101,013	—	—	—	—	—
Norman Ravski*	66,613	—	66,613	—	—	—	—	—
Patricia Avery	10,101	—	10,101	—	—	—	—	—

Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered(1)	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock Are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants Are Sold
					Number	Percent	Number	Percent
Patrick & Mary Ellen McCullough JT TEN(66)	180,289	—	179,664	—	625	**	—	—
Paul A. McAlpine*	48,142	—	48,142	—	—	—	—	—
Payton Gutting	753	288	753	288	—	—	—	—
Phil Richard Schmidt*(67)	334,148	—	9,366	—	324,782	**	—	—
Primary Investments LLC*(68)	50,506	—	50,506	—	—	—	—	—
Randall L. & Noreen Cochran JT TEN	27,940	—	27,940	—	—	—	—	—
Reuben Taub*	30,115	—	30,115	—	—	—	—	—
Ricky Solomon	55,316	—	55,316	—	—	—	—	—
Riverview Group LLC*(40)	800,000	—	800,000	—	—	—	—	—
Robert & Abigail A. Ruhlman JT TEN*	141,198	—	141,198	—	—	—	—	—
Robert Berman*	10,101	—	10,101	—	—	—	—	—
Robert C. Eising	13,301	—	10,101	—	3,200	**	—	—
Robert Coffey*	5,030	—	5,030	—	—	—	—	—
Robert H. Chicoine Jr.	71,664	—	71,664	—	—	—	—	—
Robert Kromer and Emily Berry*(69)	5,030	—	5,030	—	—	—	—	—
Robert L. Alloway	27,940	—	27,940	—	—	—	—	—
Robert S. Frost	24,442	—	24,442	—	—	—	—	—
Robert Tyler King*	10,531	4,394	10,531	4,394	—	—	—	—
Robin Smith	103,965	—	103,965	—	—	—	—	—
Ronald Stepanovic	39,634	—	39,634	—	—	—	—	—
ROTH IRA FBO Edward M. Giles*(70)	167,645	—	167,645	—	—	—	—	—
ROTH IRA FBO George F. Wood(71)	40,910	—	40,910	—	—	—	—	—
Ryan Schnepf	33,326	3,487	33,326	3,487	—	—	—	—
Samir Haikal	30,881	—	30,881	—	—	—	—	—
Samuel Staggers*	61,562	—	61,562	—	—	—	—	—
Samuels 2012 Children’s Trust(72)	50,506	—	50,506	—	—	—	—	—
Scherlis Family LLC(73)	109,605	—	99,605	—	10,000	**	—	—
Scott Dols	168,851	—	168,851	—	—	—	—	—

Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered(1)	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock Are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants Are Sold
					Number	Percent	Number	Percent
Seth A. Zimmerman	377	144	377	144	—	—	—	—
SFL SPV I LLC*(8)	81,818	—	81,818	—	—	—	—	—
Solfin Corporation*(74)	27,940	—	27,940	—	—	—	—	—
SP SPAC IV LLC(75)	114,796	43,883	114,796	43,883	—	—	—	—
Stephen Baksa	603,857	—	603,857	—	—	—	—	—
Stephen Drees	65,928	—	65,928	—	—	—	—	—
Steven Hash(76)	88,357	—	88,357	—	—	—	—	—
Stephen J. Schaefer(77)	757,606	—	555,854	—	201,752	**	—	—
Stephen Maffei*	13,970	—	13,970	—	—	—	—	—
Stephen S. Burns, as Trustee of The Stephen S. Burns 2020 Annuity Trust*(78)	13,906,553	—	13,906,553	—	—	—	—	—
Stephen S. Burns*(79)	46,351,745	—	32,445,192	—	—	—	—	—
Steven Berkowitz*	70,148	—	70,148	—	—	—	—	—
Steven Struhl	31,940	—	13,970	—	17,970	**	—	—
Superius Securities Group Inc. Profit Sharing Plan*(80)	50,239	—	50,239	—	—	—	—	—
Ted Cooper*	118,270	—	88,770	—	29,500	**	—	—
Thaddeus M. Bort(81)	11,151	—	10,101	—	1,050	**	—	—
The Monte R. Black Trust AGM DTD 9/17/2008 As Amended*(82)	107,176	—	104,626	—	2,550	**	—	—
Thomas Canepa(83)	538,752	—	13,970	—	524,782	**	—	—
Thomas T. George	27,376	—	27,376	—	—	—	—	—
Thomas Wolfe	57,125	—	56,512	—	613	**	—	—
Troutman Family LP(84)	12,626	—	12,626	—	—	—	—	—
Variable Insurance Products Fund III: Growth Opportunities Portfolio*(28)	130,761	—	130,761	—	—	—	—	—
Vark Investments LLC	1,278,134	16,918	1,278,134	16,918	—	—	—	—
Vincent & Thomas Iannelli TEN COM	48,430	—	48,430	—	—	—	—	—
Walter J. Rokicki(85)	4,080	—	3,030	—	1,050	**	—	—
Walter K. Giles*	7,576	—	7,576	—	—	—	—	—
William B. Summers Jr.*	55,881	—	55,881	—	—	—	—	—
William L. Davis*	84,603	—	82,603	—	2,000	**	—	—

Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered(1)	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock Are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants Are Sold
					Number	Percent	Number	Percent
William Morachnick*	32,990	—	32,990	—	—	—	—	—
Workhorse Group Inc.*	16,478,402	—	16,478,402	—	—	—	—	—
Zachary L. Ring	941	360	941	360	—	—	—	—
Zachary M. Guy	82,078	34,691	82,078	34,691	—	—	—	—
Zuo Xiang	35,354	—	35,354	—	—	—	—	—
TOTAL:	138,338,170	2,306,418	121,521,293	2,306,418	2,707,391	1.52%	—	—

*
Information is as of November 30, 2020.

**
Represents beneficial ownership of less than 1%.

(1)
The amounts set forth in this column are the number of shares of Class A common stock that may be offered by each Selling Securityholder, including the Warrant Shares. These amounts do not represent any other securities that the Selling Securityholder may own beneficially or otherwise.

(2)
Albert Thomas Adams is a Partner at Baker & Hostetler LLP, which provides legal services to us.

(3)
Alberta Investment Management Corporation is a body corporate established as an agent of the Crown in right of the Province of Alberta and manages funds on behalf of a diverse set of Alberta public sector clients for which it serves as investment manager.

(4)
Seaport Global Asset Management, LLC (“SGAM”) is the manager of AMFCO-4 LLC and Armory Fund, LP. Stephen Smith, is the Chief Executive Officer of SGAM. Mr. Smith and SGAM have voting control and investment discretion over the securities described herein held by AMFCO-4 LLC and Armory Fund LP. As a result Mr. Smith and SGAM may be deemed to have beneficial ownership (as determined under S-17(d) of the Securities Exchange Act of 1934, as amended) of the securities described herein held by AMFCO-4 LLC and Armory Fund, LP.

(5)
Andrew Richardson served as our independent director prior to the Closing and received his shares from the Sponsor. See “Certain Relationships and Related Party Transactions.”

(6)
Includes 266,971 shares of Class A common stock acquired from the Sponsor, 524,851 shares of Class A common stock and 202,933 shares of Class A common stock underlying Private Placement Warrants. David Hamamoto does not have voting or investment power with respect to these securities and is not a beneficial owner of these securities.

(7)
Includes 8,000 shares held by Andrew Drazic and 2,000 shares held by John Drazic. Andrew Drazic and John Drazic are each deemed to have power to vote or dispose of the reported securities offered hereby.

(8)
Krista Librett, Operations Manager of Monashee Investment Management, LLC, is deemed to have power to vote or dispose of the reported securities offered hereby.

(9)
The registered holders of the referenced interests to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Credit Alpha Master Fund L.P., HC NCBR Fund and The Obsidian Master Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the interests held by the funds and accounts which are the registered holders of the referenced interests. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all interests held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Interests shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.
(10)
Daniel Blackwell, Dennis Blackwell, Christopher Blackwell, Patrick Blackwell, Desiree Gress and Jake Gress are each deemed to have power to vote or dispose of the reported securities offered hereby.

(11)
Paul J. Becker, Jr. is deemed to have power to vote or dispose of the reported securities offered hereby.

(12)
Bradley L. Todora is our employee.

(13)
Michael E. Gibbons, John R. Tilson and other members of the BGL executive committee may be deemed to share the power to vote or dispose of the reported securities offered hereby. BGL’s sister company, BGL Securities, is a registered broker-dealer that served as financial advisor to Legacy Lordstown. BGL received the BGL Warrants as designee of BGL Securities, as partial consideration for such services as financial advisor.

(14)
Chuan D. (John) Vo is our Vice President of Propulsion. Includes 74,433 shares of Class A Common Stock subject to vested options.

(15)
D. E. Shaw Oculus Portfolios, L.L.C. has the power to vote or direct the vote of (and the power to dispose or direct the disposition of) the reported shares of Class A common stock offered hereby (the “Subject Shares”). This figure does not include: (i) 46,800 Public Warrants held by D. E. Shaw Oculus Portfolios, L.L.C. or (ii) our securities owned by entities that may be deemed to be affiliates of D. E. Shaw Oculus Portfolios, L.L.C. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of D. E. Shaw Oculus Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of D. E. Shaw Oculus Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Julius Gaudio, Maximilian Stone and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc. or DESCO II Inc. owns any shares of the Class A common stock directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any shares of the Class A common stock directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares. D. E. Shaw Oculus Portfolios, L.L.C. may be deemed to be an affiliate of D. E. Shaw Securities, L.L.C., a registered broker-dealer, which will not be involved in the offering or distribution of the Subject Shares.

(16)
D. E. Shaw Valence Portfolios, L.L.C. has the power to vote or direct the vote of (and the power to dispose or direct the disposition of) the reported shares of Class A common stock offered hereby (the “Subject Shares”). This figure does not include: (i) 140,179 Public Warrants held by D. E. Shaw Valence Portfolios, L.L.C. or (ii) our securities owned by entities that may be deemed to be affiliates of D. E. Shaw Valence Portfolios, L.L.C. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of D. E. Shaw Valence Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of D. E. Shaw Valence Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Julius Gaudio, Maximilian Stone and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc. or DESCO II Inc. owns any shares of Class A common stock directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any shares of Class A common stock directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares. D. E. Shaw Valence Portfolios, L.L.C. participated in a private place transaction pursuant to which it agreed to purchase the Subject Shares and executed the Subscription Agreement, dated August 1, 2020, with us. D. E. Shaw Valence Portfolios, L.L.C. may be deemed to be an affiliate of D. E. Shaw Securities, L.L.C., a registered broker-dealer, which will not be involved in the offering or distribution of the Subject Shares.
(17)
David Powers Berten is deemed to have power to vote or dispose of the reported securities offered hereby.

(18)
David T. Hamamoto is deemed to have power to vote or dispose of the reported securities offered hereby. Mr. Hamamoto is our director and our former Chairman of the Board and Chief Executive Officer. See “Certain Relationships and Related Party Transactions.”

(19)
Voting and dispositive authority over the reported shares of Class A common stock of the Selling Securityholder offered hereby is held by Davidson Kempner Capital Management LP (“DKCM”), and Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons, through DKCM, are responsible for the voting and investment decisions relating to such shares. Each of the aforementioned entities and individuals disclaims beneficial ownership of such shares held by any other entity or individual named in this footnote except to the extent of such entity or individual’s pecuniary interest therein, if any.

(20)
Ryan Raffin, Bryan Clontz and Gary Snerson, as individual trustees of Dechomai Asset Trust, are each deemed to have power to vote or dispose of the reported securities offered hereby. Dechomai Foundation, Inc., as corporate trustee of Dechomai Asset Trust, also is deemed to have power to vote or dispose of the reported securities offered hereby.

(21)
David T. Hamamoto is deemed to have power to vote or dispose of the reported securities offered hereby. Mr. Hamamoto, our director and former Chairman of the Board and Chief Executive Officer, is the sole managing member of Diamond Head Partners. See “Certain Relationships and Related Party Transactions.”

(22)
Edward M. Giles and Zachary A. Wydra are each deemed to have power to vote or dispose of the reported securities offered hereby. Zachary A. Wydra is Chief Executive Officer of, and thus is an affiliate of, registered broker-dealer First Manhattan Co.
(23)
Robin Giles, Elizabeth Giles, Eddie Giles, Mary Giles, Sarah Giles, Emily Giles and Kathryn Giles are each deemed to have power to vote or dispose of the reported securities offered hereby.

(24)
Edward M. Giles is deemed to have power to vote or dispose of the reported securities offered hereby.

(25)
James J. Kassouf is deemed to have power to vote or dispose of the reported securities offered hereby.

(26)
Ernest Mario and Jeremy herrad Mario are each deemed to have power to vote or dispose of the reported securities offered hereby.

(27)
The Selling Securityholder, Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds, is managed by Federated Equity Management Company of Pennsylvania and subadvised by Federated Global Investment Management Corp., which are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Hermes, Inc., or “the Parent.” All of the Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust, or the “Trust,” for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue, who are collectively referred to as “Trustees,” act as trustees. The Parent’s subsidiaries have the power to direct the vote and disposition of the securities held by the Selling Securityholder. Each of the Parent, its subsidiaries, the Trust, and each of the Trustees, expressly disclaims beneficial ownership of such securities. The investment adviser of the Selling Securityholder is under common control with two registered broker-dealers, Federated Securities Corp. and Federated International Securities Corp. Each such broker-dealer is a limited purpose broker-dealer, the primary business of which is to distribute shares of pooled investment vehicles advised by affiliated investment advisers.

(28)
Fidelity Management & Research Company carries out the voting of the reported shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The Selling Securityholder is managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The Selling Securityholder is an affiliate of registered broker-dealers. See “Certain Relationships and Related Party Transactions.”

(29)
Edward M. Giles is deemed to have power to vote or dispose of the reported securities offered hereby.

(30)
Marc Lehmann is deemed to have power to vote or dispose of the reported securities offered hereby.

(31)
Damon Frangos and Louis Grangos are each deemed to have power to vote or dispose of the reported securities offered hereby.

(32)
Frank H. Moore is a Financial Advisor at, and thus is an affiliate of, registered broker-dealer UBS Financial Services, Inc.

(33)
David W. Grotenhuis is deemed to have power to vote or dispose of the reported securities offered hereby.

(34)
GM EV Holdings LLC is a direct, wholly owned subsidiary of General Motors Holdings LLC,

which is a direct, wholly owned subsidiary of NYSE-traded General Motors Company. There are no individual shareholders of GM EV Holdings LLC or General Motors Holdings LLC. No individual shareholders of General Motors Company are able to exercise control over General Motors Company. See “Certain Relationships and Related Party Transactions.”
(35)
Anthony Milone is deemed to have power to vote or dispose of the reported securities offered hereby.

(36)
Aric Hausknecht is deemed to have power to vote or dispose of the reported securities offered hereby.

(37)
Samuel H. Johnson, Patrick E. Mangin and Theodore H. Reich are each deemed to have power to vote or dispose of the reported securities offered hereby.

(38)
Howard Todd Horberg is deemed to have power to vote or dispose of the reported securities offered hereby.

(39)
Ian Upton is our employee.

(40)
Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities LTD (“ICS Opportunities”) and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies (US) LLC (“Integrated Core Strategies”) and Riverview Group LLC (“Riverview Group”) and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen, currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Riverview Group and ICS Opportunities. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, Riverview Group or ICS Opportunities, as the case may be.

(41)
Dominc Audino is deemed to have power to vote or dispose of the reported securities offered hereby.

(42)
James J. Dolan is a director of PlanMember Financial Corp., which is the parent company of registered broker-dealer PlanMember Securities Corp, Carpentaria CA. He is also a FINRA registered representative.

(43)
Michael T. Drake and Janice R. Drake are each deemed to have power to vote or dispose of the reported securities offered hereby.

(44)
John R. Tilson is deemed to have power to vote or dispose of the reported securities offered hereby.

(45)
John William Blaney is our employee.

(46)
Judith Hannaway served as our independent director prior to the Closing and received her shares from the Sponsor. See “Certain Relationships and Related Party Transactions.”

(47)
Julio C. Rodriguez is our former Chief Financial Officer. Includes 524,782 shares of Class A Common Stock subject to vested options.

(48)
Keith Feldman serves on our board of directors.

(49)
Terrence P. Fergus is deemed to have power to vote or dispose of the reported securities offered hereby.

(50)
Mark A. Walsh served as our independent director prior to the Closing and received his shares from the Sponsor. See “Certain Relationships and Related Party Transactions.”

(51)
Anthony V. Milone is deemed to have power to vote or dispose of the reported securities offered hereby.

(52)
Martin J. Rucidlo serves on our board of directors.

(53)
Martin Thomas Booher is a Partner at Baker & Hostetler LLP, which provides legal services to us.

(54)
Mary Ann Sicafuse is our employee. Includes 18,608 shares of Class A Common Stock subject to vested options.

(55)
Melissa Leonard is a Partner at Baker & Hostetler LLP, which provides legal services to us.

(56)
Mark Christiana is deemed to have power to vote or dispose of the reported securities offered hereby.

(57)
Michael Gibbons is a shareholder of, and an affiliate of, registered broker-dealer Brown, Gibbons, Lang & Company Securities, Inc., which served as financial advisor to Legacy Lordstown.

(58)
Michael D. Gates serves on our board of directors.

(59)
Michael Kolodny, as trustee, is deemed to have power to vote or dispose of the reported securities offered hereby.

(60)
Michael Solomon is a FINRA registered representative associated with Maxim Group LLC.

(61)
Mickey W. Kowitz serves on our board of directors.

(62)
Ernest Mario, Christopher Bradley Mario and Jeremy herrad Mario are each deemed to have power to vote or dispose of the reported securities offered hereby.

(63)
Robert Edward Jackson, Robert Drew Jackson and Christopher Jason Wollman are each deemed to have power to vote or dispose of the reported securities offered hereby.

(64)
Nancy Hu works as a consultant for, and thus is an affiliate of, registered broker-dealer First Manhattan Co.

(65)
Joe Lukens is deemed to have power to vote or dispose of the reported securities offered hereby.

(66)
Includes 500 shares held individually by Mary Ellen McCullough and 125 shares held by Patrick McCullough.

(67)
Phil Richard (Rich) Schmidt is our President. Includes 524,782 shares of Class A Common Stock subject to vested options.

(68)
Gina Robins is deemed to have power to vote or dispose of the reported securities offered hereby.

(69)
Robert Kromer is our employee.

(70)
Edward M. Giles is deemed to have power to vote or dispose of the reported securities offered hereby.

(71)
George F. Wood is deemed to have power to vote or dispose of the reported securities offered hereby.

(72)
Benjamin Samuels is deemed to have power to vote or dispose of the reported securities offered hereby.

(73)
Morris Scherlis is deemed to have power to vote or dispose of the reported securities offered hereby.

(74)
Douglas Solomon is deemed to have power to vote or dispose of the reported securities offered hereby.

(75)
Brett Bossung and Mark Walsh are each deemed to have power to vote or dispose of the reported securities offered hereby. Mr. Walsh served as our independent director prior to the Closing.

(76)
Steven Hash is Vice Chairman/Investments of, and thus is an affiliate of, registered broker-dealer Stifel Financial. Mr. Hash served as our independent director prior to the Closing and received his shares from the Sponsor. See “Certain Relationships and Related Party Transactions.”

(77)
Includes 95,000 shares held individually, 10,000 shares held jointly with his wife and 13,022 held in retirement accounts.

(78)
Includes shares held in a grantor retained annuity trust of which Steve Burns is trustee and sole annuitant. Mr. Burns is our former Chairman of the Board and former Chief Executive Officer.

(79)
Includes 46,351,745 shares of Class A common stock and 13,906,553 shares held in a grantor retained annuity trust of which Steve Burns is trustee and sole annuitant. Mr. Burns is our former Chairman of the Board and former Chief Executive Officer.

(80)
James Hudgins and AC Hudgins are each deemed to have power to vote or dispose of the reported securities offered hereby.

(81)
Includes 1,050 shares held jointly with his wife.

(82)
Includes 1,000 shares held by Monte R. Black and 1,550 shares held by his wife. Monte R. Black and Susan K. Black, as co-trustees, are each deemed to have power to vote or dispose of the reported securities offered hereby.

(83)
Thomas Canepa is our General Counsel and Corporate Secretary. Includes 524,782 shares of Class A Common Stock subject to vested options.

(84)
Gina DiSanto is deemed to have power to vote or dispose of the reported securities offered hereby.

(85)
Walter J. Rokicki is our employee.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Charter, the Bylaws and the Warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Charter, the Bylaws and the Warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
Class A Common Stock
The Charter authorizes the issuance of 312,000,000 shares of capital stock, $0.0001 par value per share, consisting of 300,000,000 shares of Class A common stock and 12,000,000 shares of undesignated preferred stock. The outstanding shares of Class A common stock are duly authorized, validly issued, fully paid and non-assessable. As of March 31, 2021, there were approximately 176,579,376 shares of Class A common stock, and no shares of preferred stock, outstanding.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A common stock possess all voting power for the election of our directors and all other matters requiring stockholder action, and at all times vote together as one class on all matters properly submitted to a vote of the stockholders. Holders of Class A common stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Liquidation, Dissolution and Winding Up
In the event of any voluntary or involuntary liquidation, dissolution, distribution of assets or winding up, holders of the Class A common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to Class A common stock.
Election of Directors
Our Charter provides that our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors.
Preferred Stock
Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Class A common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.
We have no preferred stock outstanding as of the date hereof.
Warrants
As of March 31, 2021, there were 3,955,907 Warrants outstanding in the aggregate to purchase our Class A common stock, consisting of 2,306,418 Private Placement Warrants and 1,649,489 BGL Warrants.
Except as discussed below, including under “— Private Placement Warrants and BGL Warrants,” the Private Placement Warrants and BGL Warrants have terms and provisions that are identical to those of the previously outstanding Public Warrants, as described below.
Each whole Warrant entitles the registered holder to purchase one whole share of our Class A common stock at a price of $11.50 per share (or $10.00 per share in the case of the BGL Warrants), subject to adjustment as discussed below. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Class A common stock. This means that only a whole Warrant may be exercised at any given time by a Warrant holder. The Warrants will expire on October 23, 2025, at 5:00 p.m., New York City time (or October 23, 2023, at 5:00 p.m., New York City time, in the case of the BGL Warrants), or earlier upon redemption or liquidation.
We have filed this registration statement registering the resale of the Class A common stock issuable upon future exercise of the Private Placement Warrants or the BGL Warrants. We will use our reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement.
Private Placement Warrants and BGL Warrants
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be redeemable by us so long as they are held by the Sponsor, the anchor investor or their permitted transferees or any of our officers or directors. Otherwise, the Private Placement Warrants have terms and provisions that are identical to the previously outstanding Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by such holders on the same basis as the previously outstanding Public Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Placement Warrants in that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying such Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the warrant agent.
On July 24, 2020, Legacy Lordstown entered into an amended engagement agreement (the “BGL Letter Agreement”) with Brown, Gibbons Lang & Company Securities, Inc. (‘‘BGL Securities’’), pursuant to which, among other things, BGL Securities was engaged to serve as a financial advisor to Legacy Lordstown in connection with the Business Combination and other related transactions. Among other things, Legacy Lordstown agreed that contemporaneously with the Closing, we would issue the BGL Warrants to BGL Securities or its designee (which in this case is BGL), entitling it to purchase, in the aggregate, 1% of our issued and outstanding Class A common stock, as determined immediately after giving effect to the Business Combination and the PIPE Investment.
The BGL Warrants have an exercise price of $10.00 per share and are exercisable until October 23, 2023 without regard as to whether a registration statement with respect to the underlying shares is then in effect. The BGL Warrants and shares of Class A common stock issuable pursuant to the BGL Warrants were subject to the applicable lock-up restrictions contained in the Registration Rights and Lock-up Agreement, as described above. Other than the exercise price and other terms set forth in the BGL Letter Agreement as described above and certain other terms consistent with the nature of the BGL Warrants (i.e., that they were privately, rather than publicly, issued), the BGL Warrants are subject to substantially the same terms and conditions as the previously outstanding Public Warrants.
Notwithstanding any rights that we have to redeem, exchange or force an exercise of the BGL Warrants, we agreed only to exercise any such rights over any BGL Warrants to the extent that the shares of Class A common stock that are issuable upon BGL’s exercise of the BGL Warrants (i) are not then subject to lock-up restrictions and (ii) either (a) are then subject to an effective registration statement covering the resale of such shares by BGL (and such registration statement is then available for such resale) or (b) may then be sold by BGL pursuant to Rule 144 under the Securities Act (“Rule 144”).
Redemption of Warrants for Cash
We may call the outstanding Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per Warrant;

•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and

•
if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 or $10.00 Warrant exercise price after the redemption notice is issued.
Redemption of Warrants for Shares of Class A Common Stock
We may redeem the outstanding Warrants:
•
in whole and not in part;

•
at a price equal to a number of shares of Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock (as defined below) except as otherwise described below;

•
upon a minimum of 30 days’ prior written notice of redemption;

•
if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders; and

•
if, and only if, there is an effective registration statement covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A common stock that a Warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.
Redemption Date (period to expiration of Warrants)	Fair Market Value of Class A Common Stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, we may choose to, pursuant to this redemption feature, redeem the Warrants at a “redemption price” of 0.277 shares of Class A common stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, we may choose to, pursuant to this redemption feature, redeem the Warrants at a “redemption price” of 0.298 shares of Class A common stock for each whole Warrant. Finally, as reflected in the table above, we can redeem the Warrants for no consideration in the event that the Warrants are “out of the money” (i.e. the trading price of our Class A common stock is below the exercise price of the Warrants) and about to expire.
As stated above, we can redeem the Warrants when the Class A common stock is trading at a price starting at $10.00, which is at or below the exercise price of $10.00 or $11.50, as applicable, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with fair value (in the form of shares of Class A common stock). If we choose to redeem the Warrants when the Class A common stock is trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Class A common stock if and when Class A common stock was trading at a price higher than the exercise price.
No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of shares of Class A common stock to be issued to the holder.
Redemption Procedures and Cashless Exercise
If we call the Warrants for redemption for cash as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our Warrants. If our management elects this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. If we call our Warrants for redemption and our management does not elect this option, our Sponsor, our anchor investor and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the “fair market value” will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “fair market value” means the volume weighted average price of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) to satisfy the redemption rights of the holders of Class A common stock in connection with the Business Combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter. In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised its Warrants immediately prior to such event. If less than 70.0% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant.
The Warrants were issued in registered form under a Warrant Agreement between American Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Class A common stock or any voting rights until they exercise their Warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the Warrant holder.
Lock-Up Restrictions
Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Certain Relationships and Related Party Transactions” for lock-up restrictions on our securities under the Registration Rights and Lock-Up Agreement and other agreements.
Dividends
We have not paid any cash dividends on the Class A common stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur.
Certain Anti-Takeover Provisions of Delaware Law, Our Charter and the Bylaws
Special Meetings of Stockholders
Our Charter provides that special meetings of our stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, or the board of directors pursuant to a resolution adopted by a majority of the board of directors. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, and to the requirements of applicable law, stockholders may not call special meetings.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by our secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained in such rule.
Our Bylaws specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. These provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or make nominations for directors at our annual meeting of stockholders.
Authorized but Unissued Shares
Our authorized but unissued Class A common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum Selection for Certain Lawsuits
The Charter provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, a state court located within the State of Delaware (or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the laws of the State of Delaware, including, but not limited to (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or stockholders to us or our stockholders; or (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Charter or the Bylaws (in each case, as they may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware.
Notwithstanding the foregoing, the Charter provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended) shall be the federal district court for the District of Delaware (or, if such court does not have jurisdiction over such action, any other federal district court of the United States); provided, however, that if the foregoing provisions are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended) will be the Court of Chancery of the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in our shares of capital stock will be deemed to have notice of and consented to the forum provision in the Charter.
Although we believe the forum provision of our Charter benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.
The Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Section 203 of the Delaware General Corporation Law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•
a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

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an affiliate of an interested stockholder; or

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an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
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our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

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on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Charter provides that our board of directors is classified into three classes of directors. As a result, in most circumstances a person can gain control of our board of directors only by successfully engaging in a proxy contest at two or more annual meetings.
Limitation on Liability and Indemnification of Directors and Officers
The Charter limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
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for any transaction from which the director derives an improper personal benefit;

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for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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for any unlawful payment of dividends or redemption of shares; or

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for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and the Charter provide that we will, in certain situations, indemnify our directors and officers and may (as provided in the Bylaws) indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or as a director or officer of any other company or enterprise to which the person provides services at our request.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Charter and the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Rule 144
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the Closing, we ceased to be a shell company.
When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our Class A common stock or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our Class A common stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of shares of Class A common stock then- outstanding; or

•
the average weekly reported trading volume of the Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Transfer Agent, Warrant Agent and Registrar
The transfer agent, warrant agent and registrar for our Class A common stock and Warrants is American Stock Transfer & Trust Company. We have agreed to indemnify American Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Listing of Securities
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “RIDE”.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to an aggregate of up to 2,306,418 shares of our Class A common stock that are issuable upon the exercise of the Private Placement Warrants by the holders thereof. We are also registering the resale by the Selling Securityholders or their permitted transferees from time to time of (i) up to 121,521,293 shares of Class A common stock (including up to 3,955,907 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants and BGL Warrants) and (ii) up to 2,306,418 Private Placement Warrants.
We are required to pay all fees and expenses incident to the registration of the shares of our Class A common stock and Private Placement Warrants to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Class A common stock or Private Placement Warrants.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The shares of Class A common stock and Private Placement Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Class A common stock or Private Placement Warrants by one or more of, or a combination of, the following methods:
•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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an over-the-counter distribution in accordance with the rules of the Nasdaq Stock Market;

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through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

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to or through underwriters or broker-dealers;

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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

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in privately negotiated transactions;

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in options transactions;

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through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell our securities short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If an applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of securities. If applicable through securities laws, the third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, American Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of the material U.S. federal income tax consequences relating to the ownership and disposition of our Class A common stock and Warrants. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). We have not requested, and will not request, a ruling from the IRS with respect to any of the U.S. federal income tax considerations described below, and as a result there can be no assurance that the IRS will not disagree with or successfully challenge any of the conclusions we have reached and that are described herein.
This discussion deals only with beneficial owners that hold the Class A common stock or Warrants (as the case may be) as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, this discussion is for general information only and does not address all of the U.S. federal income tax consequences that may be relevant to particular investors in light of their personal circumstances or to certain types of investors subject to special tax rules (such as U.S. holders (as defined below) having a functional currency other than the U.S. dollar, former citizens and residents of the United States, individual retirement accounts or other tax deferred accounts, banks or other financial institutions, persons subject to the alternative minimum tax, grantor trusts, real estate investment trusts, insurance companies, tax-exempt entities or organizations, partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes and investors therein, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons holding Class A common stock or Warrants in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, taxpayers required to recognize income with respect to the Class A common stock or Warrants for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements, corporations treated as personal holding companies, U.S. holders who hold Class A common stock or Warrants through a non-U.S. broker or other intermediary, controlled foreign corporations, passive foreign investment companies or non-U.S. holders (as defined below) that are owned or controlled by U.S. holders).
This discussion does not address any U.S. federal tax consequences other than income tax consequences, such as U.S. federal estate and gift tax consequences, or any tax consequences under any state, local or foreign laws. Holders are urged to consult their own tax advisors as to the particular tax consequences to them of their ownership and disposition of Class A common stock or Warrants, including the applicability of any other U.S. federal tax laws or any state, local or foreign tax laws or any treaty, and any changes (or proposed changes) in applicable tax laws or interpretations thereof.
U.S. Holders
For purposes of this discussion, a “U.S. holder” means a beneficial owner (as determined for U.S. federal income tax purposes) of Class A common stock or Warrants that is, or is treated as, one of the following:
•
a citizen or individual resident of the United States as determined for U.S. federal income tax purposes;

•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” means any beneficial owner of Class A common stock or Warrants (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes is a beneficial owner of Class A common stock or Warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding Class A common stock or Warrants, and partners in such partnerships, should consult their tax advisors as to the particular U.S. federal income tax consequences of acquiring, holding and disposing of Class A common stock or Warrants.
Tax Consequences to U.S. Holders
Dividends
Distributions, if any, made on our Class A common stock, other than certain pro rata distributions of common shares, generally will be included in income as ordinary dividend income to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. A distribution in excess of our current and accumulated earnings and profits will be treated as a tax-free return of capital, which reduces the U.S. holder’s tax basis in the Class A common stock. Any distribution in excess of the U.S. holder’s tax basis in the Class A common stock will be treated as capital gain and as long-term capital gain if the U.S. holder’s holding period in the Class A common stock exceeds one year. Certain non-corporate U.S. holders may be entitled to a preferential rate of tax on such dividends if certain holding periods and other requirements are met. Dividends received by a corporate U.S. holder may be eligible for the dividends-received deduction, subject to applicable limitations.
Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock
Upon the sale, taxable exchange, or other taxable disposition of our Class A common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) its tax basis in the Class A common stock. Such capital gain or loss will generally be long-term capital gain or loss if such U.S. holder’s holding period in the Class A common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders generally are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.
Exercise of a Warrant
Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. holder will not recognize gain or loss upon the exercise of a Warrant. The U.S. holder’s tax basis in the share of our Class A common stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. holder’s initial investment in the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. holder’s holding period for the Class A common stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. holder held the Warrants.
The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s tax basis in the Class A common stock received would generally equal the holder’s tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period for the Class A common stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Class A common stock would include the holding period of the Warrant.
It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. holder would be deemed to have surrendered a number of Warrants having a value equal to the exercise price. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A common stock represented by the Warrants deemed surrendered and the U.S. holder’s tax basis in the Warrants deemed surrendered. In this case, a

U.S. holder’s tax basis in the Class A common stock received would equal the sum of the U.S. holder’s initial investment in the Warrants exercised and the exercise price of such Warrants. It is unclear whether a U.S. holder’s holding period for the Class A common stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the Class A common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.
Sale, Exchange, Redemption or Expiration of a Warrant
Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Class A common stock) or expiration of a Warrant, a U.S. holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. holder’s tax basis in the Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the Warrant is held by the U.S. holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.
A redemption of Warrants for Class A common stock described in this prospectus under “Description of Securities — Warrants” should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Class A common stock. Your aggregate tax basis in the shares of Class A common stock received in the redemption should equal your aggregate tax basis in your Warrants redeemed and your holding period for the shares of Class A common stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Class A common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A common stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax withholding in the same manner as if such U.S. holder received a cash distribution from us equal to the fair market value of such increased interest.
Additional Tax on Passive Income
U.S. holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividend income and capital gains from the sale, exchange or other taxable disposition of, Class A common stock or Warrants, subject to certain limitations and exceptions.
Tax Consequences to Non-U.S. Holders
Dividends and Constructive Distributions
In general, any distributions (including constructive distributions) we make to a non-U.S. holder of shares of our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described under “Tax Consequences to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below.
Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. holders. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Exercise of a Warrant
The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. holder, as described under “Tax Consequences to U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. holder would be the same as those described below in “Tax Consequences to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”
Redemption of Warrants for Class A Common Stock
A redemption of Warrants for Class A common stock described in this prospectus under “Description of Securities — Warrants” should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Class A common stock. Your aggregate tax basis in the shares of Class A common stock received in the redemption should equal your aggregate tax basis in your Warrants redeemed and your holding period for the shares of Class A common stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.
Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants
A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A common stock or Warrants or an expiration or redemption of our Warrants, unless:
•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder);

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our Class A common stock, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the non-U.S. holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. holder’s holding period for the shares of our Class A common stock. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose.
Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A common stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A common stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. holders are urged to consult their tax advisors regarding the application of these rules.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Class A common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a non-U.S. holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A common stock which is taxable to such holders as a distribution. A non-U.S. holder would be subject to U.S. federal income tax withholding in the same manner as if such non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.
Information Reporting and Backup Withholding
Dividends (including constructive dividends) and other payments on our Class A common stock, and the amounts withheld, if any, with respect to the payments, will generally be required to be reported to the IRS.
U.S. Holders
U.S. holders may be subject to backup withholding (currently at a rate of 24%) with respect to dividends (including constructive dividends) and gross proceeds from the sale, exchange or disposition of our Class A common stock and Warrants unless (1) the U.S. holder is a corporation or comes within certain other exempt categories or (2) prior to payment, the U.S. holder provides an accurate taxpayer identification number and certifies as required on a duly completed and executed IRS Form W-9 (or permitted substitute form), and otherwise complies with the requirements of the backup withholding rules.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS and all other requirements are satisfied.

Non-U.S. Holders
Non-U.S. holders who have provided the applicable forms and certifications mentioned above under “Tax Consequences to Non-U.S. Holders” or who have otherwise established an exemption will generally not be subject to backup withholding.
Payments of the proceeds from the sale, exchange or disposition of Class A common stock or Warrants to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to those payments if the broker has certain specified U.S. connections. Information reporting and backup withholding may apply to payments of the proceeds from a sale, exchange or disposition of a Warrant or Class A common stock held by a non-U.S. holder to or through the U.S. office of a broker unless the non-U.S. holder establishes an exemption from one or both. Copies of the information returns reporting interest, deemed dividends, dividends and withholding may be made available to the tax authorities in a country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS and all other requirements are satisfied.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Class A common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Tax Consequences to Non-U.S. Holders — Dividends and Constructive Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of Class A common stock or Warrants.

LEGAL MATTERS
The validity of any securities offered by this prospectus will be passed upon for us by Baker & Hostetler LLP.
EXPERTS
The consolidated financial statements of Lordstown Motors Corp. as of and for the year ended December 31, 2020, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements contains explanatory paragraphs that refer to a correction of misstatements and states that the Company does not have sufficient liquidity to fund commercial scale production and the launch of sale of its electric vehicles which raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Our financial statements as of December 31, 2019, and for the period beginning April 30, 2019 and ended December 31, 2019, appearing in this prospectus and registration statement have been audited by Clark, Schaefer, Hackett & Co., an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
Our website address is www.lordstownmotors.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

LORDSTOWN MOTORS CORP.

Lordstown Motors Corp.
Balance Sheets
(in thousands except for share data)
(Unaudited)
	March 31, 2021	Restated December 31, 2020
ASSETS:
Current Assets
Cash and cash equivalents	$587,043	$629,761
Accounts receivable	5	21
Prepaid expenses and other current assets	25,989	24,663
Total current assets	$613,037	$654,445
Property, plant and equipment	154,934	101,663
Intangible assets	11,111	11,111
Total Assets	$779,082	$767,219
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities
Accounts payable	$58,961	$32,536
Accrued and other current liabilities	8,041	1,538
Total current liabilities	$67,002	$34,074
Note payable	1,015	1,015
Warrant liability	7,750	101,392
Total liabilities	$75,767	$136,481
Stockholders’ equity
Class A common stock, $0.0001 par value, 300,000,000 shares authorized; 176,579,376 and 168,007,960 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	$18	$17
Additional paid in capital	962,949	765,162
Accumulated deficit	(259,652)	(134,441)
Total stockholders’ equity	$703,315	$630,738
Total liabilities and stockholder’s equity	$779,082	$767,219
See Notes to Condensed Consolidated Financial Statements

Lordstown Motors Corp.
Statements of Operations
(in thousands except for per share data)
(unaudited)
	Three months ended March 31, 2021	Three months ended March 31, 2020
Net sales	$—	$—
Operating expenses
Selling and administrative expenses	14,394	3,522
Research and development expenses	91,812	8,468
Total operating expenses	$106,206	$11,990
Loss from operations	$(106,206)	$(11,990)
Other (expense) income
Other (expense) income	(19,132)	126
Interest income (expense)	127	(1)
Loss before income taxes	$(125,211)	$(11,865)
Income tax expense	—	—
Net loss	$(125,211)	$(11,865)
Loss per share attributable to common shareholders
Basic & Diluted	$(0.72)	$(0.16)
Weighted-average number of common shares outstanding
Basic & Diluted	174,325	71,911
See Notes to Condensed Consolidated Financial Statements

Lordstown Motors Corp.
Statements of Stockholder’s Equity
(in thousands)
(unaudited)
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2019	68,279	7	18,940	(10,391)	8,556
Issuance of common stock	4,701	1	6,403	—	6,404
Stock compensation	—	—	130	—	130
Net loss	—	—	—	(11,865)	(11,865)
Balance at March 31, 2020	72,980	8	25,473	(22,256)	3,225
Balance at December 31, 2020 – Restated	168,008	$17	$765,162	$(134,441)	$630,738
Issuance of common stock	587	—	1,050	—	1,050
Common stock issued for exercise of warrants	7,984	1	194,797	—	194,798
Stock compensation		—	1,940	—	1,940
Net loss		—	—	(125,211)	(125,211)
Balance at March 31, 2021	176,579	$18	$962,949	$(259,652)	$703,315
See Notes to Condensed Consolidated Financial Statements

Lordstown Motors Corp.
Statements of Cash Flows
(in thousands)
(unaudited)
	Three months ended March 31, 2021	Three months ended March 31, 2020
Cash flows from operating activities
Net loss	$(125,211)	$(11,865)
Adjustments to reconcile net loss to cash used by operating activities:
Stock-based compensation	1,940	130
Non-cash charge related to change in fair value of warrants	19,138	—
Changes in assets and liabilities:
Accounts receivables	16	—
Prepaid expenses	(1,325)	(55)
Accounts payable	27,418	3,944
Accrued expenses and due to related party	6,504	(9)
Cash used by operating activities	$(71,520)	$(7,855)
Cash flows from investing activities
Purchases of capital assets	$(54,264)	$—
Cash used by investing activities	$(54,264)	$—
Cash flows from financing activities
Cash proceeds from exercise of warrants	$82,016	$—
Issuance of common stock	1,050	6,125
Cash provided by financing activities	$83,066	$6,125
Decrease in cash and cash equivalents	$(42,718)	$(1,730)
Cash and cash equivalents, beginning balance	629,761	2,159
Cash and cash equivalents, ending balance	$587,043	$429
Non cash items
Capital assets acquired with payables	$4,599	$—
See Notes to Condensed Consolidated Financial Statements

LORDSTOWN MOTORS CORP
NOTES TO INTERIM FINANCIAL STATEMENTS
(Unaudited)
NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Lordstown Description of Business
Lordstown Motors Corp., a Delaware corporation (“Lordstown” or the “Company”), is an automotive company with the goal of becoming an original equipment manufacturer (OEM) of electrically powered pickup trucks and vehicles for fleet customers in pursuit of accelerating the sustainable future and setting new standards in the industry. The Company is in its initial design and testing phase related to its production of the Endurance pickup truck and has yet to bring a completed product to market.
Business Combination and Basis of Presentation
The unaudited condensed consolidated interim financial statements of Lordstown have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial statements and the instructions to the Quarterly Report on Form 10-Q and Rule 10-01 of Regulation S-X. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to these rules and regulations. Accordingly, these unaudited condensed consolidated interim financial statements should be read in conjunction with our audited consolidated financial statements and related notes included in our Form 10-K/A.
In the opinion of management, these unaudited condensed consolidated interim financial statements reflect all adjustments necessary for a fair presentation of our interim financial results. All such adjustments are of a normal and recurring nature. The results of operations for any interim period are not indicative of results for the full fiscal year. The accompanying unaudited condensed consolidated interim financial statements include our accounts and those of our controlled subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the financial statements and the amounts of expenses during the reporting periods. Actual amounts realized or paid could differ from those estimates.
The condensed consolidated financial statements include the accounts and operations of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions are eliminated upon consolidation. Certain amounts in the prior years’ balance sheet, consolidated statements of changes in stockholders’ equity and statements of cash flows and have been reclassified to conform to the current year presentation.
On October 23, 2020 (the “Closing Date”), Diamond Peak Holdings Corp. (“DiamondPeak”) consummated the transactions contemplated by the agreement and plan of merger (the “Merger Agreement”), dated August 1, 2020, among DiamondPeak, Lordstown EV Corporation (formerly known as Lordstown Motors Corp.), a Delaware corporation (“Legacy LMC”), and DPL Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub merged with and into Legacy LMC with Legacy LMC surviving the merger (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), DiamondPeak changed its name to Lordstown Motors Corp (the “Company”) and Legacy LMC became a wholly owned subsidiary of the Company.
Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock, par value $0.0001 per share, of Legacy LMC (“Legacy LMC Common Stock”) was converted into 55.8817 shares (the “Exchange Ratio”) of Class A common stock, par value $0.0001 per share, of the Company (“Class A common stock”), resulting in an aggregate of 75,918,063 shares of Class A common stock issued to Legacy LMC stockholders. At the Effective Time, each outstanding option to purchase Legacy LMC Common

Stock (“Legacy LMC Options”), whether vested or unvested, was automatically converted into an option to purchase a number of shares of Class A common stock equal to the product of (x) the number of shares of Legacy LMC Common Stock subject to such Legacy LMC Option and (y) the Exchange Ratio, at an exercise price per share equal to (A) the exercise price per share of Legacy LMC Common Stock of such Legacy LMC Option immediately prior to the Effective Time divided by (B) the Exchange Ratio.
Pursuant to the Company’s Amended and Restated Certificate of Incorporation, as in effect prior to the Closing, each outstanding share of DiamondPeak’s Class B common stock, par value $0.0001 per share, was automatically converted into one share of the Company’s Class A common stock at the Closing, resulting in an issuance of 7 million shares of Class A common stock in the aggregate.
In connection with the Closing, the Company (a) issued and sold an aggregate of 50 million shares of Class A common stock for $10.00 per share at an aggregate purchase price of $500 million pursuant to previously announced subscription agreements with certain investors (the “PIPE Investors”), (b) issued an aggregate of approximately 4 million shares of Class A common stock to holders of $40 million in aggregate principal amount plus accrued interest, of Legacy LMC convertible promissory notes at a conversion price of $10.00 per share upon automatic conversion of such notes (the “Note Conversions”), and (c) issued warrants to purchase 1.6 million shares of Class A common stock (“BGL Warrants”) a purchase price of $10.00 per share to a third party. Additionally, the Company assumed 9.3 million Public Warrants (as defined below) and 5.1 million Private Warrants (as defined below) both of which were originally issued by DiamondPeak with an exercise price of $11.50. In December 2020, 2.7 million of the Public Warrants were exercised which resulted in $30.7 million in proceeds. In January 2021, a significant portion of the remaining Public Warrants and 0.6 million of the Private Warrants were exercised upon payment of the cash exercise price, which resulted in cash proceeds of $82.0 million. As of March 31, 2021, there were 2.3 million Private Warrants, 1.6 million BGL Warrants and no Public Warrants outstanding. See further discussion related to the accounting of the Public Warrants and Private Warrants in Note 3.
Pursuant to the Business Combination, the merger between a DiamondPeak and Legacy LMC was accounted for as a reverse recapitalization in accordance with GAAP (the “Reverse Recapitalization”). Under this method of accounting, Legacy LMC was deemed to be the accounting acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Legacy LMC issuing stock for the net assets of DiamondPeak, accompanied by a recapitalization. The net assets of DiamondPeak are stated at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities and results of operations prior to the Reverse Recapitalization are those of Legacy LMC. The shares and corresponding capital amounts and earnings per share available for common stockholders, prior to the Business Combination, have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination.
As part of the Business Combination, we recorded $644.6 million in equity for the recapitalization, net of transaction costs and $100.9 million in liabilities related to the Public and Private Warrants described in Note 3. The Company received cash proceeds of $701.5 million as a result of the Business Combination which was net of the settlement of the $20.8 million Related party note payable and $23.2 million in property purchased through equity both as described in Note 4. Additionally, a $5 million Convertible Note and the $5.9 million amount in Due to related party as described in Note 7 were also settled in conjunction with the Business Combination.
Liquidity and Going Concern
The accompanying unaudited condensed consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern and in accordance with generally accepted accounting principles in the United States of America. The going concern basis of presentation assumes that the Company will continue in operation one year after the date these financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.
Pursuant to the requirements of the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date these financial statements are issued. This evaluation does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented or are not within control of the Company as of the date the financial statements are issued. When substantial doubt exists under this methodology, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued.
The Company had cash and cash equivalents of approximately $587.0 million and an accumulated deficit of $259.7 million at March 31, 2021 and a net loss of $125.2 million for the quarter ended March 31, 2021. Since inception, the Company has been developing its flagship vehicle, the Endurance, an electric full-size pickup truck. The Company’s ability to continue as a going concern is dependent on its ability to complete the development of its electric vehicles, obtain regulatory approval, begin commercial scale production and launch the sale of such vehicles. The Company believes that its current level of cash and cash equivalents are not sufficient to fund commercial scale production and the launch of sale of such vehicles. These conditions raise substantial doubt regarding our ability to continue as a going concern for a period of at least one year from the date of issuance of these unaudited condensed consolidated financial statements.
To alleviate these conditions, management is currently evaluating various funding alternatives and may seek to raise additional funds through the issuance of equity, mezzanine or debt securities, through arrangements with strategic partners or through obtaining credit from government or financial institutions. As we seek additional sources of financing, there can be no assurance that such financing would be available to us on favorable terms or at all. Our ability to obtain additional financing in the debt and equity capital markets is subject to several factors, including market and economic conditions, our performance and investor sentiment with respect to us and our industry.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Cash and cash equivalents
Cash includes cash equivalents which are highly liquid investments that are readily convertible to cash. The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. The Company presents cash and cash equivalents within Cash and cash equivalents on the Balance Sheet.
The Company maintains its cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts and management believes it is not exposed to significant credit risk.
Property, plant and equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Determination of useful lives and depreciation will begin once the assets are ready for their intended use.
Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repair expenditures are expensed as incurred, while major improvements that increase functionality of the asset are capitalized and depreciated ratably to expense over the identified useful life. Further, interest on any debt financing arrangement is capitalized to the purchased property, plant, and equipment if the requirements for capitalization are met.
Long-lived assets, such as property, plant, and equipment are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset or asset group exceeds the fair value of the asset or asset group.
Intangible assets other than goodwill
Intangible assets include patents, copyrights, trade secrets, know-how, software, and all other intellectual property and proprietary rights connected with the electric pickup truck and other electric vehicle technology owned by Workhorse and contributed in exchange for equity in the Company. Determination of useful lives will be over the period of economic benefit and the related amortization will begin once the intangible assets are placed in use.
The intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Upon indications of impairment, assets and liabilities are grouped at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The asset group would be considered impaired when the estimated future net undiscounted cash flows generated by the asset group are less than its carrying value. Impairment losses are measured by comparing the estimated fair value of the asset group to its carrying value.
Research and development costs
The Company expenses research and development costs as they are incurred. Research and development costs consist primarily of personnel costs for engineering and research, prototyping costs, and contract and professional services.
Stock-based compensation
The Company has adopted ASC Topic 718, Accounting for Stock-Based Compensation (ASC 718), which establishes a fair value-based method of accounting for stock-based compensation plans. In accordance with ASC 718, the cost of stock-based awards issued to employees and non-employees over the awards’ vest period is measured on the grant date based on the fair value. The fair value is determined using the Black-Scholes option pricing model, which incorporates assumptions regarding the expected volatility, expected option life and risk-free interest rate.
The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive the benefit, which is generally the vesting period. Further, pursuant to ASU 2016-09 — Compensation — Stock Compensation (Topic 718), the Company has elected to account for forfeitures as they occur.
Warrants
The Company accounts for its Public and Private Warrants as described in Note 3 in accordance with the guidance contained in ASC Topic 815-40-15-7D and 7F under which the Public Warrants and Private Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Public and Private Warrants as liabilities at their fair value and adjusts the Public and Private Warrants to fair value at each reporting period or at the time of settlement. Any change in fair value is recognized in the statement of operations.
Income taxes
Income taxes are recorded in accordance with ASC Topic 740, Income Taxes (ASC 740). Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has recorded a full valuation allowance against its deferred tax assets.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC Topic 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.
Recent accounting pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases, and has subsequently issued several supplemental and/or clarifying ASUs (collectively ASC 842) to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASC 842 is effective for the Company beginning after December 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the effect of the adoption of this guidance on the consolidated financial statements.
NOTE 3 — FAIR VALUE MEASUREMENTS
The Company follows the accounting guidance in ASC Topic 820 for its fair value measurements of financial assets and liabilities measured at fair value on a recurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. The three-tiered fair value hierarchy, which prioritizes when inputs should be used in measuring fair value, is comprised of: (Level I) observable inputs such as quoted prices in active markets; (Level II) inputs other than quoted prices in active markets that are observable either directly or indirectly and (Level III) unobservable inputs for which there is little or no market data. The fair value hierarchy requires the use of observable market data when available in determining fair value.
The Public and Private Warrants are classified as a liability with any changes in the fair value recognized immediately in our condensed consolidated statements of operations. The following table summarizes the net (loss) gain on changes in fair value (in thousands) related to the Public and Private Warrants:
Three months ended March 31, 2021
Public Warrants	$(27,180)
Private Warrants	8,042
Net loss on changes in fair value	$(19,138)
Observed prices for the Public Warrants are used as Level 1 inputs as they were actively traded until being redeemed in January 2021. The Private Warrants are measured at fair value using Level 3 inputs. These instruments are not actively traded and are valued using a Monte Carlo option pricing model that uses observable and unobservable market data as inputs.
A Monte Carlo model was used to simulate a multitude of price paths to measure fair value of the Private Warrants. The Monte Carlo models two possible outcomes for the stock price each trading day — up or down — based on the prior day’s price. The calculations underlying the model specify the implied risk-neutral probability that the stock price will move up or down, and the magnitude of the movements, given the stock’s volatility and the risk-free rate. This analysis simulates possible paths for the stock price over the term of the Private Warrants. For each simulated price path, we evaluate the conditions under which the Company could redeem each Private Warrant for a fraction of whole shares of the underlying as detailed within the Warrant Agreement. If the conditions are met, we assume redemptions would occur, although the Private Warrant holders would have the option to immediately exercise if it were more advantageous to do so. For each simulated price path, if a redemption does not occur the holders are assumed to exercise the Private Warrants if the stock price exceeds the exercise price at the end of the term. Proceeds from either the redemption or the exercise of the Private Warrants are reduced to a present value amount at each measurement date using the risk-free rate for each simulated price path. Present value indications from iterated priced paths were averaged to derive an indication of value for the Private Warrants.
At each measurement date, we use a stock price volatility input of 50%. This assumption considers observed historical stock price volatility of other companies operating in the same or similar industry as the Company over a period similar to the remaining term of the Private Warrants, as well as the volatility implied by the traded options of the Company. The risk-free rates utilized were 0.886% and 0.413% for the valuations as of March 31, 2021 and December 31, 2020, respectively.
The following tables summarize the valuation of our financial instruments (in thousands):
	Total	Quoted prices in active markets (Level 1)	Prices with observable inputs (Level 2)	Prices with unobservable inputs (Level 3)
March 31, 2021
Cash and cash equivalents	$587,043	$587,043	$—	$—
Public Warrants	—	—	—	—
Private Warrants	7,750	—	—	7,750
	Total	Quoted prices in active markets (Level 1)	Prices with observable inputs (Level 2)	Prices with unobservable inputs (Level 3)
December 31, 2020
Cash and cash equivalents	$629,761	$629,761	$—	$—
Public Warrants	57,515	57,515	—	—
Private Warrants	43,877	—	—	43,877
The following table summarizes the changes in our Level 3 financial instruments (in thousands):
	Balance at December 31, 2020	Additions	Settlements	Loss/(Gain) on fair value adjustments included in earnings	Balance at March 31, 2021
Private Warrants	$43,877	—	(28,085)	(8,042)	$7,750
NOTE 4 — PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, net, consisted of the following:
(in thousands)
	March 31, 2021	December 31, 2020
Property, Plant & Equipment
Land	$326	$326
Buildings	6,223	6,223
Machinery and equipment	38,443	38,443
Vehicles	142	142
Construction in progress	109,800	56,529
	$154,934	$101,663
Less: Accumulated depreciation	—	—
Total	$154,934	$101,663
Construction in progress is primarily comprised of retooling and construction at the Company’s facility in Lordstown, Ohio to ready the plant to begin the manufacturing of electric vehicles. The Company is currently reengineering its production process, bringing acquired assets up to the level needed for production and evaluating assets that will be necessary in the production of the Endurance pickup truck.

Completed assets will be transferred to their respective asset classes and depreciation will begin when an asset is ready for its intended use. As of March 31, 2021, manufacturing has not begun and thus no depreciation was recognized in 2021 or 2020.
Property, plant and equipment consist of an idle assembly and manufacturing plant in Lordstown, Ohio. The facility is equipped with the tooling necessary to begin production of the Endurance pickup truck along with all personal property, purchased from GM in November 2019 for $20 million, recorded as a Note Payable. In early 2019, GM made the decision to halt manufacturing on its Chevrolet Cruze sedan which was manufactured at its Lordstown plant. The plant remained closed with no production until GM and the Company were able to agree on the terms of the asset purchase, which resulted in a purchase price significantly lower than the fair market value of the assets acquired.
The cost of property, plant and equipment includes the value of the $20.0 million Note Payable, along with any directly attributable costs of bringing the asset to its working condition and location for intended use, including direct acquisition costs and capitalized interest. The Company recorded $0.1 million of capitalized during 2019 and $0.3 million during the quarter ended March 31, 2021 as the facility assets underwent activities necessary to bring them to their intended use. Beginning April 1, 2020, activity on the facility stopped due to the shutdown caused by the COVID-19 pandemic. As these activities were no longer ongoing, interest capitalization on the Note Payable was suspended. Therefore, interest from April 1, 2020 through the date of the Business Combination which totaled $0.4 million was expensed as incurred. As of the date of the Business Combination, our Note Payable totaled $20.8 million and was settled as part of the Business Combination.
During the quarter ended March 31, 2020, the Company also purchased property from GM for $1.2 million which was recorded to construction in progress. The corresponding Due to related party balance was satisfied with equity at the consummation of the Business Combination as described in Note 1. See Note 7 for further details on the Due to related party balance.
During the fourth quarter of 2020, we also recognized an additional $23.2 million of property that was exchanged for common stock as part of the Business Combination. See Note 7 for further details regarding this exchange.
NOTE 5 — NOTE PAYABLE
On April 17, 2020, LMC entered into a Promissory Note with The Huntington National Bank, which provides for a loan in the amount of $1 million (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The Paycheck Protection Program provides that the PPP Loan may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the CARES Act.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
The Company has entered into supply agreements with Samsung and LG Energy Solution to purchase lithium-ion cylindrical battery cells. The agreements generally have initial four- to five-year terms, subject to earlier termination rights. The agreements also provide for certain pricing and minimum quantity parameters, including our obligation to purchase such minimum amounts which total approximately $16.3 million, $139.4 million and $273.6 million in 2021, 2022, and 2023, respectively, subject to change for increases in raw material pricing.
The Company is subject to various pending and threatened legal proceedings arising in the ordinary course of business. The Company records a liability for loss contingencies in the consolidated financial statements when a loss is known or considered probable and the amount can be reasonably estimated. Our provisions are based on historical experience, current information and legal advice, and they may be adjusted in the future based on new developments. Estimating probable losses requires the analysis of multiple forecasted factors that often depend on judgments and potential actions by third parties.

On October 30, 2020, the Company, together with executive officers Mr. Burns, Mr. LaFleur, Mr. Post and Mr. Schmidt, and certain of our employees, were named as defendants in a lawsuit filed by Karma Automotive LLC (“Karma”) in the United States District Court for the Central District of California (“District Court”). On November 6, 2020, the District Court denied Karma’s request for a temporary restraining order. The parties engaged in discovery in anticipation of Karma seeking a preliminary injunction. To date, Karma has not moved for a preliminary injunction. Karma retained new counsel in March 2021. On April 16, 2021, Karma filed an Amended Complaint that added additional defendants (two Company employees and two Company contractors that were previously employed by Karma) and a number of additional claims alleging generally that the Company unlawfully poached key Karma employees and misappropriated Karma’s trade secrets and other confidential information. The Amended Complaint contains a total of 28 counts, including: (i) alleged violations under federal law of the Computer Fraud and Abuse Act and the Defend Trade Secrets Act, (ii) alleged violations of California law for misappropriation of trade secrets and unfair competition; (iii) common law claims for breach for breach of contract and tortious interference with contract; (iv) common law claims for breach of contract, including confidentiality agreements, employment agreements and the non-binding letter of intent; and (v) alleged common law claims for breach of duties of loyalty and fiduciary duties. The Amended Complaint also asserts claims for conspiracy, fraud, interstate racketeering activity, and violations of certain provisions of the California Penal Code relating to unauthorized computer access. Karma is seeking permanent injunctive relief and monetary damages. The Company is continuing to evaluate the matters asserted in the lawsuit, but intends to vigorously defend against these claims and believes there are strong defenses to the claims and the damages demanded. At this time, however, the Company cannot predict the outcome of this matter or estimate the possible loss or range of possible loss, if any. The proceedings are subject to uncertainties inherent in the litigation process.
Between March 18 and April 8, 2021, four related putative class action lawsuits were filed against us and certain of our officers in the U.S. District Court for the Northern District of Ohio (“N.D. Ohio”) (Case Nos. 21-cv-616, 21-cv-633, 21-cv-720 and 21-cv-760), asserting violations of federal securities laws under Section 10(b) and Section 20(a) of the Exchange Act. The complaints generally allege that the Company and individual defendants made materially false and misleading statements relating to the vehicle pre-orders and production timeline. On May 13, 2021, a fifth putative class action was filed against us and certain current and former officers and directors in the N.D. Ohio (Case no. 21-cv-994), asserting similar securities laws violations as the first four class actions and that the defendants violated Section 14(a) of the Exchange Act by making materially false and misleading statements relating to the Merger. On May 14, 2021, a sixth putative class action was filed against us and certain officers in the N.D. Ohio (Case no. 21-cv-1021), asserting similar securities laws violations as the first four class actions and that certain individual defendants violated Section 20A of the Exchange Act through insider sales while in possession of nonpublic information relating to the Company. The court has issued orders consolidating these six class actions under the case caption Rico v. Lordstown Motors Corp. et al., 21-cv-616 (N.D. Ohio). Lead Plaintiff motions are also currently pending before the court. On April 28, 2021 and May 21, 2021, two stockholder derivative complaints were also filed against certain current and former officers and directors of the Company and DiamondPeak in the U.S. District Court for the District of Delaware (Case Nos. 21-cv-604 and 21-cv-724). These derivative complaints purport to bring claims on behalf of the Company against certain individual defendants for violations of the Exchange Act, breach of fiduciary duty, unjust enrichment, and insider trading, relating to the vehicle pre-orders, production timeline, or Merger. We intend to vigorously defend against these claims. The proceedings are subject to uncertainties inherent in the litigation process. We cannot predict the outcome of these matters or estimate the possible loss or range of possible loss, if any.
The Company has also received two subpoenas from the SEC for the production of documents and information, including relating to the merger between DiamondPeak and Legacy Lordstown and pre-orders of vehicles. The Company is responding to the SEC’s requests and is cooperating with its inquiry.
Except as described above, the Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims. From time to time however, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.

NOTE 7 — RELATED PARTY TRANSACTIONS
On November 7, 2019, the Company entered into an Asset Transfer Agreement, Operating Agreement and separate Mortgage Agreement (collectively, the “Agreements”) with GM. Pursuant to the Agreements, the Company incurred debt to GM recorded as a Note Payable in the principal amount of $20.0 million, secured by the real property described in Note 4. The Company had imputed interest of 5% on the Note Payable until February 1, 2020 when the stated interest rate of 7% began per the terms of the Agreement. Interest for the three months ended March 31, 2020 totaled $0.3 million which was capitalized as part of PP&E as described in Note 4. This note which totaled $20.8 million as of the date of the Closing, was converted to equity during the Business Combination described in Note 1.
In conjunction with the Operating Agreement described above, the Company was also required to reimburse GM for expenditures related to general plant maintenance and compliance associated with the Lordstown facility. The Company recorded expenses of $2.1 million during the three months ended March 31, 2020 on the Statement of Operations. Additionally, during the quarter ended March 31, 2020, the Company purchased property from GM for $1.2 million which was recorded to CIP. As of the date of the Closing described in Note 1, we had accrued a total of $5.9 million as a Due to Related Party liability which was converted to equity as part of the Business Combination.
On May 28, 2020, the Company entered into a Convertible Promissory Note (the “Convertible Note”) with GM that provided financing to the Company of up to $10.0 million secured by the Company’s property, plant and equipment and intangible assets. Pursuant to the terms of the Convertible Note, the Company had the ability to periodically draw down on the Convertible Note to meet its working capital needs. The balance of this note was converted to equity at closing of the Business Combination described in Note 1.
In August 2020, we entered into an emissions credit agreement with GM pursuant to which, and subject to the terms of which, during the first three annual production/model years wherein we produce vehicles at least ten months out of the production/model year, the counterparty will have the option to purchase such emissions credits as well as emissions credits from any other U.S. state, country or jurisdiction generated by vehicles produced by us not otherwise required by us to comply with emissions laws and regulations at a purchase price equal to 75% of the fair market value of such credits. While we plan for our first three annual production/model years for the purpose of this agreement to be 2022, 2023 and 2024, it is possible that this agreement could extend beyond these model years if we do not achieve ten or more months of production during those annual production/model years.
As of December 31, 2020, GM was no longer determined to be a related party.
On November 7, 2019, the Company entered into a transaction with Workhorse Group Inc., for the purpose of obtaining certain intellectual property. In connection with granting this license, Workhorse Group received 10% of the outstanding Legacy Lordstown common stock and was entitled to royalties of 1% of the gross sales price of the first 200,000 vehicle sales. In November 2020, we pre-paid a royalty payment to Workhorse Group in the amount of $4.75 million. The upfront royalty payment represents an advance on royalties due on 1% of the gross sales price of the first 200,000 vehicles sold, but only to the extent that the aggregate amount of such royalty fees exceeds the amount paid upfront. As of March 31, 2021 and December 31, 2020, the royalties are recorded as prepaid expenses. These amounts will be amortized as a percent of each vehicle sold.
NOTE 8 — CAPITAL STOCK AND EARNINGS PER SHARE
Our Charter provides for 312 million authorized shares of capital stock, consisting of (i) 300 million shares of Class A common stock and (ii) 12 million shares of preferred stock each with a par value of $0.0001. We had 176.6 million and 168.0 million shares of common stock issued and outstanding as of March 31, 2021 and December 31, 2020, respectively.
FASB ASC Topic 260, Earnings Per Share, requires the presentation of basic and diluted earnings per share (EPS). Basic EPS is calculated based on the weighted average number of shares outstanding during the period. Dilutive EPS is calculated to include any dilutive effect of our share equivalents. For the three months ended March 31, 2021, our share equivalent included 4.5 million options,1.6 million BGL Warrants, and 2.3 million Private Warrants outstanding. None of the stock options or warrants were included in the calculation of diluted EPS because we recorded a net loss for the quarters ended March 31, 2021 and March 31, 2020 as including these instruments would be anti-dilutive.
The weighted-average number of shares outstanding for basic and diluted loss per share is as follows:
(in thousands)
	Three months ended March 31, 2021	Three months ended March 31, 2020
Basic and diluted weighted average shares outstanding	174,325	71,911

Report of Independent Registered Accounting Firm
To the Stockholders and Board of Directors
Lordstown Motors Corp.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Lordstown Motors Corp. and subsidiary (the Company) as of December 31, 2020 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Correction of Misstatements
As discussed in Note 2 to the consolidated financial statements, the 2020 financial statements have been restated to correct certain misstatements.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company does not have sufficient liquidity to fund commercial scale production and the launch of sale of its electric vehicles which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2020.
New York, New York
March 24, 2021, except for Notes 1, 2, 3, 4, and 13 as to which the date is June 8, 2021

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
of Lordstown Motors Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Lordstown Motors Corp. (the Company) as of December 31, 2019, and the related statements of operations, stockholders’ equity, and cash flows for the period beginning April 30, 2019 and ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period beginning April, 30, 2019 and ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Clark, Schaefer, Hackett & Co.
We have served as the Company’s auditor since 2019.
Cincinnati, OH
August 24, 2020

Lordstown Motors Corp.
Consolidated Balance Sheets
(in thousands except share data)
	Restated December 31, 2020	December 31, 2019
ASSETS:
Current Assets
Cash and cash equivalents	$629,761	$2,159
Accounts receivable	21	—
Prepaid expenses and other current assets	24,663	—
Total current assets	$654,445	$2,159
Property, plant and equipment	101,663	20,276
Intangible assets	11,111	11,111
Total Assets	$767,219	$33,546
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities
Accounts payable	$32,536	$1,802
Accrued and other current liabilities	1,538	415
Due to related party	—	2,631
Related party notes payable	—	20,142
Total current liabilities	$34,074	$24,990
Note payable	1,015	—
Warrant Liability	101,392	—
Total liabilities	$136,481	$24,990
Stockholders’ equity
Common stock, $0.0001 par value, 300,000,000 shares authorized; 168,007,960 and 68,279,182 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	$17	$7
Additional paid in capital	765,162	18,940
Accumulated deficit	(134,441)	(10,391)
Total stockholders’ equity	$630,738	$8,556
Total liabilities and stockholder’s equity	$767,219	$33,546
The accompanying notes are an integral part of these consolidated financial statements.

Lordstown Motors Corp.
Consolidated Statement of Operations
(in thousands except for per share information)
	Restated Year ended December 31, 2020	For the period from April 30, 2019 to December 31, 2019
Net sales	$—	$—
Operating expenses
Selling and administrative expenses	28,787	4,526
Research and development expenses	73,694	5,865
Total operating expenses	$102,481	$10,391
Loss from operations	$(102,481)	$(10,391)
Other (expense) income
Other expense, net	(20,866)	—
Interest expense	(703)	—
Loss before income taxes	$(124,050)	$(10,391)
Income tax expense	—	—
Net loss	$(124,050)	$(10,391)
Loss per share attributable to common shareholders
Basic & Diluted	$(1.28)	$(0.15)
Weighted-average number of common shares outstanding
Basic & Diluted	96,716	68,279
The accompanying notes are an integral part of these consolidated financial statements.

Lordstown Motors Corp.
Consolidated Statement of Stockholders’ Equity
(in thousands)
	Common Stock		Restated Additional Paid-In Capital	Restated Accumulated Deficit	Restated Total Stockholders’ Equity
	Shares	Amount
Inception at April 30, 2019	—	$—	$—	$—	$—
Issuance of common stock	68,279	7	18,598	—	18,605
Stock compensation		—	342	—	342
Net loss		—	—	(10,391)	(10,391)
Balance at December 31, 2019	68,279	$7	$18,940	$(10,391)	$8,556
Issuance of common stock	8,652	2	6,437	—	6,439
Common stock issued for conversion of notes payable	4,032	0	38,725	—	38,725
Common stock issued for exercise of warrants	2,669	—	53,724	—	53,724
Common stock issued in recapitalization, net of redemptions and transaction costs	84,376	8	644,581	—	644,589
Stock compensation		—	2,755	—	2,755
Net loss		—	—	(124,050)	(124,050)
Balance at December 31, 2020	168,008	$17	$765,162	$(134,441)	$630,738
All activity and balances related to common stock and additional paid-in capital prior to the business combination have been restated based on the Exchange Ratio in the Merger Agreement.
The accompanying notes are an integral part of these consolidated financial statements.

Lordstown Motors Corp
Consolidated Statement of Cash Flows
(in thousands)
	Restated Year ended December 31, 2020		For the period from April 30, 2019 to December 31, 2019
Cash flows from operating activities
Net loss		$(124,050)		$(10,391)
Adjustments to reconcile net loss to cash used by operating activities:
Stock-based compensation		2,755		342
Gain on disposal of fixed assets		(2,346)		—
Non-cash change in fair value related to warrants		23,493		—
Changes in assets and liabilities:
Accounts receivables		(21)		—
Prepaid expenses		(24,663)		—
Accounts payable		25,767		1,801
Accrued expenses and due to related party		(531)		3,046
Cash used by operating activities		$(99,596)		$(5,202)
Cash flows from investing activities	$		$
Purchases of capital assets		(52,645)		(133)
Proceeds from the sale of capital assets		2,396		—
Cash used by investing activities		$(50,249)		$(133)
Cash flows from financing activities	$		$
Proceeds from notes payable		38,796		—
Cash received in recapitalization, net of transaction costs		701,520		—
Cash proceeds from exercise of warrants		30,692		—
Issuance of common stock		6,439		7,494
Cash provided by financing activities		$777,447		$7,494
Increase in cash and cash equivalents		$627,602		$2,159
Cash and cash equivalents, beginning balance		2,159		—
Cash and cash equivalents, ending balance		$629,761		$2,159
Non cash items
Conversion of notes payable to equity		$38,725		$—
Capital assets acquired with payables		$5,592		$20,142
Capital assets exchanged for equity		$23,200		$—
Common stock issued in exchange for intangible assets		$—		$11,111
The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Description of Business
Lordstown Motors Corp., a Delaware corporation (“Lordstown” or the “Company”), is an automotive company with the goal of becoming an original equipment manufacturer (OEM) of electrically powered pickup trucks and vehicles for fleet customers in pursuit of accelerating the sustainable future and setting new standards in the industry. The Company is in its initial design and testing phase related to its production of the Endurance pickup truck and has yet to bring a completed product to market.
Business Combination and Basis of Presentation
The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts and operations of the Company and its wholly owned subsidiary. All intercompany accounts and transactions are eliminated upon consolidation. Certain amounts in the prior years’ balance sheet, consolidated statements of changes in stockholders’ equity and statements of cash flows and have been reclassified to conform to the current year presentation.
On October 23, 2020 (the “Closing Date”), Diamond Peak Holdings Corp. (“DiamondPeak”), consummated the transactions contemplated by the agreement and plan of merger (the “Merger Agreement”), dated August 1, 2020, among DiamondPeak, Lordstown EV Corporation (formerly known as Lordstown Motors Corp.), a Delaware corporation (“Legacy LMC”), and DPL Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub merged with and into Legacy LMC with Legacy LMC surviving the merger (the “Merger”) and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), DiamondPeak changed its name to Lordstown Motors Corp (the “Company”) and Legacy LMC became a wholly owned subsidiary of Diamond Peak.
Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock, par value $0.0001 per share, of Legacy LMC (“Legacy LMC Common Stock”) was converted into 55.8817 shares (the “Exchange Ratio”) of Class A common stock, par value $0.0001 per share, of the Company (“Class A common stock”), resulting in an aggregate of 75,918,063 shares of Class A common stock issued to Legacy LMC stockholders. At the Effective Time, each outstanding option to purchase Legacy LMC Common Stock (“Legacy LMC Options”), whether vested or unvested, was automatically converted into an option to purchase a number of shares of Class A common stock equal to the product of (x) the number of shares of Legacy LMC Common Stock subject to such Legacy LMC Option and (y) the Exchange Ratio, at an exercise price per share equal to (A) the exercise price per share of Legacy LMC Common Stock of such Legacy LMC Option immediately prior to the Effective Time divided by (B) the Exchange Ratio.
Pursuant to the Company’s Amended and Restated Certificate of Incorporation, as in effect prior to the Closing, each outstanding share of DiamondPeak’s Class B common stock, par value $0.0001 per share, was automatically converted into one share of Class A common stock at the Closing, resulting in an issuance of 7 million shares of Class A common stock in the aggregate.
In connection with the Closing, the Company (a) issued and sold an aggregate of 50 million shares of Class A common stock for $10.00 per share at an aggregate purchase price of $500 million pursuant to previously announced subscription agreements with certain investors (the “PIPE Investors”), (b) issued an aggregate of approximately 4 million shares of Class A common stock to holders of $40 million in aggregate principal amount plus accrued interest, upon automatic conversion of Legacy LMC convertible promissory notes into Class A common stock at a conversion price of $10.00 per share (the “Note Conversions”), and (c) issued warrants to purchase 1.6 million shares of Class A common stock (“BGL Warrants”) a purchase price of $10.00 per share to a third party. Additionally, the Company assumed 9.3 million Public

Warrants (defined below) and 5.1 million Private Warrants (defined below) both of which were originally issued by DiamondPeak with an exercise price of $11.50. In December 2020, 2.7 million of the Public Warrants were exercised which resulted in $30.7 million in proceeds. In January 2021, a significant portion of the remaining Public Warrants and 0.6 million of the Private Warrants were exercised upon payment of the cash exercise price, which resulted in cash proceeds of $82.0 million.
Pursuant to the Business Combination, the merger between a DiamondPeak and Legacy LMC was accounted for as a reverse recapitalization in accordance with GAAP (the “Reverse Recapitalization”). Under this method of accounting, Legacy LMC was deemed to be the accounting acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Legacy LMC issuing stock for the net assets of DiamondPeak, accompanied by a recapitalization. The net assets of Diamond Peak are stated at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities and results of operations prior to the Reverse Recapitalization are those of Legacy LMC. The shares and corresponding capital amounts and earnings per share available for common stockholders, prior to the Business Combination, have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination.
As part of the Business Combination, we recorded $644.6 million in equity for the recapitalization, net of transaction costs and $100.9 million in liabilities related to the Public Warrants and Private Warrants described in Note 4. The Company received cash proceeds of $701.5 million as a result of the Business Combination which was net of the settlement of the $20.8 million Related party note payable and $23.2 million in property purchased through equity both as described in Note 5. Additionally, the $5 million Convertible Note described in Note 6 and the $5.9 million amount in Due to related party as described in Note 9 were also settled in conjunction with the Business Combination.
Liquidity and Going Concern
The accompanying consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern and in accordance with generally accepted accounting principles in the United States of America. The going concern basis of presentation assumes that the Company will continue in operation one year after the date these financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.
Pursuant to the requirements of the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date these financial statements are issued. This evaluation does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented or are not within control of the Company as of the date the financial statements are issued. When substantial doubt exists under this methodology, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued.
The Company had cash and cash equivalents of approximately $629.8 million and an accumulated deficit of $134.4 million at December 31, 2020 and a net loss of $124.1 million for the year ended December 31, 2020. Since inception, the Company has been developing its flagship vehicle, the Endurance, an electric full-size pickup truck. The Company’s ability to continue as a going concern is dependent on its ability to complete the development of its electric vehicles, obtain regulatory approval, begin commercial scale production and launch the sale of such vehicles. The Company believes that our current level of cash and cash equivalents are not sufficient to fund commercial scale production and the launch of sale of such vehicles. These conditions raise substantial doubt regarding our ability to continue as a going concern for a period of at least one year from the date of issuance of these consolidated financial statements.

To alleviate these conditions, management is currently evaluating various funding alternatives and may seek to raise additional funds through the issuance of equity, mezzanine or debt securities, through arrangements with strategic partners or through obtaining credit from government or financial institutions. As we seek additional sources of financing, there can be no assurance that such financing would be available to us on favorable terms or at all. Our ability to obtain additional financing in the debt and equity capital markets is subject to several factors, including market and economic conditions, our performance and investor sentiment with respect to us and our industry.
NOTE 2 — RESTATEMENT OF CONSOLIDATED STATEMENTS
The Company has restated its consolidated balance sheet as of December 31, 2020 and its consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, along with certain related notes to such restated consolidated financial statements.
On April 12, 2021, the SEC Staff released a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”). The SEC Staff Statement highlighted potential accounting implications of certain terms that are common in warrants issued in connection with initial public offerings of SPACs. The SEC Staff Statement clarified guidance for all SPAC-related companies regarding the accounting and reporting for their warrants that could result in the warrants issued by SPACs being classified as a liability measured at fair value, with non-cash fair value adjustments recorded in earnings at each reporting period, rather than as equity.
In light of the SEC Staff Statement, the Company re-evaluated its historical accounting for the following warrants issued by the Company as equity: (i) warrants (the “Public Warrants”) to purchase shares of Class A common stock, originally issued in our initial public offering (“Initial Public Offering”), (ii) warrants (the “Private Placement Warrants” and together with the Public Warrants and the BGL Warrants, the “Warrants”) to purchase Class A common stock issued in a private placement to our sponsor and anchor investor at the time of the Initial Public Offering, and (iii) the BGL Warrants. The rights of holders of the Warrants are governed by warrant agreements between American Stock Transfer & Trust Company, as warrant agent, and the Company (the “Warrant Agreements”). As of December 31, 2020, we had 13,380,680 Warrants outstanding. As of March 31, 2021, 2,306,418 Private Placement Warrants and 1,649,489 BGL Warrants were outstanding as a result of exercises of Public Warrants and Private Warrants for cash proceeds to the Company of approximately $82.0 million and redemption of the remaining Public Warrants during the quarter ended March 31, 2021.
The Company’s management evaluated the terms of the Warrant Agreements and concluded that the Public and Private Warrants include the type of provisions (the “Provisions”) interpreted in the SEC Staff Statement that preclude these warrants from being classified as components of equity. As a result, the Company has reclassified the Public and Private Warrants as liabilities in the Company’s audited financial statements for the year ended December 31, 2020.
The Public and Private Warrants were recorded in the Company’s consolidated financial statements as a result of the Business Combination between DiamondPeak and Lordstown EV Corporation (formerly known as Lordstown Motors Corp.) and the reverse recapitalization that occurred on October 23, 2020 and did not impact any reporting periods prior to the Business Combination. The Company determined that the fair value of the Public and Private Warrants was $100.9 million as of the date of the Business Combination. The Company recorded the changes in fair value of the Public and Private Warrants prior to settlement or period end within the statement of operations which totaled a charge $23.5 million for the year ended December 31, 2020. See further details related to the fair value of the Public and Private Warrants within Note 4. The Company also confirmed the accounting for the BGL Warrants and determined that the BGL Warrants are properly classified as equity as these warrants qualify as share-based compensation under ASC Topic 718.
As part of this restatement, the Company also corrected other errors that were identified for the year ended December 31, 2020 including the reporting of capital assets acquired through accounts payable and certain events which occurred at the Closing of the Business Combination on the consolidated statement of cash flows and the disclosure of minimum purchase obligations.

The table below summarizes the changes to our financial statements:
(in thousands except for per share amounts)
Consolidated Balance Sheet	Originally Reported	Adjustments	Restated
Warrant Liability	$—	$101,392	$101,392
Total liabilities	35,089	101,392	136,481
Additional paid in capital	843,061	(77,899)	765,162
Accumulated deficit	(110,948)	(23,493)	(134,441)
Total stockholders’ equity	732,130	(101,392)	630,738
Consolidated Statement of Operations
Other expense, net	2,627	(23,493)	(20,866)
Loss before income taxes	(100,557)	(23,493)	(124,050)
Net loss	(100,557)	(23,493)	(124,050)
Loss per share attributable to common shareholders
Basic & Diluted	(1.04)	(0.24)	(1.28)
Consolidated Statement of Stockholders’ Equity
Common stock issued for exercise of warrants	30,692	23,032	53,724
Common stock issued in recapitalization, net of redemptions and transaction costs	745,512	(100,931)	644,581
Net loss	(100,557)	(23,493)	(124,050)
Additional Paid-In Capital — Balance at December 31, 2020	843,061	(77,899)	765,162
Accumulated Deficit — Balance at December 31, 2020	(110,948)	(23,493)	(134,441)
Total Stockholders’ Equity	732,130	(101,392)	630,738
Statement of Cashflows
Net loss	(100,557)	(23,493)	(124,050)
Non-cash change in fair value related to warrants	—	23,493	23,493
Prepaid expenses	(17,367)	(7,296)	(24,663)
Accounts payable	31,360	(5,593)	25,767
Accrued expenses and due to related party	21,856	(22,387)	(531)
Cash used by operating activities	(64,320)	(35,276)	(99,596)
Purchases of capital assets	(58,237)	5,592	(52,645)
Cash used by investing activities	(55,841)	5,592	(50,249)
Cash received in recapitalization, net of transaction costs	671,836	29,684	701,520
Cash provided by financing activities	747,763	29,684	777,447
Capital assets acquired with payables	—	5,592	5,592
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates in Financial Statement Preparation
The preparation of financial statements in accordance with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, if any, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents
Cash includes cash equivalents which are highly liquid investments that are readily convertible to cash. The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. The Company presents cash and cash equivalents within Cash and cash equivalents on the Balance Sheet.
The Company maintains its cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts and management believes it is not exposed to significant credit risk.
Property, plant and equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Determination of useful lives and depreciation will begin once the assets are ready for their intended use.
Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repair expenditures are expensed as incurred, while major improvements that increase functionality of the asset are capitalized and depreciated ratably to expense over the identified useful life. Further, interest on any debt financing arrangement is capitalized to the purchased property, plant, and equipment if the requirements for capitalization are met.
Long-lived assets, such as property, plant, and equipment are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset or asset group exceeds the fair value of the asset or asset group.
Intangible assets other than goodwill
Intangible assets include patents, copyrights, trade secrets, know-how, software, and all other intellectual property and proprietary rights connected with the electric pickup truck and other electric vehicle technology owned by Workhorse and contributed in exchange for equity in the Company. Determination of useful lives will be over the period of economic benefit and the related amortization will begin once the intangible assets are placed in use.
The intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Upon indications of impairment, assets and liabilities are grouped at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The asset group would be considered impaired when the estimated future net undiscounted cash flows generated by the asset group are less than its carrying value. Impairment losses are measured by comparing the estimated fair value of the asset group to its carrying value.
Research and development costs
The Company expenses research and development costs as they are incurred. Research and development costs consist primarily of personnel costs for engineering and research, prototyping costs, and contract and professional services.
Stock-based compensation
The Company has adopted ASC Topic 718, Accounting for Stock-Based Compensation (“ASC Topic 718”), which establishes a fair value-based method of accounting for stock-based compensation plans. In accordance with ASC Topic 718, the cost of stock-based awards issued to employees and non-employees over the awards’ vest period is measured on the grant date based on the fair value. The fair value is determined using the Black-Scholes option pricing model, which incorporates assumptions regarding the expected volatility, expected option life and risk-free interest rate.
The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive the benefit, which is generally the vesting period. Further, pursuant to ASU 2016-09 — Compensation — Stock Compensation (Topic 718), the Company has elected to account for forfeitures as they occur.
Warrants
The Company accounts for its Public and Private Warrants as described in Note 4 in accordance with the guidance contained in ASC Topic 815-40-15-7D and 7F under which the Public Warrants and Private Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Public and Private Warrants as liabilities at their fair value and adjusts the Public and Private Warrants to fair value at each reporting period or at the time of settlement. Any change in fair value is recognized in the statement of operations.
Income taxes
Income taxes are recorded in accordance with ASC Topic 740, Income Taxes (ASC Topic 740). Deferred tax assets and liabilities are determined based on the difference between the consolidated financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has recorded a full valuation allowance against its deferred tax assets.
The Company accounts for uncertain tax positions in accordance with the provisions of ASC Topic 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.
Recent accounting pronouncements
In June 2018, the Financial Accounting Standards Board (“FASB”) issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 extends the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. ASU 2018-07 amendments are effective for the Company beginning January 1, 2020 and interim periods within fiscal years beginning after December 15, 2020. The Company adopted this guidance in 2020 but determined that there was no material impact on the consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases, and has subsequently issued several supplemental and/or clarifying ASUs (collectively “ASC Topic 842”) to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASC Topic 842 is effective for the Company beginning after December 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the effect of the adoption of this guidance on the consolidated financial statements.
NOTE 4 — FAIR VALUE MEASUREMENTS (RESTATED)
The Company follows the accounting guidance in ASC Topic 820 for its fair value measurements of financial assets and liabilities measured at fair value on a recurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. The three-tiered fair value hierarchy, which prioritizes when inputs should be used in measuring fair value, is comprised of: (Level I) observable inputs such as quoted prices in active markets; (Level II) inputs other than quoted prices in active markets that are observable either directly or indirectly and (Level III) unobservable inputs for which there is little or no market data. The fair value hierarchy requires the use of observable market data when available in determining fair value.
The Public and Private Warrants are classified as a liability with any changes in the fair value recognized immediately in our consolidated statements of operations. The following table summarizes the net loss on changes in fair value (in thousands) related to the Public and Private Warrants:
Year ended December 31, 2020
Public Warrants	$(17,920)
Private Warrants	(5,573)
Net loss on changes in fair value	$(23,493)
Observed prices for the Public Warrants are used as Level 1 inputs as they were actively traded until being redeemed in January 2021. The Private Warrants are measured at fair value using Level 3 inputs. These instruments are not actively traded and are valued using a Monte Carlo option pricing model that uses observable and unobservable market data as inputs.
A Monte Carlo model was used to simulate a multitude of price paths to measure fair value of the Private Warrants. The Monte Carlo models two possible outcomes for the stock price each trading day — up or down — based on the prior day’s price. The calculations underlying the model specify the implied risk-neutral probability that the stock price will move up or down, and the magnitude of the movements, given the stock’s volatility and the risk-free rate. This analysis simulates possible paths for the stock price over the term of the Private Warrants. For each simulated price path, we evaluate the conditions under which the Company could redeem each Private Warrant for a fraction of whole shares of the underlying as detailed within the Warrant Agreement. If the conditions are met, we assume redemptions would occur, although the Private Warrant holders would have the option to immediately exercise if it were more advantageous to do so. For each simulated price path, if a redemption does not occur the holders are assumed to exercise the Private Warrants if the stock price exceeds the exercise price at the end of the term. Proceeds from either the redemption or the exercise of the Private Warrants are reduced to a present value amount at each measurement date using the risk-free rate for each simulated price path. Present value indications from iterated priced paths were averaged to derive an indication of value for the Private Warrants.
At each measurement date, we use a stock price volatility input of 50% for the Monte Carlo model. This assumption considers observed historical stock price volatility of other companies operating in the same or similar industry as the Company over a period similar to the remaining term of the Private Warrants, as well as the volatility implied by the traded options of the Company. The risk-free rates utilized were 0.458% and 0.413% for the valuations as of October 23, 2020 and December 31, 2020, respectively.
The following tables summarize the valuation of our financial instruments (in thousands):
	Total	Quoted prices in active markets (Level 1)	Prices with observable inputs (Level 2)	Prices with unobservable inputs (Level 3)
December 31, 2019
Cash and cash equivalents	$2,159	$2,159	$—	$—
	Total	Quoted prices in active markets (Level 1)	Prices with observable inputs (Level 2)	Prices with unobservable inputs (Level 3)
December 31, 2020
Cash and cash equivalents	$629,761	$629,761	$—	$—
Public Warrants	57,515	57,515	—	—
Private Warrants	43,877	—	—	43,877

The following table summarizes the change in our Level 3 financial instruments (in thousands):
	Balance at December 31, 2019	Additions	Settlements	Loss / (Gain) on fair value adjustments included in earnings	Balance at December 31, 2020
Private Warrants	$—	38,304	—	5,573	$43,877
NOTE 5 — PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, net, consisted of the following at December 31:
(in thousands)
	2020	2019
Property, Plant & Equipment
Land	$326	$—
Buildings	6,223	—
Machinery and equipment	38,443	—
Vehicles	142	—
Construction in progress	56,529	20,276
	$101,663	$20,276
Less: Accumulated depreciation	—	—
Total	$101,663	$20,276
Construction in progress is primarily comprised of retooling and construction at the Company’s facility in Lordstown, Ohio to ready the plant to begin manufacturing of the electric vehicles. The Company is currently reengineering its production process, bringing acquired assets up to the level needed for production and evaluating assets that will be necessary in the production of the Endurance pickup truck. Completed assets will be transferred to their respective asset classes and depreciation will begin when an asset is ready for its intended use. As of December 31, 2020, manufacturing has not begun and thus no depreciation was recognized in 2020 or 2019.
Property, plant and equipment consist of an idle assembly and manufacturing plant in Lordstown, Ohio. The facility is equipped with the tooling necessary to begin production of the Endurance pickup truck along with all personal property, purchased from GM in November 2019 for $20 million. In early 2019, GM made the decision to halt manufacturing on its Chevrolet Cruze sedan which was manufactured at its Lordstown plant. The plant remained closed with no production until GM and the Company were able to agree on the terms of the asset purchase, which resulted in a purchase price significantly lower than the fair market value of the assets acquired. The plant was acquired in exchange for a Note Payable (refer to Note 6 below). This note was satisfied with equity at the consummation of the Business Combination.
The cost of property, plant and equipment includes the value of the note payable, along with any directly attributable costs of bringing the asset to its working condition and location for intended use, including direct acquisition costs and capitalized interest. During 2020, we recognized an additional $23.2 million of property that was exchanged for common stock as part of the Business Combination.
The Company recorded $0.3 million and $0.1 million of capitalized interest during the year ended December 31, 2020 and during the period from April 30, 2019 to December 31, 2019, respectively, as the facility assets underwent activities necessary to bring them to their intended use. Beginning April 1, 2020, activity on the facility stopped due to the shutdown caused by the COVID-19 pandemic. As these activities were no longer ongoing, interest capitalization on the Note Payable was suspended. Therefore, interest from April 1, 2020 through the date of the Business Combination which totaled $0.4 million was expensed as incurred. Refer to Note 6 for further details on the Related party notes payable.
During 2020, the Company received $2.4 million in connection with the sale of equipment it determined was not necessary for production. As the equipment was acquired for consideration below fair value in

November 2019 as described above, the Company recorded a gain on sale of the asset for $2.3 million. Additionally, the Company purchased property from GM for $1.2 million which was recorded to CIP.
NOTE 6 — RELATED PARTY NOTES PAYABLE
On May 28, 2020, the Company entered into a Convertible Promissory Note (the “Convertible Note”) with GM that provides a financing to the Company of up to $10 million secured by the Company’s property, plant and equipment and intangible assets. Pursuant to the terms of the Convertible Note, the Company had the ability to periodically draw down on the Convertible note to meet its working capital needs. The $5 million balance of this note was converted to equity at closing of the Business Combination described in Note 1.
On November 7, 2019, the Company entered into an Asset Transfer Agreement and Operating Agreement (collectively, the “Agreements”) with GM. The Company’s obligations payable pursuant to the Agreements were secured by the property, plant and equipment described in Note 5, as evidenced by the Open-End Mortgage, Assignment of Rents, Security Agreement and Fixture Filing entered into by Lordstown in favor of GM. The Company imputed interest of 5% on the $20 million purchase price until February 1, 2020 when the stated interest rate of 7% began per the terms of the Asset Transfer Agreement. Interest for the years ended December 31, 2020 and 2019 related to the Agreements totaled $0.7 million and $0.1 million, respectively, of which $0.4 million was capitalized as part of PP&E as described in Note 5 and $0.4 million expensed as incurred. This Related party note which totaled $20.8 million was converted to equity during the Business Combination described in Note 1. The outstanding balance as of December 31, 2019 was $20.1 million.
NOTE 7 — INTANGIBLES OTHER THAN GOODWILL
Intangible assets include patents, copyrights, trade secrets, know-how, software, and all other intellectual property and proprietary rights (collectively referred to as “Licensed Technology”) connected with the electric pickup truck and other electric vehicle technology. The Licensed Technology was previously owned by Workhorse and contributed in exchange for common shares in the Company, which was valued at $11.1 million. The Company will amortize the acquired intangible when placed in use over 3 years which was the determined period of derived economic benefit.
NOTE 8 — NOTE PAYABLE
On April 17, 2020, LMC entered into a Promissory Note with The Huntington National Bank, which provides for a loan in the amount of $1 million (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The Paycheck Protection Program provides that the PPP Loan may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the CARES Act.
During the quarter ended September 30, 2020, the Company entered into a “Placement Agency Agreement” with Maxim Group, LLC. Pursuant to the terms of the agreement, the Company issued “Convertible Promissory Notes” to a series of investors for proceeds worth $38.7 million net of transaction costs. During the year ended December 31, 2020, the Company recorded $0.3 million of interest related to the Convertible Promissory Notes. In connection with the Closing described in Note 1, the Company issued an aggregate of approximately 4 million shares of Class A common stock in exchange for the Convertible Promissory Notes which we reflected as a noncash transaction on the consolidated statement of cash flow.
NOTE 9 — DUE TO RELATED PARTY
In conjunction with the Operating Agreement prescribed in Note 6, the Company was required to reimburse GM for expenditures related to general plant maintenance and compliance associated with the Lordstown facility. The Company recorded expenses of $2.6 million during the period from April 30, 2019 to December 31, 2019, which is reflected in the balance sheet as of December 31, 2019 in Due to related party.

We recorded expenses of $3.3 million during the year ended December 31, 2020. These amounts which totaled $5.9 million were converted to equity as part of the business combination. All expenses were recorded to the Selling and administrative expenses line item on the consolidated statements of operations. As of December 31, 2020, GM was no longer determined to be a related party.
NOTE 10 — STOCK-BASED COMPENSATION
Legacy LMC’s 2019 Stock Option Plan (the “2019 Plan”) provides for the grant of incentive stock options (“ISO”) or non-qualified stock options (“NQSO) to purchase Legacy LMC common stock to officers, employees, directors, and consultants of Legacy LMC.
Each Legacy LMC option from the 2019 Plan that was outstanding immediately prior to the Business Combination, whether vested or unvested, was converted into an option under the 2020 Plan (defined below) to purchase a number of shares of common stock (each such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Legacy LMC common stock subject to such Legacy LMC option immediately prior to the Business Combination and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Legacy LMC option immediately prior to the consummation of the Business Combination, divided by (B) the Exchange Ratio. Except as specifically provided in the Business Combination Agreement, following the Business Combination, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy LMC option immediately prior to the consummation of the Business Combination. All stock option activity was retroactively restated to reflect the exchanged options.
At the Company’s special meeting of stockholders held on October 22, 2020, the stockholders approved the 2020 Stock Incentive Plan (the “2020 Plan”). The aggregate number of additional shares authorized for issuance under the 2020 plan will not exceed 13 million. The 2020 Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, and performance units and performance shares intended to attract, retain, incentivize and reward employees, directors or consultants.
The options are time-based and vest over the defined period in each individual grant agreement. The date at which the options are exercisable is defined in each agreement. The Board establishes the exercise price of the shares subject to an option at the time of the grant, provided, however, that (i) the exercise price of an ISO and NQSO shall not be less than 100% of the estimated fair value of the shares on the date of grant, and (ii) the exercise price of an ISO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Stock options generally have a contractual life of 10 years. Options generally become exercisable between one and three years after the date of grant and expire ten years from the date of the grant.
The Company recognizes compensation expense for the shares equal to the fair value of the option at the time of grant. The expense is recognized on a straight-line basis over the vesting period of the awards. The estimated fair value of each stock option grant was computed using the following weighted average assumptions:
	December 31, 2020	December 31, 2019
Risk-free interest rate	1.59%	1.73-1.93%
Expected term (life) of options (in years)	10.0	10.0
Expected dividends	—%	—%
Expected volatility	50%	50%
The expected volatility was estimated by management based on results from public companies in the industry. The expected term of the awards granted was assumed to be the contract life of the option as determined in the specific arrangement. The risk-free rate of return was based on market yields in effect on the date of each grant for United States Treasury debt securities with a maturity equal to the expected term of the award. The expected dividends are zero as the Company has not historically paid dividends.

The activities of stock options are summarized as follows, including granted, exercised and forfeited for the period from April 30, 2019 to December 31, 2020 and for the year ended December 31, 2020:
(in thousands except for per option values and years)
	Number of Options	Weighted Average Grant Date Fair Value per Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding, April 30, 2019	—	$—	$—	—
Granted	4,436	1.09
Exercised	—	—
Forfeited	(84)	1.09
Expired	—	—
Outstanding, December 31, 2019	4,352	$1.09	$1.79	8.9
Granted	1,021	1.08
Exercised	—	—
Forfeited	—	—
Expired	—	—
Outstanding, December 31, 2020	5,373	$1.09	$1.79	9.0
Total stock-based compensation expense for the year ended December 31, 2020 and for the period from April 30, 2019 to December 31, 2019 was $2.8 million and $0.3 million, respectively. As of December 31, 2020 and 2019, unrecognized compensation expense was $2.7 million and $4.4 million, respectively, for unvested options.
NOTE 11 — CAPITAL STOCK AND EARNINGS PER SHARE
Our Charter provides for 312 million authorized shares of capital stock, consisting of (i) 300 million shares of Class A common stock and (ii) 12 million shares of preferred stock each with a par value of $0.0001. We had 168.0 million and 68.3 million shares of common stock issued and outstanding as of December 31, 2020 and 2019, respectively.
ASC Topic 260, Earnings Per Share, requires the presentation of basic and diluted earnings per share (EPS). Basic EPS is calculated based on the weighted average number of shares outstanding during the period. Dilutive EPS is calculated to include any dilutive effect of our share equivalents. For the year ended December 31, 2020 our share equivalent included 5.3 million options,1.6 million BGL Warrants, 6.6 million Public Warrants and 5.1 million Private Warrants outstanding. None of the stock options or warrants were included in the calculation of diluted EPS because we recorded a net loss for the year ended December 31, 2020 as including these instruments would be anti-dilutive.
The weighted-average number of shares outstanding for basic and diluted loss per share is as follows:
(in thousands)
	For the year ended December 31, 2020	For the period from April 30, 2019 to December 31, 2019
Basic and diluted weighted average shares outstanding	96,716	68,279

NOTE 12 — INCOME TAXES
The reconciliation of the statutory federal income tax with the provision for income taxes is as follows at December 31:
(in thousands except for rate)
	2020	Rate	2019	Rate
Federal tax benefit as statutory rates — restated	$(26,050)	(21.0)%	$(2,182)	(21.0)%
Stock based compensation	192	0.2	21	0.2
Other permanent differences	32	—	1	—
Change in valuation allowance — restated	25,826	20.8	2,160	20.8
Total tax benefit	$—	—%	$—	—%
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided against deferred tax assets when, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. The Company cannot be certain that future taxable income will be sufficient to realize its deferred tax assets, and accordingly, a full valuation allowance has been provided on its deferred tax assets.
Components of the Company’s deferred tax assets are as follows at December 31:
	2020	2019
Deferred tax assets:
Non-qualified stock options	$436	$50
Net operating losses	27,550	2,110
Total deferred tax assets	27,986	2,160
Valuation allowance	(27,986)	(2,160)
Total deferred tax assets, net of valuation allowance	$—	$—
At December 31, 2020 and 2019, respectively, the Company had $131.2 million and $10.0 million of federal net operating losses that carry forward indefinitely. No federal income taxes were paid during 2020 or 2019.
NOTE 13 — COMMITMENTS AND CONTINGENCIES (RESTATED)
The Company has entered into supply agreements with Samsung and LG Energy Solution to purchase lithium-ion cylindrical battery cells. The agreements generally have initial four- to five-year terms, subject to earlier termination rights. The agreements provide for certain pricing and minimum quantity parameters, including our obligation to purchase such minimum amounts which total approximately $16.3 million, $139.4 million and $273.6 million in 2021, 2022, and 2023, respectively subject to change for increases in raw material pricing.
The Company is subject to various pending and threatened legal proceedings arising in the ordinary course of business. The Company records a liability for loss contingencies in the consolidated financial statements when a loss is known or considered probable and the amount can be reasonably estimated. Our provisions are based on historical experience, current information and legal advice, and they may be adjusted in the future based on new developments. Estimating probable losses requires the analysis of multiple forecasted factors that often depend on judgments and potential actions by third parties.
On October 30, 2020, the Company, together with executive officers Mr. Burns, Mr. LaFleur, Mr. Post and Mr. Schmidt, and certain of our employees, were named as defendants in a lawsuit filed by Karma Automotive LLC (“Karma”) in the United States District Court for the Central District of California (“District Court”). On November 6, 2020, the District Court denied Karma’s request for a temporary restraining order. The parties engaged in discovery in anticipation of Karma seeking a preliminary injunction. To date, Karma has not moved for a preliminary injunction. Karma retained new counsel in March 2021. On April 16, 2021, Karma filed an Amended Complaint that added additional defendants (two Company employees and two Company contractors that were previously employed by Karma) and a number of additional claims alleging generally that the Company unlawfully poached key Karma employees and misappropriated Karma’s trade secrets and other confidential information. The Amended Complaint contains a total of 28 counts, including: (i) alleged violations under federal law of the Computer Fraud and Abuse Act and the Defend Trade Secrets Act, (ii) alleged violations of California law for misappropriation of trade secrets and unfair competition; (iii) common law claims for breach for breach of contract and tortious interference with contract; (iv) common law claims for breach of contract, including confidentiality agreements, employment agreements and the non-binding letter of intent; and (v) alleged common law claims for breach of duties of loyalty and fiduciary duties. The Amended Complaint also asserts claims for conspiracy, fraud, interstate racketeering activity, and violations of certain provisions of the California Penal Code relating to unauthorized computer access. Karma is seeking permanent injunctive relief and monetary damages. The Company is continuing to evaluate the matters asserted in the lawsuit, but intends to vigorously defend against these claims and believes there are strong defenses to the claims and the damages demanded. At this time, however, the Company cannot predict the outcome of this matter or estimate the possible loss or range of possible loss, if any. The proceedings are subject to uncertainties inherent in the litigation process.
Between March 18 and April 8, 2021, four related putative class action lawsuits were filed against us and certain of our officers in the U.S. District Court for the Northern District of Ohio (“N.D. Ohio”) (Case Nos. 21-cv-616, 21-cv-633, 21-cv-720 and 21-cv-760), asserting violations of federal securities laws under Section 10(b) and Section 20(a) of the Exchange Act. The complaints generally allege that the Company and individual defendants made materially false and misleading statements relating to the vehicle pre-orders and production timeline. On May 13, 2021, a fifth putative class action was filed against us and certain current and former officers and directors in the N.D. Ohio (Case no. 21-cv-994), asserting similar securities laws violations as the first four class actions and that the defendants violated Section 14(a) of the Exchange Act by making materially false and misleading statements relating to the Merger. On May 14, 2021, a sixth putative class action was filed against us and certain officers in the N.D. Ohio (Case no. 21-cv-1021), asserting similar securities laws violations as the first four class actions and that certain individual defendants violated Section 20A of the Exchange Act through insider sales while in possession of nonpublic information relating to the Company. The court has issued orders consolidating these six class actions under the case caption Rico v. Lordstown Motors Corp. et al., 21-cv-616 (N.D. Ohio). Lead Plaintiff motions are also currently pending before the court. On April 28, 2021 and May 21, 2021, two stockholder derivative complaints were also filed against certain current and former officers and directors of the Company and DiamondPeak in the U.S. District Court for the District of Delaware (Case Nos. 21-cv-604 and 21-cv-724). These derivative complaints purport to bring claims on behalf of the Company against certain individual defendants for violations of the Exchange Act, breach of fiduciary duty, unjust enrichment, and insider trading, relating to the vehicle pre-orders, production timeline or Merger. We intend to vigorously defend against these claims. The proceedings are subject to uncertainties inherent in the litigation process. We cannot predict the outcome of these matters or estimate the possible loss or range of possible loss, if any.
The Company has also received two subpoenas from the SEC for the production of documents and information, including relating to the merger between DiamondPeak and Legacy Lordstown and pre-orders of vehicles. The Company is responding to the SEC’s requests and is cooperating with its inquiry.
Except as described above, the Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims. From time to time however, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.
NOTE 14 — RELATED PARTY TRANSACTIONS
On November 7, 2019, the Company entered into an Asset Transfer Agreement, inclusive of an Operating Agreement, along with a separate Open-End Mortgage Agreement (collectively, the “Agreements”) with GM. Pursuant to the Agreements, the Company incurred indebtedness in the principal amount of $20.0 million, secured by the real property described in Note 4. Refer to Note 5 for further details on the related party Note Payable.

On May 28, 2020, the Company entered into a Convertible Promissory Note with GM that provides a financing option to the Company of up to $10.0 million. Refer to Note 5 for further details on the Note.
In August 2020, we entered into an emissions credit agreement with GM pursuant to which, and subject to the terms of which, during the first three annual production/model years wherein we produce vehicles at least ten months out of the production/model year, the counterparty will have the option to purchase such emissions credits as well as emissions credits from any other U.S. state, country or jurisdiction generated by vehicles produced by us not otherwise required by us to comply with emissions laws and regulations at a purchase price equal to 75% of the fair market value of such credits. While we expect that our first three annual production/model years for the purpose of this agreement will be 2022, 2023 and 2024, it is possible that this agreement could extend beyond these model years if we do not achieve ten or more months of production during those annual production/model years.
As of December 31, 2020, GM was no longer determined to be a related party.
On November 7, 2019, the Company entered into a transaction with Workhorse Group Inc., for the purpose of obtaining certain intellectual property. In connection with granting this license, Workhorse Group received 10% of the outstanding Legacy Lordstown common stock and was entitled to royalties of 1% of the gross sales price of the first 200,000 vehicle sales. In November 2020, we pre-paid a royalty payment to Workhorse Group in the amount of $4.75 million. The upfront royalty payment represents an advance on royalties due on 1% of the gross sales price of the first 200,000 vehicles sold, but only to the extent that the aggregate amount of such royalty fees exceeds the amount paid upfront. As of December 31, 2020, the royalties are recorded as prepaid expenses and will be amortized as a percent of each vehicle sold.
NOTE 15 — LEASE COMMITMENTS
The Company leases certain facilities. Minimum annual rental commitments at December 31, 2020 under the operating leases are as follows:
(in thousands)
Operating Leases
2021	892
2022	919
2023	942
2024	956
2025	974
Thereafter	1,003
Total minimum lease payments	$5,686

PART II
Information Not Required in Prospectus
Item 13.    Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses (all of which are to be paid by us) that we may incur in connection with the securities being registered hereby.
Amount
SEC registration fee		$281,765
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
Total	$	*

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14.    Indemnification of Directors and Officers.
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
Additionally, our Charter eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•
for any transaction from which the director derives an improper personal benefit;

•
for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
for any unlawful payment of dividends or redemption of shares; or

•
for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action eliminating or further limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or as a director or officer of any other company or enterprise to which the person provides services at our request.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.
Item 15.    Recent Sales of Unregistered Securities.
Class B Common Stock
In November 2018, the Sponsor acquired 7,187,500 shares of our Class B common stock, or founder shares, in exchange for a capital contribution of $25,000. In February 2019, the Sponsor forfeited 812,500 founder shares and the anchor investor purchased 812,500 founder shares for an aggregate purchase price of approximately $2,826. As a result of the underwriters’ election to partially exercise their over-allotment option in connection with the Initial Public Offering, 187,500 founder shares were forfeited, resulting in an aggregate of 7,000,000 founder shares outstanding. The Class B common stock was convertible into Class A common stock upon the consummation of the Business Combination. The shares of Class B common stock were issued to accredited investors pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
Private Placement Warrants
Simultaneously with the consummation of the Initial Public Offering, in March 2019, the Sponsor and the anchor investor purchased an aggregate of 5,066,667 Private Placement Warrants from us at $1.50 per Warrant for an aggregate purchase price of approximately $7.6 million. Such securities were issued in a private placement to accredited investors pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
The Private Placement Warrants are the same as the Public Warrants, except that Private Placement Warrants are not transferable, assignable or salable until November 22, 2020, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees.
Redemption of Public Warrants
On December 16, 2020, we issued a notice of redemption of all of our outstanding Public Warrants on a cash basis. On January 21, 2021, we issued a notice extending the redemption period and completed the redemption on January 27, 2021. The 135,661 Public Warrants not exercised by the end of the redemption period were redeemed for a price of $0.01 per warrant.
Business Combination Agreement
Pursuant to and in connection with the Business Combination Agreement, at the Effective Time, (i) each share of Legacy Lordstown common stock issued and outstanding at the Effective Time converted into 55.8817 shares of our Class A common stock, resulting in an issuance of 75,918,038 shares of Class A common stock in the aggregate, (ii) each outstanding share of Class B common stock converted into one share of Class A common stock, resulting in an issuance of 7,000,000 shares of Class A common stock in the aggregate and (iii) each Legacy Lordstown Option that was outstanding immediately prior to the Effective Time, whether vested or unvested, automatically converted into an Exchanged Option to purchase a number of shares of Class A common stock equal to the product of (x) the number of shares of Legacy Lordstown common stock subject to such Legacy Lordstown Option and (y) the Exchange Ratio, at an exercise price per share equal to (A) the exercise price per share of Legacy Lordstown common stock of such Legacy Lordstown Option immediately prior to the Effective Time divided by (B) the Exchange Ratio. The issuance of securities in connection with the Business Combination Agreement was made to accredited investors pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act.
Conversion of Convertible Promissory Notes
Also at the Effective Time, each Convertible Promissory Note issued by Legacy Lordstown evidencing indebtedness of an aggregate of $40.0 million plus accrued interest automatically converted, in accordance with the terms thereof, into shares of Class A common stock at a price of $10.00 per share resulting in an issuance of 4,031,830 shares of Class A common stock in the aggregate. The issuance of securities upon conversion of the Convertible Promissory Notes was made to accredited investors pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act.
PIPE Investment
In connection with the Business Combination Agreement, we entered into separate Subscription Agreements, each dated as of August 1, 2020, with the PIPE Investors, which were certain qualified institutional buyers and accredited investors, including GM. Pursuant to the Subscription Agreements, among other things, we sold an aggregate of 50,000,000 shares of Class A common stock to the PIPE Investors in a private placement for a purchase price of $10.00 per share, and aggregate consideration of $500.0 million. The purchase price was paid in cash with respect to each of the PIPE Investors except that the purchase price payable by GM consisted of certain in-kind consideration and a cash payment in an amount equal to the difference between the purchase price applicable to GM and the value of such in-kind consideration. The issuance of securities in connection with the PIPE Investment was made pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act.
BGL Warrant
Concurrently with the Closing, we issued the BGL Warrants to BGL entitling BGL to purchase, in the aggregate, 1,649,489 shares of Class A common as part of BGL’s consideration for services provided to Legacy Lordstown as financial advisor in connection with the Business Combination and other transactions. The issuance of the BGL Warrants were made pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act.
Item 16.    Exhibits.
Exhibit No.	Description
2.1+	Agreement and Plan of Merger, dated as of August 1, 2020, by and among DiamondPeak Holding Corp., Lordstown Motors Corp. and DPL Merger Sub Corp. (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on August 3, 2020)
3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 29, 2020)
3.2	Amended and Restated Bylaws (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 29, 2020)

Exhibit No.	Description
4.1	Warrant Agreement, dated February 27, 2019, by and between the Company and American Stock Transfer & Trust Company, LLC, as trustee (including form of warrant certificate) (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on March 5, 2019)
5.1	Opinion of Baker & Hostetler LLP (previously filed)
10.1	Form of Subscription Agreement (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on August 3, 2020)
10.2	Amended & Restated Registration Rights and Lockup Agreement dated as of August 1, 2020 and effective as of October 23, 2020 (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 29, 2020)
10.3#	Form of Indemnification Agreement (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 29, 2020)
10.4#	2020 Equity Incentive Plan (incorporated by reference to the Company’s proxy statement, filed with the SEC on October 8, 2020)
10.5#	Form of Notice of Stock Option Award Granted Under the Lordstown Motors Corp. 2020 Equity Incentive Plan (incorporated by reference to the Company’s Annual Report on Form 10-K, filed with the SEC on March 25, 2021)
10.6#	Form of Notice of Restricted Stock Unit Award Granted Under the Lordstown Motors Corp. 2020 Equity Incentive Plan (incorporated by reference to the Company’s Annual Report on Form 10-K, filed with the SEC on March 25, 2021)
10.7#	Form of Lordstown Motors Corp. 2020 Equity Incentive Plan Outside Director Restricted Stock Unit Agreement (incorporated by reference to the Company’s Annual Report on Form 10-K, filed with the SEC on March 25, 2021)
10.8#	Legacy Lordstown 2019 Incentive Compensation Plan, as amended by Amendment No. 1, effective February 14, 2020 (including the form of option award agreement thereunder and the terms and conditions that govern the option award agreements) (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 29, 2020)
10.9#	Amended and Restated Employment Agreement, dated November 1, 2019, between Lordstown Motors Corp. and Stephen S. Burns (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 29, 2020)
10.10#	Employment Agreement, dated September 1, 2019, between Lordstown Motors Corp. and John LaFleur, as amended by Amendment to Employment Agreement, dated July 31, 2020 (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 29, 2020)
10.11#	Employment Agreement, dated September 1, 2019, between Lordstown Motors Corp. and Julio Rodriguez, as amended by Amendment to Employment Agreement, dated July 31, 2020 (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 29, 2020)
10.12#	Employment Agreement, dated October 1, 2019, between Lordstown Motors Corp. and Caimin Flannery, as amended by Amendment to Employment Agreement, dated July 31, 2020 (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 29, 2020)
10.13#	Employment Agreement, dated October 1, 2019, between Lordstown Motors Corp. and Rich Schmidt, as amended by Amendment to Employment Agreement, dated July 31, 2020 (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 29, 2020)

Exhibit No.	Description
10.14#	Employment Agreement, dated October 1, 2019, between Lordstown Motors Corp. and Thomas V. Canepa, as amended by Amendment to Employment Agreement, dated July 31, 2020 (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 29, 2020)
10.15	Intellectual Property License Agreement, between Workhorse Group Inc. and Lordstown Motors Corp., dated November 7, 2019 (incorporated by reference to the Annual Report on Form 10-K of Workhorse Group, Inc., filed with the SEC on March 13, 2020)
10.16	Agreement between Workhorse Group Inc. and Lordstown Motors Corp., dated August 1, 2020 (incorporated by reference to the Current Report on Form 8-K of Workhorse Group, Inc., filed with the SEC on August 4, 2020)
10.17	License Agreement, between Elaphe Propulsion Technologies Ltd. and Lordstown Motors Corp., as amended by First Amendment, dated July 21, 2020 (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 29, 2020)
10.18	Facilities and Support Agreement, between Elaphe Propulsion Technologies Ltd. and Lordstown Motors Corp., dated March 16, 2020 (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 29, 2020)
10.19	Asset Transfer Agreement, dated November 7, 2019, between Lordstown Motors Corp. and General Motors LLC, and amended by that certain Amendment to Asset Purchase Agreement, dated May 28, 2020 (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 29, 2020)
10.20	Omnibus Agreement, dated August 1, 2020, by and among General Motors LLC, GM EV Holdings LLC, Lordstown Motors Corp., and DiamondPeak Holdings Corp. (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 29, 2020)
10.21#	Separation and Release Agreement, dated June 13, 2021, between LordstownMotors Corp. and Stephen S. Burns (incorporated by reference to the Company’sCurrent Report on Form 8-K, filed with the SEC on June 14, 2021).
10.22#	Separation and Release Agreement, dated June 13, 2021, between LordstownMotors Corp. and Julio Rodriguez (incorporated by reference to the Company’sCurrent Report on Form 8-K, filed with the SEC on June 14, 2021).
10.23#	Employment Agreement, dated June 18, 2021, between Lordstown MotorsCorp. and Angela Strand (incorporated by reference to the Company’s CurrentReport on Form 8-K, filed with the SEC on June 24, 2021).
10.24#	Employment Agreement, dated June 18, 2021, between Lordstown MotorsCorp. and Jane Ritson-Parsons (incorporated by reference to the Company’s CurrentReport on Form 8-K, filed with the SEC on June 24, 2021).
10.25#	Amended and Restated Employment Agreement, dated June 18, 2021, betweenLordstown Motors Corp. and Rich Schmidt (incorporated by reference to the Company’sCurrent Report on Form 8-K, filed with the SEC on June 24, 2021).
10.26#	Management Services Agreement, dated as of June 8, 2021, between APServices, LLC and Lordstown Motors Corp. (incorporated by reference to the Company’sCurrent Report on Form 8-K, filed with the SEC on June 14, 2021).
16.1	Letter from WithumSmith+Brown, PC to the SEC, dated October 23, 2020 (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 29, 2020)
21.1	List of Subsidiaries (incorporated by reference to the Company’s Annual Report on Form 10-K, filed with the SEC on March 25, 2021)
23.1*	Consent of KPMG LLP, independent registered accounting firm.

Exhibit No.	Description
23.2*	Consent of Clark, Schaefer, Hackett & Co Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page hereto) (previously filed)
101.INS	XBRL Instance Document — the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document (previously filed)
101.SCH	XBRL Taxonomy Extension Schema Document (previously filed)
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document (previously filed)
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document (previously filed)
101.LAB	XBRL Taxonomy Extension Label Linkbase Document (previously filed)
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document (previously filed)
Exhibit 104	Cover Page Interactive Data File — The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document (previously filed)

+
The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

#
Indicates management contract or compensatory plan or arrangement.

*
Filed herewith

Item 17.   Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act to any purchaser:
(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-effective Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lordstown, State of Ohio, on July 15, 2021.
LORDSTOWN MOTORS CORP.
/s/ Angela Strand Name: Angela Strand Title: Executive Chair
Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment No. 2 to the Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the date indicated.
Signature	Title	Date
/s/ Angela Strand Angela Strand	Executive Chair (Principal Executive Officer)	July 15, 2021
/s/ Rebecca Roof Rebecca Roof	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 15, 2021
* David T. Hamamoto	Director	July 15, 2021
* Keith Feldman	Director	July 15, 2021
* Jane Reiss	Director	July 15, 2021
* Dale Spencer	Director	July 15, 2021
* Michael Gates	Director	July 15, 2021
* Mick Kowitz	Director	July 15, 2021
* Martin J. Rucidlo	Director	July 15, 2021
*By: /s/ Thomas V. Canepa Thomas V. Canepa Attorney-in-fact